As filed with the Securities and Exchange Commission on February 7, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RELIANCE STEEL & ALUMINUM CO.
(Exact name of Registrant as specified in its charter)

California	5051	95-1142616
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

David H. Hannah
Chief Executive Officer
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

David R. Decker, Esq.	William S. Johnson	Mark A. Conley, Esq.
J. Brett Pritchard, Esq.	Vice President, Chief Financial	Katten Muchin Rosenman LLP
Lord, Bissell & Brook LLP	Officer and Secretary	2029 Century Park East, Suite 2600
300 S. Grand Avenue, Suite 800	Earle M. Jorgensen Company	Los Angeles, California 90067
Los Angeles, California 90071	10650 Alameda Street	(310) 788-4400
(213) 485-1500	Lynwood, California 90262 (323) 567-1122

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/ prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Share	Offering Price	Fee

Common stock, no par value	6,248,423(1)	N/A	$391,408,685(2)	$41,885

(1)	The number of shares of the Registrant’s common stock to be registered pursuant to this Registration Statement represents (a) the maximum number of shares of the Registrant’s common stock issuable in connection with the merger based on 50,237,094 outstanding shares of common stock, par value $0.001 per share, of Earle M. Jorgensen Company, or EMJ, as of February 2, 2006 and assuming the maximum exchange ratio of 0.1207 of a share of the Registrant’s common stock for each share of EMJ common stock pursuant to the merger, (b) the maximum number of shares of the Registrant’s common stock issuable in the merger assuming that all outstanding options to purchase 808,000 shares of EMJ common stock are exercised prior to the merger and assuming a maximum exchange ratio of 0.1207 of Registrant’s common stock for each share of EMJ common stock and (c) the maximum number of shares of the Registrant’s common stock to be issued to the Earle M. Jorgensen Retirement Savings Plan pursuant to EMJ’s maximum obligation under such plan to contribute 723,109 shares of EMJ common stock and assuming a maximum exchange ratio of 0.1207 of Registrant’s common stock for each share of EMJ common stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended, or the Securities Act. The proposed maximum aggregate offering price is the market value of the approximate number of shares of EMJ common stock to be cancelled and exchanged in the merger (calculated as set forth in note (1) above) in respect of the stock portion of the merger consideration. Therefore, the proposed maximum aggregate offering price is equal to the sum of (a) (i) 51,045,094, the maximum number of shares of EMJ common stock to be cancelled in the merger assuming the exercise of all outstanding options to purchase EMJ common stock prior to the merger multiplied by (ii) $7.47 (which is the difference between (A) the market value per share of EMJ common stock, based on the average of the high and low trading prices of EMJ common stock as reported on the New York Stock Exchange on February 2, 2006, which was $13.97, or the EMJ average stock price, and (B) the $6.50 in cash to be paid by the Registrant for each outstanding share of EMJ common stock cancelled pursuant to the merger agreement), and (b) (i) 723,109, the maximum number of shares of EMJ common stock to be issued to the Earle M. Jorgensen Retirement Savings Plan pursuant to EMJ’s obligation under such plan to contribute shares of EMJ common stock, multiplied by (ii) the EMJ average stock price.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. Reliance Steel & Aluminum Co. may not distribute and issue the shares of Reliance common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/ prospectus is not an offer to sell these securities and Reliance is not soliciting an offer to buy these securities in any jurisdiction where such offer or sales is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 6, 2006
Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262
Merger Proposal
Proxy Statement/ Prospectus
                    , 2006
Dear Stockholder:
      We are pleased to invite you to a special meeting of stockholders of Earle M. Jorgensen Company, or EMJ, to be held on                    , 2006, at     :     a.m., local time, at the                    ,                    ,                    , California. At the special meeting, our stockholders will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, or merger agreement, dated as of January 17, 2006, by and among EMJ, RSAC Acquisition Corp., or RSAC, and Reliance Steel & Aluminum Co., or Reliance.
      Reliance and EMJ have agreed on a merger transaction pursuant to which Reliance will acquire EMJ. If we complete the merger, EMJ will become a wholly-owned subsidiary of Reliance and EMJ common stock will no longer be publicly traded. Reliance has offered total consideration for each share of EMJ common stock of approximately $13.00. In particular, upon completion of the merger, you will be entitled to receive for each share of EMJ common stock you own $6.50 in cash and between 0.0892 and 0.1207 of a share of Reliance common stock, depending on the average trading price per share of Reliance common stock on the New York Stock Exchange during a 20 trading day period ending with and including the second trading day prior to completion of the merger. The formula for determining the appropriate fraction of a share of Reliance common stock to be issued in exchange for each share of EMJ common stock is set forth in detail in the accompanying proxy statement/ prospectus.
      Depending on the exchange ratio and the number of shares of EMJ common stock outstanding, Reliance will issue a minimum of approximately 4.5 million and a maximum of approximately 6.1 million shares of common stock. Therefore, immediately after completion of the merger, EMJ stockholders will hold a minimum of approximately 11.9% and a maximum of approximately 15.5% of Reliance’s then outstanding common stock.
      The exchange ratio will not be determined until after the date of the special meeting. Therefore, when you are asked to vote on the merger at the time of the special meeting, you will not know the precise value of the merger consideration that you will receive on the date the merger is completed. Reliance common stock is quoted on the New York Stock Exchange under the symbol “RS.” On February 3, 2006, the closing sales price of a share of Reliance common stock was $81.57. EMJ common stock is quoted on the New York Stock Exchange under the symbol “JOR.” On February 3, 2006, the closing sales price of a share of EMJ common stock was $13.94.
      EMJ’s board of directors determined that the merger agreement is advisable and in the best interests of EMJ and its stockholders. Accordingly, EMJ’s board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the adoption and the approval of the merger agreement at the special meeting.
      We encourage you to read the accompanying proxy statement/ prospectus carefully because it explains the proposed merger, the documents related to the merger, the special meeting and other related matters. In particular, please see the section entitled “Risk Factors” beginning on page 30 of this proxy statement/ prospectus. You can also obtain other information about EMJ and Reliance from documents each party has filed with the Securities and Exchange Commission.

David M. Roderick Chairman of the Board Earle M. Jorgensen Company	Maurice S. Nelson, Jr. Chief Executive Officer Earle M. Jorgensen Company
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued pursuant to this proxy statement/ prospectus or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
      The date of this proxy statement/ prospectus is                    , 2006,
and it is first being mailed or otherwise delivered to EMJ stockholders on or about                    , 2006.

Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                         , 2006

     We will hold a special meeting of stockholders of Earle M. Jorgensen Company, or EMJ, on                   , 2006, at     :     a.m., local time, at                   located at                   , California. The purpose of the special meeting is to:

(1) allow you to consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger, or merger agreement, dated as of January 17, 2006, by and among EMJ, Reliance Steel & Aluminum Co., or Reliance, and RSAC Acquisition Corp., a newly-formed wholly-owned subsidiary of Reliance, or RSAC, pursuant to which EMJ will merge with and into RSAC, with RSAC as the surviving corporation; and

(2) transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
     The accompanying proxy statement/ prospectus describes the proposed merger, the merger agreement and related matters in more detail. A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A. We encourage you to read the entire proxy statement/ prospectus carefully. In particular, you should carefully consider the discussion entitled “Risk Factors” beginning on page 30. The proxy statement/ prospectus sets forth certain appraisal rights that may exist in the event the proposed merger agreement is approved and you dissent to the merger in a timely manner and in accordance with Delaware law.
     EMJ’s board of directors set  2006, as the record date for the special meeting. As a result, holders of record of EMJ common stock at the close of business on                   , 2006 are entitled to notice of, and to vote with respect to, all matters to be acted upon at the special meeting or any adjournment or postponement of the special meeting.
     EMJ’s board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that EMJ stockholders vote “FOR” the adoption and approval of the merger agreement.
     All stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, you are urged to promptly submit your proxy:

•	by completing, signing, dating and returning the enclosed proxy card(s) in the envelope provided,

•	by telephone, or

•	over the Internet.
     The proxy card(s) requires no postage if mailed in the United States in the enclosed, self-addressed return envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/ prospectus at any time before your shares have been voted at the special meeting, including by attending the meeting and voting your shares in person.
     Your vote is important. If you own shares directly, your failure to vote those shares or an abstention from voting will have the same effect as a vote against the merger. If you hold your shares through a broker and fail to direct your broker as to how those shares are to be voted, the broker will not vote those shares. This will also have the same effect as a vote against the adoption and approval of the merger agreement. If you are a participant in the EMJ retirement savings plan and you fail to direct the plan’s trustee as to how those shares are to be voted, the trustee will vote those shares in the same proportion as the votes of shares for which the trustee has received directions from other participants in the retirement savings plan.
     You should not send EMJ stock certificates with your proxy card(s). After completion of the merger, the exchange/paying agent will send you written instructions for exchanging EMJ stock certificates for cash and Reliance stock certificates.
     If you have any questions, or need assistance in voting your proxy, you may call William S. Johnson, EMJ’s secretary, at (323) 567-1122.

By order of the Board of Directors

William S. Johnson
VICE PRESIDENT, CHIEF FINANCIAL OFFICER
AND SECRETARY
Lynwood, California
                    , 2006

REFERENCES TO ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Reliance and EMJ that is not included in, or delivered with, this proxy statement/ prospectus. You can obtain documents incorporated by reference in this proxy statement/ prospectus, other than certain exhibits to incorporated information, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers, or by visiting the following Websites:

Reliance Steel & Aluminum Co.	Earle M. Jorgensen Company
350 South Grand Avenue, Suite 5100	10650 Alameda Street
Los Angeles, California 90071	Lynwood, California 90262
Attention: Investor Relations	Attention: Investor Relations
Telephone: (213) 687-7700	Telephone: (323) 567-1122
Website: www.rsac.com	Website: www.emjmetals.com
      You will not be charged for any of these documents that you request. EMJ stockholders requesting documents should do so by                     , 2006, in order to receive them before the special meeting.
      For a more detailed description about the information incorporated in this proxy statement/ prospectus, see “Where You Can Find More Information” on page 117.
      EMJ has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to EMJ, and Reliance has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Reliance.
      Information contained on Reliance’s and EMJ’s Websites is not incorporated by reference into this proxy statement/prospectus.
      You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different. This proxy statement/ prospectus may only be used where it is legal to sell these securities. The information in this proxy statement/ prospectus may only be accurate on the date of this proxy statement/ prospectus.

Page

Preemptive Rights	109
Certain Business Combination Restrictions	109
Vote on Extraordinary Corporate Transactions	110
Fiduciary Duties of Directors	111
Interested Party Transactions	111
Shareholder Suits	112
Inspection of Books and Records	112
Stockholder Rights Plan	112
APPRAISAL RIGHTS FOR EMJ STOCKHOLDERS	113
EXPERTS	115
LEGAL MATTERS	115
OTHER MATTERS	115
EMJ 2006 ANNUAL MEETING STOCKHOLDER PROPOSALS	115
WHERE YOU CAN FIND MORE INFORMATION	115
LIST OF ANNEXES
Annex A — Agreement and Plan of Merger, dated as of January 17, 2006, by and among Earle M. Jorgensen Company, Reliance Steel & Aluminum Co. and RSAC Acquisition Corp.	A-1
 Annex B — Voting Agreement, dated as of January 17, 2006, by and among Reliance Steel & Aluminum Co. and each of the stockholders of Earle M. Jorgensen Company whose names appear on the signature pages of the Voting Agreement
B-1
Annex C — Opinion of Credit Suisse Securities (USA) LLC	C-1
Annex D — Opinion of Duff & Phelps Securities, LLC	D-1
Annex E — Section 262 of the Delaware General Corporation Law	E-1
Exhibit 5.1
Exhibit 8.1
Exhibit 8.2
Exhibit 21.1
Exhibit 23.1
Exhibit 23.2
Exhibit 99.1
Exhibit 99.2
Exhibit 99.3

QUESTIONS AND ANSWERS ABOUT
THE MERGER AND THE SPECIAL MEETING
      The following are some questions that you, as a stockholder of Earle M. Jorgensen Company, or EMJ, may have regarding the merger and the special meeting of EMJ stockholders and brief answers to those questions. We urge you to read carefully this proxy statement/ prospectus, including the documents included as annexes, because the information in this section does not provide all the information that might be important to you with respect to the matters being considered at the special meeting. Additional important information is also contained in the documents that are incorporated by reference in this proxy statement/ prospectus.
About the Merger

Q:	What is the purpose of the special meeting?

A:	Reliance Steel & Aluminum Co., or Reliance, is proposing to acquire EMJ. You are being asked to vote to adopt and approve the Agreement and Plan of Merger, or the merger agreement, dated as of January 17, 2006, by and among EMJ, Reliance and RSAC Acquisition Corp, or RSAC, through which EMJ will become a wholly-owned subsidiary of Reliance. Upon completion of the merger, EMJ common stock will no longer be publicly traded, and you will receive consideration, consisting of cash and a fraction of a share of Reliance common stock, for each share of EMJ common stock you hold. As part of the merger, RSAC will change its name to Earle M. Jorgensen Company. For more information concerning the merger consideration, please see the section entitled “Summary of the Proxy Statement/ Prospectus — What You Will Receive” beginning on page 6 of this proxy statement/ prospectus.

Q:	What is this document?

A:	EMJ’s board of directors is using this document as a proxy statement to solicit proxies from the holders of EMJ common stock for use at the special meeting. In addition, Reliance is sending this document to EMJ stockholders as a prospectus in connection with the issuance of registered shares of Reliance common stock in exchange for shares of EMJ common stock in the merger.

Q:	Does EMJ’s board of directors recommend that EMJ stockholders vote “FOR” the merger agreement?

A:	Yes. EMJ’s board of directors unanimously recommends that EMJ stockholders vote “FOR” the adoption and approval of the merger agreement. To review the board’s reasons for recommending the merger agreement, please see the section entitled “The Merger — EMJ’s Reasons for the Merger” and “The Merger — Recommendation of EMJ’s Board of Directors” beginning on page 52 of this proxy statement/ prospectus.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as soon as possible after EMJ stockholders adopt and approve the merger agreement at the special meeting and after the satisfaction or waiver of all other conditions to the merger, which are described in this proxy statement/prospectus. We cannot predict when, or if, these conditions will be satisfied or waived, although we believe the merger can be completed in the second quarter of 2006.

About the Special Meeting

Q:	When and where is the EMJ special meeting?

A:	The EMJ special meeting will take place on , 2006, at : a.m., local time, and will be held at .

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of EMJ common stock at the close of business on , 2006, which is the date EMJ’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What is the required vote to adopt and approve the merger agreement?

A:	For the merger to occur, the merger agreement must be adopted and approved by the holders of a majority of the outstanding shares of EMJ common stock. As a condition to the signing of the merger agreement, Reliance required certain EMJ stockholders that hold approximately 50.1% of the outstanding EMJ common stock to enter into a voting agreement to vote all of their shares in favor of the adoption and approval of the merger agreement. Therefore, unless the voting agreement is terminated prior to the special meeting in accordance with its terms, you should expect that the merger agreement will be approved at the special meeting regardless of the votes of any other EMJ stockholders. For additional information regarding the voting agreement, including the termination provisions, please see the summary of the voting agreement under “The Voting Agreement” beginning on page 90.
    The stockholders of Reliance are not required to approve the merger agreement.

Q:	How do I vote shares I own directly?

A:	You can vote in person at the special meeting or you can vote by telephone, on the Internet or by mail as described below. Votes by telephone or the Internet must be received by 11:59 p.m., Eastern Time, , 2006. We recommend that you vote by proxy, even if you plan to attend the special meeting. If you abstain from voting or do not vote your shares, it will have the same effect as voting against the adoption and approval of the merger agreement.

If your shares are held in your name, you can vote by proxy as follows:

• By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares.

• By Internet: The Website for Internet voting is listed on the proxy card.

• By mail: Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

The telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by telephone or Internet, you do not need to return the proxy card.

Q:	How do I vote shares I hold through a nominee?

A:	If you hold shares through someone else, such as a stockbroker, bank or other nominee, you will receive material from that firm asking how you want to vote. You can complete the firm’s voting form and return it to the firm. If the firm offers telephone or Internet voting, the voting form will contain instructions on how to access those voting methods. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, your broker, bank or other nominee will not be permitted to vote your shares on the merger agreement, which will have the same effect as voting against the adoption and approval of the merger agreement. Therefore, you should be sure to provide your broker, bank or other nominee with instructions on how to vote your shares.

If you intend to vote your nominee shares in person at the special meeting, you must bring to the special meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on , the record date for voting.

Q:	How do I vote shares I hold in the Earle M. Jorgensen Retirement Savings Plan?

A:	If you hold EMJ common stock in the Earle M. Jorgensen Retirement Savings Plan, the trustee will vote those shares as you direct through your voting instructions via telephone, Internet or the enclosed proxy voting instruction card to T. Rowe Price Trust Company, as trustee. Your proxy voting instruction card (or any revocation of your prior proxy voting instruction card) must be received by the trustee by 5:00 p.m., Eastern Time, on , 2006. If the trustee does not receive timely voting instructions from you, the trustee will vote all shares in the retirement savings plan for which it did not receive voting directions in the same proportion as the votes of the retirement savings plan shares for which it received timely voting directions from other participants in the retirement savings plan.

Q:	May I change my vote after I submitted my proxy?

A:	Yes. If you are the stockholder of record, you may change your vote in one of the following ways before your proxy is voted at the special meeting:

• submit to the secretary of EMJ a revocation letter with a later date than your proxy card;

• deliver, no later than 11:59 p.m., Eastern Time, on , 2006, a second completed and signed proxy card dated later than the first signed proxy card;

• vote at a later time, but no later than 11:59 p.m., Eastern Time, on , 2006, by telephone or the Internet; or

• attend the special meeting and vote in person.

If you hold your shares through a broker, bank or other nominee, you may later revoke your proxy instructions by informing such firm in accordance with the firm’s procedures.

If you hold your shares through the retirement savings plan, you must:

• deliver, no later than 5:00 p.m., Eastern Time, on , 2006, a second completed and signed proxy voting instruction card dated later than the first signed proxy voting instruction card; or

• vote at a later time, but no later than 5:00 p.m., Eastern Time, on , 2006, by telephone or the Internet.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting to vote your shares if EMJ has previously received your proxy, although you are welcome to attend.

Q:	Should I send in my EMJ stock certificates with my proxy card?

A:	No. Please do not send your EMJ stock certificates with your proxy card. After the merger is completed, Computershare Investor Services, acting as our exchange/paying agent, will send you instructions (including a letter of transmittal) explaining how to exchange your shares of EMJ common stock for the appropriate number of shares of Reliance common stock and cash.

Q:	What if I receive more than one proxy card or proxy voting instruction card for the special meeting?

A:	This may mean that your shares of EMJ common stock are held in different ways or in more than one account. Please complete, sign, date and return by one of the methods described herein all proxy cards or proxy voting instruction cards you receive to ensure that all of your shares of EMJ common stock are voted at the special meeting.

How to Get More Information

Q:	Where can I find more information about EMJ and Reliance?

A:	Much of the business and financial information about Reliance and EMJ that may be important to you is not included in this proxy statement/ prospectus. Instead, this information is incorporated by reference to documents separately filed with the Securities and Exchange Commission, or the SEC, by Reliance and EMJ. This means that Reliance and EMJ may satisfy its disclosure obligations to you by referring you to documents separately filed with the SEC by them. See “Where You Can Find More Information” beginning on page 117, for a list of documents that Reliance and EMJ have incorporated by reference into this proxy statement/ prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	Whom do I call if I have questions about the merger or the special meeting?

A:	If you have any questions about the merger or the special meeting or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact EMJ’s Secretary, William S. Johnson, at (323) 567-1122.

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights information from this proxy statement/ prospectus and may not contain all of the information that is important to you. Accordingly, Reliance and EMJ encourage you to carefully read this entire proxy statement/ prospectus, including the Annexes, and the documents that are incorporated by reference. You may obtain a copy of the documents that Reliance and EMJ have incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 117 of this proxy statement/ prospectus. We have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary.
The Companies

Earle M. Jorgensen Company (page 92)
10650 Alameda Street
Lynwood, California 90262
(323) 567-1122
      EMJ was formed on May 3, 1990, when affiliates of Kelso & Companies Inc. acquired control of and combined two leading metals distributors, EMJ (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in 1916). In connection with the combination of these two companies, EMJ became a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc., or Holding, a holding company formed for the sole purpose of acquiring EMJ. On April 20, 2005, EMJ completed its merger and financial restructuring, pursuant to which Holding was merged with and into a wholly-owned subsidiary of EMJ with such subsidiary surviving the merger.
      EMJ is a leading distributor of metal bar and tubular products used by North American manufacturing companies and has been in business for over 80 years. EMJ purchases over 25,000 different metal products in large quantities from primary producers, including a broad mix of carbon, alloy and stainless steel and aluminum bar, tubular and plate products. EMJ sells these metal products in smaller quantities to over 35,000 customers spanning various industries, including machine tools, industrial equipment, transportation, fluid power, oil, gas and energy, fabricated metal, and construction and agricultural equipment. EMJ distributes its broad range of metal products and provides its customers value-added metal processing and inventory management services from its distribution network of 39 strategically located service and processing centers in the United States and Canada.
      EMJ’s revenues for the year ended March 31, 2005 and the six months ended September 28, 2005 were approximately $1.6 billion and $856.9 million, respectively, and its net income for the same periods was approximately $97.5 million and $41.5 million, respectively.

Reliance Steel & Aluminum Co. (page 91)
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
      Reliance was founded in 1939 in Los Angeles, California and began as a fabricator of steel reinforcing bar. Today, Reliance is one of the five largest metals service center companies in the United States. Reliance’s network of 24 divisions, 21 operating subsidiaries and one 70%-owned company, operates more than 100 locations in 32 states, Belgium and South Korea. Through its 70%-owned company, Reliance has entered into an agreement to acquire a facility in the People’s Republic of China. Through this network, Reliance provides metals processing services and distributes a full line of more than 90,000 metal products, including alloy, aluminum, brass, copper, carbon steel, titanium, stainless steel and specialty steel products, to more than 95,000 customers in a broad range of industries. Reliance delivers products from facilities in Alabama, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Tennessee, Texas,

Utah, Washington and Wisconsin. One of Reliance’s subsidiaries has a location in South Korea that serves the Asian semiconductor market. Another subsidiary opened a metals service center in Belgium in January 2003 to service the European aerospace market.
      Reliance’s net sales for the year ended December 31, 2004 and the nine months ended September 30, 2005 were approximately $2.9 billion and $2.5 billion, respectively. Reliance’s net income for the year ended December 31, 2004 and the nine months ended September 30, 2005 was approximately $169.7 million and $144.8 million, respectively.

RSAC Acquisition Corp.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
      RSAC, a Delaware corporation, is a wholly-owned subsidiary of Reliance, formed for the purpose of effecting the merger. RSAC has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.
Structure of the Merger (page 75)
      On January 17, 2006, EMJ, Reliance and RSAC entered into the merger agreement, which is the legal document governing the merger. Under the terms of the merger agreement, EMJ will merge with and into RSAC, with RSAC continuing as the surviving corporation. As part of the merger, RSAC’s name will be changed to Earle M. Jorgensen Company and will remain a wholly-owned subsidiary of Reliance. Upon completion of the merger, EMJ common stock will be cancelled and will no longer be publicly traded.
      The merger agreement is attached to this proxy statement/ prospectus as Annex A. We strongly urge EMJ stockholders to carefully read the merger agreement in its entirety. For a summary of the merger agreement, please see the section entitled “The Merger Agreement” beginning on page 75 of this proxy statement/ prospectus.
      On January 17, 2006, the Kelso Funds (as defined in this summary under “— Fairness Opinions, Opinion of Credit Suisse Securities (USA) LLC to EMJ’s Board of Directors” beginning on page 9 of this proxy statement/ prospectus), holders of 50.1% of EMJ’s outstanding common stock, entered into a voting agreement, or the voting agreement, with Reliance providing that they would vote, subject to certain exceptions, all of the shares of EMJ common stock owned by them in favor of the adoption and approval of the merger agreement.
      The voting agreement is attached to this proxy statement/ prospectus as Annex B. We strongly urge EMJ stockholders to carefully read the voting agreement in its entirety. For a summary of the voting agreement, please see the section entitled “The Voting Agreement” beginning on page 90 of this proxy statement/ prospectus.
What You Will Receive (page 75)

Common Stock
      If we complete the merger, each EMJ stockholder will be entitled to receive $6.50 in cash and a fraction of a share of Reliance common stock that is to-be-determined for each outstanding share of EMJ common stock. The value of the Reliance common stock component will be approximately $6.50, but is subject to adjustment based on the average closing price of Reliance common stock on the New York Stock Exchange for the 20-day period ending on, and including, the second trading day prior to the closing of the merger, or the pricing period. If the average closing price of Reliance common stock during the pricing period is:

•	more than $72.86, you will receive Reliance common stock with a value that may be greater than $6.50 for each share of EMJ common stock;

•	equal to or less than $72.86 but equal to or more than $53.86, you will receive Reliance common stock with a value of $6.50 for each share of EMJ common stock; and

•	less than $53.86, you will receive Reliance common stock with a value that may be less than $6.50 for each share of EMJ common stock.
      The number of shares of Reliance common stock you will receive in the merger will equal the number, rounded down to the nearest whole number, determined by multiplying the exchange ratio by the number of shares of EMJ common stock you own.
      You will not receive any fractional shares of Reliance common stock in the merger. Instead, you will receive cash from Reliance, without interest, for any fractional share of Reliance common stock that you might otherwise have been entitled to receive, based on the average closing price of Reliance common stock for the pricing period.
      The exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you will receive when the merger is completed.
      Reliance will adjust the number of shares of Reliance common stock that you receive for each of your shares of EMJ common stock based upon the average closing price of Reliance common stock for the pricing period. If the average closing price of Reliance common stock for the pricing period is:

•	more than $72.86, then you will receive 0.0892 shares of Reliance common stock for each share of EMJ common stock that you own;

•	equal to or less than $72.86 but equal to or more than $53.86, then you will receive a fraction of a share of Reliance common stock equal to $6.50 divided by the average closing price of Reliance common stock during the pricing period; and

•	less than $53.86, then you will receive 0.1207 shares of Reliance common stock for each share of EMJ common stock you own.
      Example 1: If you hold 100 shares of EMJ common stock and the average closing price of Reliance common stock during the pricing period is $75.00, you will receive $650 plus 8 shares of Reliance common stock (based on an exchange ratio equal to 0.0892). In addition, you will receive a cash payment of $69.00 in lieu of the 0.92 shares of Reliance common stock that you would have otherwise received.
      Example 2: If you hold 100 shares of EMJ common stock and the average closing price of Reliance common stock during the pricing period is $68.00, you will receive $650 plus 9 shares of Reliance common stock (based on an exchange ratio equal to $6.50/$68.00). In addition, you will receive a cash payment of $38.01 in lieu of the 0.559 shares of Reliance common stock that you would have otherwise received.
      Example 3: If you hold 100 shares of EMJ common stock and the average closing price of Reliance common stock during the pricing period is $40.00, you will receive $650 plus 12 shares of Reliance common stock (based on an exchange ratio equal to 0.1207). In addition, you will receive a cash payment of $2.80 in lieu of the 0.07 shares of Reliance common stock that you would have otherwise received.
      We expect the market price of Reliance common stock to fluctuate prior to the merger. Therefore, the average closing price of Reliance common stock for the pricing period may be higher or lower than the closing price of Reliance common stock on the date of the merger agreement and the date of the special meeting. In addition, because the exchange ratio is fixed at the end of the second trading day before the closing of the merger, the value of the Reliance common stock that you will receive in the merger may increase or decrease before the date we complete the merger. You should obtain current stock price quotations for Reliance common stock prior to voting on the merger.
      Depending on the exchange ratio, and based upon 50,237,094 shares of EMJ common stock outstanding as of January 17, 2006, Reliance will issue a minimum of 4,481,148 and a maximum of 6,063,617 shares of common stock. Therefore immediately after completion of the merger, EMJ stockholders will hold a minimum of approximately 11.9% and a maximum of approximately 15.5% of Reliance’s then outstanding common stock.

Holding Stock Options
      Each option to purchase shares of EMJ common stock that was granted pursuant to the Earle M. Jorgensen Holding Company, Inc. Option Plan, or Holding option plan, which was assumed by EMJ in April 2005, will be converted into the right to receive an amount, if any, equal to (1) the difference between (a) $13.00 and (b) the applicable per share exercise price, multiplied by (2) the number of shares of EMJ common stock subject to such stock option, subject to any applicable withholding of taxes.

EMJ Stock Options
      Each option to purchase shares of EMJ common stock that was granted pursuant to the Earle M. Jorgensen Company 2004 Stock Incentive Plan, or EMJ incentive plan, will be converted into an option to purchase Reliance common stock and will continue to be governed by the terms of the EMJ incentive plan and related grant agreements under which they were granted, except that:

•	the number of shares of Reliance common stock subject to a new Reliance stock option will be equal to the product of the number of shares of EMJ common stock subject to the EMJ stock option and the option exchange ratio, rounded down to the nearest whole share; and

•	the exercise price per share of Reliance common stock subject to the new Reliance stock option will be equal to the exercise price per share of EMJ common stock under the EMJ stock option divided by the option exchange ratio, rounded up to the nearest cent.
      The option exchange ratio will be the product of the exchange ratio used to determine the fraction of a share of Reliance common stock to be issued for each share of EMJ common stock in the merger multiplied by two to account for the fact that cash consideration will not be paid for these options.
Recommendation of EMJ’s Board of Directors (page 52)
      After careful consideration, EMJ’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of EMJ and its stockholders and unanimously approved the merger agreement. Accordingly, EMJ’s board of directors unanimously recommends that stockholders vote “FOR” the adoption and approval of the merger agreement at the special meeting.
EMJ’s Reasons for the Merger (page 50)
      EMJ’s board of directors believes that this merger will create an industry leader in the distribution of flat-rolled, tubular and bar products and carbon steel, stainless steel and aluminum products. EMJ’s board of directors based its decision to approve the merger agreement on many factors including:

•	the premium offered for the shares of EMJ common stock;

•	its belief that the merger was more favorable to stockholders than any other alternative reasonably available to EMJ and its stockholders;

•	its belief that Reliance would be able to complete the transaction and successfully integrate the EMJ operations;

•	its belief that the market price of the EMJ common stock was not likely to rise to the level of the purchase price in the near future if EMJ continued as an independent company;

•	the financial and other terms and conditions of the merger agreement;

•	the fact that the transaction will be immediately accretive to the earnings of Reliance and the stockholders of EMJ will be able to participate in the potential benefits of the transaction to the Reliance common stock;

•	the market position of the combined company;

•	the financial presentation and opinion of Credit Suisse Securities (USA) LLC, or Credit Suisse; and

•	the financial presentation and opinion of Duff & Phelps Securities, LLC, or Duff & Phelps.
      For a summary of the factors considered by EMJ’s board of directors in making its decision to approve the merger agreement and recommend its adoption and approval to the EMJ stockholders, please see the section entitled “The Merger — EMJ’s Reasons for the Merger” and “The Merger — Recommendation of EMJ’s Board of Directors” beginning on page 52 of this proxy statement/prospectus.
Fairness Opinions

Opinion of Credit Suisse Securities (USA) LLC to EMJ’s Board of Directors (page 52)
      In connection with the merger, Credit Suisse delivered a written opinion to EMJ’s board of directors that the merger consideration to be received by the holders of EMJ common stock (other than Reliance and its subsidiaries, and Kelso Investment Associates, L.P., or KIA I, Kelso Equity Partners II, L.P., or KEP II, KIA III-Earle M. Jorgensen, L.P., or KIA III-EMJ, and Kelso Investment Associates IV, L.P., or KIA IV, collectively referred to as the Kelso Funds, and their respective affiliates) in the merger is fair, from a financial point of view, to such holders. The full text of Credit Suisse’s written opinion, dated January 17, 2006, is attached to this proxy statement/ prospectus as Annex C. We encourage you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse’s opinion was provided to EMJ’s board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Opinion of Duff & Phelps Securities, LLC to EMJ’s Board of Directors (page 57)
      In connection with the merger, Duff & Phelps delivered a written opinion to EMJ’s board of directors that the consideration to be received by the holders of EMJ common stock (other than Reliance and its subsidiaries, and the Kelso Funds and their respective affiliates) in the merger is fair, from a financial point of view, to such holders. The full text of Duff & Phelps’ written opinion, dated January 17, 2006, is attached to this proxy statement/prospectus as Annex D. We encourage you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Duff & Phelps’ opinion was provided to EMJ’s board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

The EMJ Special Meeting (page 41)

Date, Time and Place
      The special meeting will be held on                    , 2006, at     :     a.m., local time, at ,California.

Matters to be Considered
      You will be asked to consider and vote upon a proposal to adopt the merger agreement.

Record Date
      If you own shares of EMJ common stock at the close of business on                     , 2006, referred to as the record date, you will be entitled to vote at the special meeting. You have one vote for each share of EMJ common stock owned on the record date. As of                     , 2006, there were                     stockholders of record of EMJ common stock, as shown on the records of EMJ’s transfer agent.

Required Votes
      Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of EMJ common stock outstanding on the record date. As a condition to the signing of the merger agreement, Reliance required the Kelso Funds, which collectively own approximately 50.1% of the EMJ common stock outstanding, to enter into a voting agreement to vote all of their shares in favor of adoption and approval of the merger agreement. Therefore, unless the voting agreement is terminated in accordance with its terms, the merger agreement will be adopted and approved at the special meeting regardless of the votes of any other stockholders.

Interests of EMJ’s Directors and Executive Officers (page 68)
      In considering EMJ’s board of directors’ recommendation, EMJ stockholders should be aware that some officers, directors, and other key employees of EMJ have interests in the merger that are different from, or in addition to, those of EMJ stockholders generally, including the following:

•	Pursuant to an existing retention agreement between EMJ and Maurice S. Nelson, Jr., the chief executive officer and a director of EMJ, Mr. Nelson is entitled to a bonus of $3 million if his employment with EMJ is terminated for good reason, which includes ongoing diminution in his title, duties or responsibilities or a material reduction in his base salary or benefits. Mr. Nelson’s employment as chief executive officer will terminate for good reason (as defined in his retention agreement) upon completion of the merger and he will become entitled to payment of the bonus of $3 million six months after completion of the merger.

•	On January 17, 2006, William S. Johnson, the vice president, chief financial officer and secretary of EMJ, entered into a retention agreement with EMJ that provides for employment and severance benefits and has a term of three years, unless terminated earlier pursuant to its terms. Mr. Johnson’s retention agreement provides generally that his terms and conditions of employment (including position, responsibility, location, compensation and benefits) will not be adversely changed during the term of the agreement and provides for certain minimum guaranteed compensation levels (including base salary, annual bonus, long-term incentives and participation in benefit plans) during such term. If he remains employed by EMJ, Mr. Johnson will receive bonuses of approximately $425,000 and $200,000 at the six-month and twelve-month anniversaries of the effective date of the merger, respectively.

•	On January 17, 2006, EMJ’s board of directors approved a special bonus plan for senior management providing that, immediately prior to the closing of the merger, EMJ will pay a taxable bonus to certain members of EMJ’s senior management in connection with the completion of the merger in an aggregate amount not to exceed $5 million, which bonus will be allocated to such members of EMJ’s senior management as determined by EMJ’s board of directors.

•	The Kelso Funds and their affiliates, including Mr. Nickell and Mr. Wahrhaftig who are directors of EMJ, hold 25,205,133 shares of EMJ’s common stock, of those shares, 25,174,634 shares are held by the Kelso Funds representing 50.1% of the issued and outstanding shares of EMJ’s common stock. The Kelso Funds have entered into the voting agreement with Reliance pursuant to which they have agreed to vote the shares of EMJ common stock held by them in favor of the adoption and approval of the merger agreement. Upon completion of the merger, the Kelso Funds and their affiliates will receive aggregate merger consideration consisting of approximately $163.8 million in cash and 2,340,142 shares of Reliance common stock (assuming the average closing price of the Reliance common stock for the pricing period is equal to $70.01, which would be the average closing price for the pricing period if the pricing period ended on January 31, 2006).

•	Reliance entered into a registration rights agreement, dated as of January 17, 2006, or the registration rights agreement, with the Kelso Funds pursuant to which Reliance will prepare and file, within ten days of the closing of the merger, a registration statement under the Securities Act at Reliance’s expense, covering all or a portion of the Kelso Funds’ shares. Pursuant to the registration rights agreement, Reliance also will provide the Kelso Funds with certain demand and piggyback registration rights with respect to the shares of Reliance common stock received by the Kelso Funds in the merger.

•	EMJ’s executive officers participate in EMJ’s retirement savings plan and EMJ’s executive officers and some of EMJ’s directors participate in EMJ’s equity plans under which stock options have been granted. Upon completion of the merger, executive officers and certain directors of EMJ will receive the same merger consideration as the other stockholders of EMJ for their EMJ common stock, they will receive options to purchase Reliance common stock for their EMJ stock options under the EMJ stock incentive plan and cash in exchange for their options outstanding under the Holding option plan. They will receive cash for their Holding options as follows: Mr. Nelson will receive approximately $16.8 million, Mr. Roderick will receive approximately $1.7 million, each of Messrs. Rutledge and Marquard will receive approximately $678,000, each of Messrs. McCaffery, Travetto, Henry and Hoffman will receive approximately $1.58 million and Mr. Johnson will receive approximately $1.13 million.

•	EMJ’s executive officers and directors will be entitled to continued indemnification and certain liability insurance coverage under the merger agreement.
Transaction-Related Costs and Financing Arrangements (page 72)
      Upon completion of the merger, Reliance will pay cash consideration of approximately $356 million to EMJ stockholders and option holders, issue between approximately 4.5 million and 6.1 million shares of its common stock and assume approximately $299 million of EMJ’s debt (based on EMJ’s outstanding indebtedness as of September 28, 2005).
      Reliance intends to finance the cash portion of the consideration to be paid to EMJ stockholders and option holders in the merger, as well as expenses of the transaction, through a combination of cash on hand, if any, and by drawing on its existing revolving credit facility. Reliance has obtained all necessary consents or waivers required by its lenders to complete the merger. Availability of financing is not a condition precedent to Reliance’s obligation to effect the merger.
Conditions to Closing (page 85)
      The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	adoption and approval of the merger agreement by holders of a majority of the outstanding shares of EMJ common stock;

•	expiration or termination of the applicable waiting period (or any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and related rules;

•	the receipt of all other governmental agency consents, approvals, permits, orders and authorizations required to complete the merger other than those which if not made or obtained would not render the merger illegal;

•	the absence of any legal prohibitions against the merger;

•	the approval for listing on the New York Stock Exchange of the shares of Reliance common stock to be issued pursuant to the merger agreement;

•	EMJ’s and Reliance’s representations and warranties being true and correct as of the date of the completion of the merger, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a material adverse effect;

•	the performance by each of EMJ and Reliance of its agreements, covenants and obligations under the merger agreement, in all material respects; and

•	the absence of a material adverse effect on EMJ or Reliance.
Termination of the Merger Agreement (page 82)
      EMJ, Reliance and RSAC may mutually agree in writing to terminate the merger agreement at any time before completing the merger, even after EMJ’s stockholders have adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	by either EMJ or Reliance, if the merger is not completed by June 2, 2006, unless the failure is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by either EMJ or Reliance, if any governmental entity issues a final order preventing the merger;

•	by either EMJ or Reliance, if EMJ stockholders fail to adopt the merger agreement at the special meeting;

•	by either EMJ or Reliance, if the other party to the merger agreement has breached or failed to perform in any material respect any of its representations, warranties or covenants, the breach would give rise to a failure of a condition to the terminating party’s obligation to close, and the breach cannot be or has not been cured within 30 days of written notice of such breach to the non-breaching party;

•	by Reliance, if EMJ’s board of directors has (1) withdrawn or adversely modified its recommendation of the merger agreement or the merger or (2) recommended to EMJ stockholders any takeover proposal (as described in the section entitled “The Merger Agreement — No Solicitation” beginning on page 80 of this proxy statement/ prospectus) other than the merger; or

•	by EMJ or Reliance, if EMJ has determined to accept a superior proposal (as described in the section entitled “The Merger Agreement — No Solicitation” beginning on page 80 of this proxy statement/ prospectus).
Termination Fees to Be Paid by EMJ (page 83)
      EMJ has agreed to pay Reliance a termination fee of approximately $20.5 million if Reliance terminates the merger agreement as the result of:

•	EMJ’s board of directors (1) withdrawing or adversely modifying its recommendation to EMJ stockholders to adopt the merger agreement and the merger or (2) recommending a takeover proposal other than the merger; or

•	EMJ’s board of directors accepting a superior proposal.

EMJ Prohibited From Soliciting Other Offers (page 80)
      Except in connection with the exercise by EMJ’s board of directors of its fiduciary duties, the merger agreement provides that EMJ will not, and will not permit its directors, officers, employees or other representatives and agents to:

•	solicit, initiate, negotiate, knowingly encourage or knowingly facilitate the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.
      Any violation of these solicitation restrictions may result in Reliance having the ability to terminate the merger agreement and receive termination fees as described below. However, prior to the special meeting, if EMJ receives an unsolicited bona fide written takeover proposal by a third party that EMJ’s board of directors determines in good faith, after receiving advice of its outside legal counsel and financial advisor, to be or to reasonably be expected to lead to a superior proposal, EMJ is permitted, subject to additional limitations, to furnish information about its business to the third party, engage in discussions and negotiations with the third party and take and disclose to EMJ’s stockholders a position with respect to the takeover proposal.
Restrictions on Sale of Shares by Affiliates of EMJ and Reliance (page 73)
      All shares of Reliance common stock that you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of either EMJ or Reliance for the purposes of the Securities Act at the time the merger agreement is submitted to EMJ stockholders for adoption and approval, in which case you will be permitted to sell the shares of Reliance common stock that you receive in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This proxy statement/ prospectus does not register the resale of stock held by affiliates, and the merger agreement does not obligate Reliance to file a registration statement for this purpose.
      Reliance entered into the registration rights agreement with the Kelso Funds pursuant to which Reliance will, within ten days of the closing of the merger, prepare and file a registration statement under the Securities Act at Reliance’s expense, covering all or a portion of the shares of Reliance common stock that the Kelso Funds receive in the merger. Pursuant to the registration rights agreement, Reliance will also provide the Kelso Funds with certain demand and piggyback registration rights with respect to the shares of Reliance common stock received by the Kelso Funds in the merger.
Regulatory Matters Relating to the Merger (page 72)
      Under the HSR Act, the merger cannot be completed until the expiration or earlier termination of a waiting period that follows the filing of notification forms by both parties to the merger with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Reliance and EMJ submitted their respective notification and report forms on January 20, 2006. The waiting period will expire on February 21, 2006, unless terminated early or additional information is requested. Reliance and EMJ expect that the requirements of the HSR Act may be satisfied so that the merger can be completed as early as the second quarter of 2006.
Material U.S. Federal Income Tax Consequences (page 87)
      In order for the merger to occur, Reliance must receive an opinion from Lord, Bissell & Brook LLP, tax counsel to Reliance, and EMJ must receive an opinion from Katten Muchin Rosenman LLP, tax counsel to EMJ, to the effect that, based upon current law and certain other customary assumptions, the merger will qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger qualifies as a tax-deferred “reorganization,” for U.S. federal income tax purposes, (1) EMJ generally will not recognize gain or loss as a result of the merger and (2) EMJ stockholders generally will not recognize gain or loss as a result of the merger except to the extent of (a) cash received by them in exchange for their shares of EMJ common stock and (b) cash received by them in lieu of fractional Reliance common shares. You may, however, recognize a taxable gain or loss when you dispose of any Reliance common shares that you receive as a result of the merger. The tax opinions of Lord, Bissell & Brook LLP, and Katten Muchin Rosenman LLP are subject to certain assumptions and qualifications, including but not limited to the accuracy of certain factual representations made by Reliance and EMJ. These tax opinions are not binding on the Internal Revenue Service, or the IRS, or any court and do not preclude the IRS or any court from adopting a contrary position. The federal income tax consequences described in this proxy statement/ prospectus may not apply to all EMJ stockholders. Your tax consequences will depend on your own situation. You are urged to consult your tax advisor so as to fully understand the tax consequences of the merger to you.
Accounting Treatment (page 73)
      The merger will be accounted for using the purchase method of accounting in accordance with United States generally accepted accounting principles.
Appraisal Rights for EMJ Stockholders (page 114)
      Under Delaware law, if you do not vote for adoption of the merger agreement and you comply with other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the merger consideration provided for under the merger agreement.
      Merely voting against the merger will not protect your rights to an appraisal, which requires completion of all the steps provided under Delaware law. The requirements under Delaware law for exercising appraisal rights are described in the section entitled “Appraisal Rights for EMJ Stockholders” beginning on page 114 of this proxy statement/ prospectus. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex E to this proxy statement/ prospectus.
      If you vote for the adoption and approval of the merger agreement, you will waive your rights to seek appraisal of your shares of EMJ common stock under Delaware law.
Comparative Market Prices and Dividends (page 25)
      Both Reliance and EMJ common stock trade on the New York Stock Exchange. Reliance is listed under the trading symbol “RS” and EMJ is listed under the trading symbol “JOR.” On January 17, 2006, the last trading day before the public announcement of the signing of the merger agreement, Reliance common stock closed at $65.75 per share and EMJ common stock closed at $10.43 per share.
      On February 3, 2006, the most recent practicable date prior to the date of this proxy statement/ prospectus, Reliance common stock closed at $81.57 per share and EMJ common stock closed at $13.94 per share.
Surrender of EMJ Stock Certificates (page 77)
      Following the effective time of the merger, a letter of transmittal will be mailed by the exchange/paying agent to all holders of EMJ common stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed, and returned as instructed in the letter of transmittal.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA OF RELIANCE
      The selected consolidated historical financial and other data for Reliance set forth below as of and for the five years ended December 31, 2004 are derived from Reliance’s consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected consolidated historical financial and other data set forth below as of and for the nine months ended September 30, 2004 and September 30, 2005 are derived from Reliance’s unaudited consolidated financial statements. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. Reliance management prepared the unaudited information on the same basis as it prepared Reliance’s audited consolidated financial statements. In the opinion of Reliance management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
      When you read this selected historical financial data, it is important that you read it in conjunction with, and it is qualified by reference to, the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Reliance’s annual report on Form 10-K for 2004 and September 30, 2005 quarterly report on Form 10-Q filed with the SEC and incorporated by reference in this proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” on page 117.

	Year Ended December 31,					Nine Months Ended

	2004	2003	2002	2001	2000	9/30/05	9/30/04

	(In thousands, except per share data)
Income Statement Data:(1)
Net sales	$2,943,034	$1,882,933	$1,745,005	$1,656,974	$1,726,665	$2,498,373	$2,200,215
Cost of sales	2,110,848	1,372,310	1,268,251	1,194,512	1,256,997	1,831,474	1,569,396

Gross profit	832,186	510,623	476,754	462,462	469,668	666,899	630,819
Operating expenses(2)	525,306	430,493	406,479	371,006	339,319	407,039	391,009

Operating profit	306,880	80,130	70,275	91,456	130,349	259,860	239,810
Other income (expense):
Interest expense	(28,690)	(26,745)	(22,605)	(26,738)	(26,068)	(19,290)	(21,816)
Other income, net	4,168	2,837	3,266	3,796	3,410	2,709	2,376
Amortization expense(3)	(3,208)	(2,304)	(1,355)	(8,641)	(7,411)	(3,380)	(2,413)
Equity earnings of 50%-owned company	—	—	263	286	2,307	—	—
Minority interest	(9,182)	938	(124)	—	—	(6,271)	(8,898)

Income before income taxes	269,968	54,856	49,720	60,159	102,587	233,628	209,059
Provision for income taxes	(100,240)	(20,846)	(19,553)	(23,823)	(40,268)	(88,779)	(82,283)

Net income	$169,728	$34,010	$30,167	$36,336	$62,319	$144,849	$126,776

Earnings per Share:
Income from continuing operations — diluted	$5.19	$1.07	$0.95	$1.28	$2.28	$4.38	$3.88
Income from continuing operations — basic	$5.23	$1.07	$0.95	$1.28	$2.29	$4.40	$3.91
Weighted average common shares outstanding — diluted	32,675	31,866	31,799	28,470	27,289	33,063	32,641
Weighted average common shares outstanding — basic	32,480	31,853	31,687	28,336	27,215	32,889	32,429

	Year Ended December 31,					Nine Months Ended

	2004	2003	2002	2001	2000	9/30/05	9/30/04

	(In thousands, except per share data)
Other Data:
EBITDA(4)	$343,285	$118,471	$100,871	$119,234	$156,747	$287,724	$264,021
Cash flow from operations	121,768	107,820	90,638	104,038	25,803	165,168	31,170
Capital expenditures	35,982	20,909	18,658	24,539	30,379	34,314	27,695
Cash dividends per share	0.26	0.24	0.24	0.24	0.22	0.28	0.19

	As of December 31,					As of September 30,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands)
Balance Sheet Data:
Working capital	$444,449	$341,762	$390,201	$379,669	$347,659	$510,454	$478,849
Total assets	1,563,331	1,369,424	1,139,758	1,082,502	997,243	1,728,216	1,604,600
Long-term debt	380,850	469,250	344,080	331,975	421,825	370,817	478,850
Shareholders’ equity	822,552	647,619	610,435	583,561	403,039	967,501	777,882

(1)	Does not include financial results of American Steel, L.L.C. for the years ended December 31, 2000 and 2001 and the period January 1, 2002 to April 30, 2002 because Reliance accounted for its 50% investment by the equity method, and therefore Reliance excluded 50% of American Steel’s earnings from its net income and earnings per share amounts. Effective May 1, 2002, Reliance began consolidating American Steel’s financial results due to an amendment to American Steel’s operating agreement, which gave Reliance 50.5% of the ownership units and eliminated all super- majority and unanimous voting rights, among other changes.

(2)	Operating expenses include warehouse, delivery, selling, general and administrative expenses and depreciation expense.

(3)	Amortization expense included the amortization expense related to goodwill in the years ended December 31, 2000 and 2001.

(4)	EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles (including goodwill). We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt while providing useful information. EBITDA should not be considered in isolation or as a substitute for consolidated statements of income and cash flows data prepared in accordance with accounting principles generally accepted in the United States and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. EBITDA as measured in this proxy statement/ prospectus is not necessarily comparable with similarly titled measures for other companies.
EBITDA Reconciliation:

	Year Ended December 31,					Nine Months Ended

	2004	2003	2002	2001	2000	9/30/05	9/30/04

	(In thousands)
Income before income taxes	$269,968	$54,856	$49,720	$60,159	$102,587	$233,628	$209,059
Interest expense	28,690	26,745	22,605	26,738	26,068	19,290	21,816
Depreciation and amortization expense	44,627	36,870	28,546	32,337	28,092	34,806	33,146

EBITDA	$343,285	$118,471	$100,871	$119,234	$156,747	$287,724	$264,021

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA OF EMJ
      The selected consolidated historical financial and other data for EMJ set forth below as of and for the five years ended March 31, 2005 are derived from EMJ’s consolidated financial statements which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected consolidated historical financial and other data set forth below as of and for the six months ended September 29, 2004 and September 28, 2005 are derived from EMJ’s unaudited consolidated financial statements. The results of operations for the six months ended September 28, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. EMJ management prepared the unaudited information on the same basis as it prepared EMJ’s audited consolidated financial statements. In the opinion of EMJ management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
      When you read this selected historical financial data, it is important that you read it in conjunction with, and it is qualified by reference to, the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in EMJ’s annual report on Form 10-K for 2005 and September 28, 2005 quarterly report on Form 10-Q filed with the SEC, and incorporated by reference in this proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” on page 117.

	Year Ended March 31,					Six Months Ended

	2005	2004	2003	2002	2001	9/28/05	9/29/04

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$1,608,890	$1,040,367	$919,927	$895,058	$1,059,681	$856,888	$750,907
Costs of goods sold	1,184,871	754,266	658,562	641,991	767,263	637,356	534,803

Gross profit	424,019	286,101	261,365	253,067	292,418	219,532	216,104
Expenses(1)	289,318	216,609	210,250	204,684	228,498	130,967	128,745

Income from operations	134,701	69,492	51,115	48,383	63,920	88,565	87,359
Net interest expense(2)	75,760	89,927	82,486	72,433	69,951	27,488	47,874
Income tax expense (benefit) (3)	(38,562)	3,127	1,500	455	1,223	19,617	5,930

Net income(loss)	$97,503	$(23,562)	$(32,871)	$(24,505)	$(7,254)	$41,460	$33,555

Net income(loss) available to common stockholders(3)(4)	$91,993	$(34,190)	$(42,601)	$(34,402)	$(15,438)	$41,460	$28,045

Net income (loss) available to common stockholders per share (3)(5)
Basic	$7.64	$(2.96)	$(3.60)	$(2.78)	$(1.23)	$0.86	$2.46
Diluted	$5.73	$(2.96)	$(3.60)	$(2.78)	$(1.23)	$0.83	$1.81
Weighted average shares outstanding(5)
Basic	12,039	11,555	11,820	12,365	12,548	47,990	11,404
Diluted	16,042	11,555	11,820	12,365	12,548	49,770	15,466

	Year Ended March 31,					Six Months Ended

	2005	2004	2003	2002	2001	9/28/05	9/29/04

	(In thousands, except per share and tonnage data)
Pro forma information (unaudited):
Pro forma net income available to common stockholders(6)	$81,896
Pro forma net income available to common stockholders per share(7)
Basic	$1.66
Diluted	$1.62
Pro forma weighted average shares outstanding
Basic	49,359
Diluted	50,428
Cash Flow Data:
Capital expenditures	$22,975	$10,530	$15,335	$24,531	$14,475	$11,594	$14,668
Purchase of stock, net	13,158	5,781	10,587	14,963	5,514	—	124
Other Data (unaudited):
EBITDA(8)	$146,422	$80,776	$62,484	$59,832	$74,955	$93,907	$93,096
COLI effect(9)	(861)	(561)	(1,752)	(1,738)	(2,374)	(1,796)	(2,303)
Revenues per employee(10)	962	639	539	496	517	498	455
EBITDA per employee(8)(10)	88	50	37	33	37	55	56
Average number of employees	1,672	1,628	1,706	1,805	2,051	1,720	1,650
Tons shipped	769,879	662,213	603,310	581,243	679,610	391,163	386,533

	March 31,					September 28,	September 29,

	2005	2004	2003	2002	2001	2005	2005

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,994	$15,646	$45,413	$21,372	$23,779	$8,668	$11,592
Total working capital	185,759	129,252	165,897	146,800	149,501	252,742	203,257
Total assets	658,841	537,191	516,580	444,506	484,625	667,827	661,886
Total debt(11)	516,889	535,111	543,077	471,376	420,064	298,738	595,307
Total stockholders’ equity (deficit)	(186,173)	(273,295)	(245,171)	(202,690)	(160,197)	125,303	(239,379)

(1)	Expenses include restructuring charges aggregating $3,320 and $1,861 for the fiscal years ended March 31, 2001 and 2002 in connection with workforce reductions and consolidations and losses from the sale of significant assets in those fiscal years and a special compensation charge of $2,000 in connection with a payment to EMJ’s chief executive officer in fiscal 2001.

(2)	Net interest expense includes amortization and write-off of debt issue costs aggregating $1,482, $1,792, $1,416, $1,323, $1,756, $661 and $659 for the fiscal years ended March 31, 2001, 2002, 2003, 2004 and 2005 and the six months ended September 29, 2004 and September 28, 2005, respectively, net of interest income of $1,179, $164, $394, $159, $40, $14 and $94 for the fiscal years ended March 31, 2001, 2002, 2003, 2004 and 2005 and the six months ended September 29, 2004 and September 28, 2005, respectively.

(3)	Income taxes for fiscal years 2001, 2002, 2003 and 2004 primarily represent certain foreign and state taxes on income due to the fact that a valuation allowance was established against deferred tax assets. For fiscal year 2005 EMJ recognized a tax benefit for the reduction of its valuation allowance for deferred tax assets of $56,303. Income taxes for the first six months of fiscal 2006 represent the federal, state and Canadian income taxes.

(4)	The adjustments to net income (loss) are approximately $(8,184), $(9,897), $(9,730), $(10,628), $(5,510), $(5,510) and $0 for fiscal years 2001, 2002, 2003, 2004 and 2005 and the six months ended September 29, 2004 and September 28, 2005, respectively. The adjustments consist of dividends accrued for the Earle M. Jorgensen Holding Company, Inc., or Holding, series A preferred stock and dividends declared and paid-in-kind for the Holding series B preferred stock.

(5)	The basic and diluted per share information is computed based on the weighted average number of shares of common stock outstanding for each reported period. The computation of diluted per share information includes the dilutive effect of common stock equivalents for outstanding options and warrants exercisable for shares of common stock using the treasury stock method. Upon completion of the merger and financial restructuring in April 2005 all shares of Holding common stock were converted to shares of EMJ common stock. The inclusion of common stock equivalents for all periods presented prior to the year ended March 31, 2005 was antidilutive.

(6)	The adjustments to pro forma net income available to common stockholders include $(21,442) relating to the interest on the Holding notes, $37,049 income tax benefit related to Holding and $(5,510) dividends declared and paid-in-kind for the Holding series B preferred stock.

Reconciliation of historical net income available to common stockholders of EMJ to reported income (loss) available to common stockholders after giving effect to the merger and financial restructuring on April 20, 2005 is as follows:

Year Ended
March 31, 2005

(in thousands)
Historical net income of EMJ	$81,896
Adjustments for the effect of the merger and financial restructuring:
Interest on subordinated debt, net	(21,442)
Preferred dividends	(5,510)
Tax benefit	37,049

Reported net income (loss) available to common stockholders after giving effect to the merger and financial restructuring	$91,993

(7)	The adjustments to pro forma basic per share information reflects per share information as discussed in note 5, above, and shares of EMJ common stock issued upon completion of the merger and financial restructuring and initial public offering as follows: 12,997,890 shares for the Holding notes; 2,377,358 shares for the Holding series A preferred stock; 1,409,751 shares for the Holding series B preferred stock; 2,934,977 shares for the Holding warrants; 12,038,898 weighted average shares for the Holding common stock converted one to one in the merger and financial restructuring to EMJ common stock; and 17,600,000 shares issued in the initial public offering. The computation of pro forma diluted per share information includes the dilutive effect of common stock equivalents for outstanding options exercisable for shares of common stock.

Change in shares from giving effect to the merger and financial restructuring and the initial public offering:

Year Ended
March 31, 2005

(In thousands,
except per
share data)
Holding common shares converted to EMJ common shares one-to-one	11,197
Exchange consideration for debt and equity securities	19,720
Initial public offering shares issued	17,600

Total shares outstanding at end of period if merger and financial restructuring and initial public offering happened during the period	48,517

Pro forma earnings per share based on historical net income of EMJ
Basic	$1.66
Diluted	$1.62
Pro forma weighted outstanding shares
Basic	49,359
Diluted	50,428

(8)	“EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act, EMJ’s EBITDA has not been adjusted to exclude any other non-cash charges or liabilities, such as LIFO (last-in-first-out) adjustments of $887, $590, $(3,354), $14,343, $74,164, $24,405 and $7,772 and postretirement benefits aggregating $11, $249, $498, $619, $822, $401 and $424 for the fiscal years ended March 31, 2001, 2002, 2003, 2004 and 2005 and the six months ended September 29, 2004 and September 28, 2005, respectively. In addition, EMJ’s EBITDA has not been adjusted for the following items: provisions for workforce reductions and consolidations and losses from the sale of significant assets aggregating $3,320 and $1,861 for the fiscal years ended March 31, 2001 and 2002, respectively; special compensation of $2,000 payable to EMJ’s chief executive officer in fiscal 2001; excise tax of $1,919 related to an IRS settlement in fiscal 2002; and a loss of $12,278 related to early retirement of debt in fiscal 2003. EMJ believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of company performance in the industry. EMJ’s management believes that EBITDA is useful in evaluating EMJ’s operating performance between periods and compared to that of EMJ’s competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, EMJ’s management uses EBITDA as a significant component when measuring EMJ’s performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, EMJ’s EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flow data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for EMJ may not be comparable to EBITDA reported by other companies. A reconciliation of net income to EBITDA for each of the respective periods indicated is as follows:

	Year Ended March 31,					Six Months Ended

	2005	2004	2003	2002	2001	9/28/05	9/29/04

	(In thousands)
Reconciliation of EBITDA:
Net income	$97,503	$(23,562)	$(32,871)	$(24,505)	$(7,254)	$41,460	$33,555
Depreciation and amortization	11,721	11,284	11,369	11,449	11,035	5,342	5,737
Net interest expense	75,760	89,927	82,486	72,433	69,951	27,488	47,874
Provision for income taxes	(38,562)	3,127	1,500	455	1,223	19,617	5,930

EBITDA	$146,422	$80,776	$62,484	$59,832	$74,955	$93,907	$93,096

(9)	EMJ is the owner and beneficiary of life insurance policies, or the COLI policies, on (1) all former non-union employees of a predecessor company, including certain current employees of EMJ, and (2) key man life insurance policies on certain current and former executives of EMJ. The effect of these company owned life insurance policies on EMJ’s pre-tax income consists of premium expense, policy dividend growth, and proceeds (death benefits) (which are reported as general and administrative expense) and policy interest expense on policy borrowings (which is reported as a component of interest expense). Under current U.S. federal tax law, the policy dividend growth is not currently taxable, the premium is non-deductible, the proceeds (death benefits) are tax exempt and the interest is deductible up to 96% of the contract rate.

	Year Ended March 31,					Six Months Ended

	2005	2004	2003	2002	2001	9/28/05	9/29/04

	(In thousands)
Calculation of COLI effect:
Cash surrender value-policy dividend growth	$22,200	$17,751	$17,156	$13,521	$13,010	$9,231	$9,940
Cash surrender value-insurance premiums	(3,661)	(3,081)	(2,866)	(2,325)	(2,217)	(2,061)	(1,808)
Proceeds (death benefits)	2,967	4,851	1,754	3,062	1,230	3,057	318

Total operating income impact of COLI	21,506	19,521	16,044	14,258	12,023	10,227	8,450
Cash surrender value-interest	(22,367)	(20,082)	(17,796)	(15,996)	(14,397)	(12,023)	(10,753)

Total pre-tax income impact of COLI	$(861)	$(561)	$(1,752)	$(1,738)	$(2,374)	$(1,796)	$(2,303)

(10)	Calculated based on the average number of employees during the applicable period.

(11)	Long-term debt includes $149,880, $178,481, $212,540, $225,373, $245,882, $245,882 and $0 for fiscal 2001, 2002, 2003, 2004 and 2005 and the six months ended September 29, 2004 and September 28, 2005, respectively, related to the Variable Rate Senior Notes paid in cash and shares of EMJ common stock upon completion of EMJ’s initial public offering on April 20, 2005.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
      The following selected unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes on pages 93 through 99 of this proxy statement/ prospectus. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Reliance and EMJ, giving effect to the merger using the purchase method of accounting. The unaudited pro forma balance sheet as of September 30, 2005 assumes that the merger occurred as of that date. The unaudited pro forma statements of income for the nine months ended September 30, 2005 and for the twelve months ended December 31, 2004 reflect the merger as if it had occurred as of January 1 of each respective period.
      This information is for illustrative purposes only. Reliance and EMJ may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Reliance will experience after the merger.

		Twelve Months
	Nine Months Ended	Ended
	September 30,	December 31,
	2005	2004

	(In millions, except per share amounts)
Net sales	$3,811.6	$4,417.7
Income before income taxes	287.1	316.1
Net income from continuing operations(1)	178.0	187.5
Earnings per common share from continuing operations — diluted	$4.72	$5.02
Earnings per common share from continuing operations — basic	$4.74	$5.05

(1)	The twelve months ended December 31, 2004 amount is net of $8.5 million of preferred dividends.

September 30,
2005

(In millions)
Total assets	$3,148.9
Long-term debt and capital lease obligations (less current portions)	1,079.3

COMPARATIVE UNAUDITED PER SHARE DATA
      Set forth below are net income, cash dividends and book value per Reliance share and EMJ share on a historical basis, for Reliance on a pro forma combined basis per share, and for Reliance and on a pro forma combined basis per EMJ-equivalent share. The assumed exchange ratio is 0.0928 Reliance shares for each EMJ share calculated by dividing $6.50 by the average closing prices of Reliance common stock during the 20-day period ended January 31, 2006 ($70.01). You should note that this exchange ratio, and thus the amount of Reliance common stock to be issued in the merger, may increase or decrease depending on the average closing prices of Reliance common stock for the pricing period prior to the effective time of the merger.
      The Reliance pro forma combined data was derived by combining the historical consolidated financial information of Reliance and the historical consolidated financial information of EMJ using the purchase method of accounting for business combinations as described under “Unaudited Pro Forma Combined Financial Information” beginning on page 93.
      The Reliance pro forma combined data per EMJ-equivalent common share shows the effect of the merger from the perspective of an EMJ stockholder. The information was computed by multiplying the Reliance pro forma combined earnings per share, cash dividends and book value by the assumed exchange ratio of 0.0928.
      You should read the information below together with the historical financial statements and related notes contained in the annual reports and quarterly reports that EMJ and Reliance have filed with the SEC and have incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information” on page 117. The unaudited pro forma combined data below is for illustrative purposes only and is based on available information and assumptions that are believed to be reasonable as of the date of this proxy statement/ prospectus. The financial results may have been different had the companies always been combined due to, among other factors, those factors discussed under “Risk Factors” beginning on page 30. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Reliance will experience after the merger. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.

		As of and for the
	As of and for the	Twelve Months
	Nine Months Ended,	Ended,
	September 30, 2005	December 31, 2004

Reliance historical per common share data:
Earnings per common share from continuing operations — diluted	$4.38	$5.19
Earnings per common share from continuing operations — basic	4.40	5.23
Cash dividends per common share	.28	.26
Book value per common share at end of period(1)	29.33	25.18
EMJ historical per common share data:
Earnings per common share from continuing operations — diluted	$2.55	$1.68
Earnings per common share from continuing operations — basic	2.73	2.27
Cash dividends per common share	—	—
Book value per common share at end of period(2)	2.49	(21.43)
Reliance pro forma per Reliance common share combined data:
Earnings per common share from continuing operations — diluted	$4.72	$5.02
Earnings per common share from continuing operations — basic	4.74	5.05
Cash dividends per common share	.28	.26
Book value per common share at end of period(3)	34.37
Reliance pro forma per EMJ-equivalent common share combined data:(4)
Earnings per common share from continuing operations — diluted	$0.44	$0.47
Earnings per common share from continuing operations — basic	0.44	0.47
Cash dividends per common share	0.03	0.02
Book value per common share at end of period	3.19

(1)	The historical book value per share is computed by dividing shareholders’ equity by the number of common shares outstanding at the end of each period presented.

(2)	The historical book value per share is computed by dividing stockholders’ equity by the number of common shares outstanding at the end of each period presented.

(3)	The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period, assuming the issuance of 4,662,002 Reliance common shares in the merger.

(4)	The equivalent pro forma per share information is computed assuming an exchange ratio of 0.0928 Reliance common share per common share of EMJ. This exchange ratio does not take into consideration the cash portion of the merger consideration of $6.50 per share.

COMPARATIVE MARKET PRICES AND DIVIDENDS
Comparative Market Prices

Reliance
      Reliance common stock is listed on the NYSE and traded under the symbol “RS.” The following table sets forth, for the calendar quarters indicated, the high and low reported trading prices per share of Reliance common stock on the NYSE Composite Transactions reporting system based on closing prices and cash dividends declared per share of Reliance common stock.

	Stock Price

Calendar Year	High	Low	Dividends

2006
First Quarter (through February 3, 2006)	$82.79	$62.90	$—
2005
Fourth Quarter	66.64	49.15	0.10
Third Quarter	52.93	37.52	0.10
Second Quarter	43.62	35.04	0.09
First Quarter	47.36	36.29	0.09
2004
Fourth Quarter	41.90	33.72	0.07
Third Quarter	41.89	36.33	0.07
Second Quarter	40.32	31.96	0.06
First Quarter	35.95	27.39	0.06
      On January 17, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Reliance common stock as reported on the New York Stock Exchange were $66.12 and $64.84, respectively. On February 3, 2006, the last full trading day before the date of this proxy statement/ prospectus, the high and low sale prices of shares of Reliance common stock as reported on the New York Stock Exchange were $82.99 and $81.12, respectively.

EMJ
      EMJ closed its initial public offering of 17.6 million shares of EMJ common stock on April 20, 2005. All of the shares were sold by EMJ. EMJ’s common stock began trading on the New York Stock Exchange on April 15, 2005, under the ticker symbol “JOR.” The following table sets forth, for the calendar quarters indicated, the high and low reported trading prices per EMJ share on the NYSE Composite Transactions reporting system based on closing prices and cash dividends declared per EMJ share.

	Stock Price

Calendar Year	High	Low	Dividends

2006
First Quarter (through February 3, 2006)	$14.08	$9.80	$—
2005
Fourth Quarter	10.11	8.24	—
Third Quarter	10.69	8.08	—
Second Quarter (beginning April 15, 2005)	9.20	6.70	—
      On January 17, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of EMJ common stock as reported on the New York Stock Exchange were $10.49 and $10.19, respectively. On February 3, 2006, the last full trading day before the date of this proxy statement/ prospectus, the high and low sale prices of shares of EMJ common stock as reported on the New York Stock Exchange were $14.12 and $13.82, respectively.
      Reliance shareholders and EMJ stockholders are advised to obtain current market quotations for Reliance common stock and EMJ common stock. The market price of Reliance common stock and EMJ common stock will fluctuate between the date of this proxy statement/ prospectus and the completion of the merger. No assurance can be given concerning the market price of (1) Reliance common stock before or after the effective date of the merger or (2) EMJ common stock before the effective date of the merger.

EMJ Equivalent Per Share Price
      On January 17, 2006, the last full trading day before the public announcement of the merger agreement, and                     , 2006, the last full trading day before the date of this proxy statement/ prospectus, the equivalent price per share of EMJ common stock was $13.00 and $          , respectively. The equivalent price per share of EMJ common stock is equal to the value of Reliance common stock that an EMJ stockholder would have received for one share of EMJ common stock if the merger had taken place on those dates. We calculated these equivalent numbers by multiplying the closing market price per share of Reliance common stock on these dates by an assumed exchange ratio of 0.1026 and           , respectively, and adding the per share cash payment of $6.50. We have based these assumed exchange ratios on the average closing price of Reliance common stock on the New York Stock Exchange during the 20 consecutive trading days ended January 12, 2006 and January 31, 2006, respectively. You should note that this exchange ratio may decrease or increase depending on the average closing prices of Reliance common stock during the pricing period prior to the merger and the actual value of Reliance common stock that an EMJ stockholder will receive upon completion of the merger may be higher or lower than the prices above. As a result, you should obtain current market quotations for Reliance common stock and EMJ common stock before making any decision about the merger.
Dividends

Reliance
      Reliance has paid quarterly cash dividends on its common stock for 46 years. Reliance’s board of directors has increased the quarterly dividend rate on a periodic basis. The Reliance board of directors may reconsider or revise this policy from time to time based on conditions then existing, including Reliance’s earnings, cash flows, financial condition and capital requirements or other factors the Reliance board of directors may deem relevant. Reliance expects to continue to declare and pay dividends in the future, if earnings are available to pay dividends, but Reliance also intends to continue to retain a portion of earnings for reinvestment in its operations and expansion of its business. There can be no assurance that either cash or stock dividends will be paid in the future or that, if paid, the dividends will be in the same amount or with the same frequency as paid in the past.
      The private placement debt agreements for Reliance’s senior notes and Reliance’s syndicated credit facility contain covenants which, among other things, require Reliance to maintain a minimum net worth and limit cash dividends based upon Reliance’s earnings, restricting its ability to pay dividends. Since Reliance’s initial public offering in September 1994 through December 31, 2004, Reliance has paid between 5% and 25% of earnings to its shareholders as dividends. In July 2004, Reliance increased the dividend by 17% to $.07 per share, and, in February 2005, Reliance increased its dividend by 29% to $.09 per share, for a total increase of 67% since June 2004.

EMJ
      EMJ has not paid any dividends since its initial public offering in April 2005 and has no plans to pay cash dividends on its common stock in the foreseeable future. In addition, EMJ’s domestic credit facility prohibits EMJ from paying, and the indenture for EMJ’s 9 3/4% senior secured notes, or the 9 3/4% notes, limits EMJ’s ability to pay, dividends. Prior to EMJ’s initial public offering, EMJ had not paid a stock dividend since its formation on May 3, 1990. Prior to EMJ’s initial offering, EMJ paid cash dividends to its former parent Holding only in connection with specific obligations of Holding from time to time, including, (1) the payment of interest on indebtedness of Holding, (2) the repurchase of Holding’s capital stock from employees of EMJ whose employment had terminated, as required under the terms of Holding’s stockholders agreement (which terminated upon completion of EMJ’s merger and financial restructuring and EMJ’s initial public offering), and EMJ’s stock bonus plan (predecessor to the retirement savings plan), and (3) redemption of stock options from Mr. Nelson, EMJ’s chief executive officer, and a terminated employee.
      Following the merger, the former holders of EMJ common stock will be entitled to receive dividends in respect of the shares of Reliance common stock they receive as merger consideration as may be declared by Reliance’s board of directors.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      The statements contained or incorporated by reference in this proxy statement/ prospectus that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “intend,” “may,” “expect,” “anticipate,” “predict,” “project,” “counting on,” “plan,” “continue,” “want,” “forecast,” “should,” “would,” “is confident” and “will” and similar expressions as they relate to Reliance or EMJ are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Except to the extent required by federal securities laws, neither Reliance nor EMJ undertakes any obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement/ prospectus or to reflect the occurrence of unanticipated events.
      All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

•	Expected cost savings from the merger may not be fully realized or realized within the expected time frame, and costs or expenses relating to the merger may be higher than expected;

•	Revenues or margins following the merger may be lower than expected;

•	Costs or difficulties related to obtaining regulatory approvals for and to completing the merger and, following the merger, to the integration of the businesses of Reliance and EMJ may be greater than expected;

•	Synergies and accretion to reported earnings estimated to result from the merger may not be realized and the level of costs and expenses incurred by Reliance in connection with the merger may be higher than expected;

•	Reliance’s future operating results depend on a number of factors beyond its control, such as the prices for and the availability of metals, which could cause its results to fluctuate significantly over time. During periods of low customer demand, it could be more difficult for Reliance to pass through price increases to its customers, which could reduce its gross profit and net income;

•	Changes in demand for the products that Reliance sells can cause significant fluctuations in both availability and cost of the products. A significant or rapid increase or decrease in costs from current levels could have a severe negative impact on Reliance’s gross profit;

•	Foreign currency exchange rates could change, which could affect the price Reliance pays for metals and the results of its foreign operations;

•	Reliance services industries that are highly cyclical, and any downturn in its customers’ industries could reduce its revenue and profitability;

•	The success of Reliance’s business is affected by general economic conditions and, accordingly, its business was adversely impacted by the economic slowdown or recession in 2003, 2002 and 2001. This could occur in future periods;

•	Reliance’s business is very competitive and increased competition could reduce gross profit margins and net income;

•	As a decentralized business, Reliance depends on both senior management and its operating employees. If Reliance is unable to attract and retain these individuals, its results of operations may decline;

•	Interest rates on debt could increase; Reliance’s variable rate debt is currently at relatively low historical levels and rates, and it anticipates that these levels will increase materially at closing and rates will continue to increase through 2006;

•	Reliance may not be able to consummate future acquisitions, and those acquisitions that it does complete may be difficult to integrate into its business;

•	Reliance is subject to various environmental and other governmental regulations which may require it to expend significant capital and incur substantial costs;

•	If existing shareholders sell their shares, the market price of the Reliance common stock could be depressed;

•	Principal shareholders who own a significant number of Reliance’s shares may have interests that conflict with yours;

•	Reliance has implemented a staggered or classified board of directors that may adversely impact your rights as a shareholder;

•	Reliance may discover internal control deficiencies in its decentralized operations or in an acquisition that must be reported in its SEC filings, which may result in a negative reaction by its shareholders that adversely impacts its stock price;

•	Reliance’s acquisitions, including EMJ, might fail to perform as anticipated, which could result in an impairment charge to write off some or all of the goodwill for that entity; and

•	Other economic, business, competitive or regulatory factors may affect Reliance’s and EMJ’s businesses generally as described in Reliance’s and EMJ’s filings with the SEC.
      All subsequent written and oral forward-looking statements attributable to Reliance or EMJ or persons acting on their behalf are expressly qualified in their entirety by the foregoing. New risks and uncertainties may arise from time to time. We cannot predict these events or how they might impact us. See “Risk Factors” beginning on page 30 of this proxy statement/prospectus.

RISK FACTORS
Risks Relating to the Merger

Because the market price of Reliance common stock may fluctuate, you cannot be certain of the precise value of the merger consideration you will receive in the merger.
      You cannot be certain of the precise value of the consideration to be received as a result of the merger. If the merger is completed, you will be entitled to receive, for each share of EMJ common stock that you own, $6.50 in cash and between 0.0892 and 0.1207 of a share of newly-issued Reliance common stock, depending on the average closing price of Reliance common stock for the pricing period. The exchange ratio will adjust to ensure that the fraction of a share of Reliance common stock you receive will be equal to $6.50 divided by the average closing price of Reliance common stock for the pricing period so long as the average Reliance stock price is equal to or between $72.86 and $53.86. However, the market value of that fraction of a share of Reliance common stock you receive may have a value that is greater or less than $6.50, as the trading price of Reliance common stock on the date of the merger may be greater or less than the average closing price of Reliance common stock for the pricing period used to determine the exchange ratio. If the average closing price of Reliance common stock for the pricing period is less than $53.86, the exchange ratio will no longer adjust upward, and you will receive 0.1207 of a share of Reliance common stock for each share of EMJ common stock that you own. This means that the value of the fraction of a share of Reliance common stock you will receive will be below $6.50 to the extent the market price of Reliance common stock is below $53.86 when the merger is completed. If, however, the average closing price of Reliance common stock for the pricing period is more than $72.86, the exchange ratio will no longer adjust downward, and you will receive 0.0892 of a share of Reliance common stock for each share of EMJ common stock that you own. This means that the value of the fraction of a share of Reliance common stock you will receive will be above $6.50 to the extent the market price of Reliance common stock is above $72.86 when the merger is completed. The formula for calculating the exchange ratio is set forth in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 75 of this proxy statement/ prospectus.
      The prices of EMJ common stock and Reliance common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was signed, on the date of this proxy statement/ prospectus and on the date of the special meeting. For example, (1) during 2005 and 2006 (from April 15, 2005, when it commenced trading on the New York Stock Exchange, through January 17, 2006, the last trading day before the announcement of the merger), the trading prices of EMJ common stock on the New York Stock Exchange ranged from a low closing sale price of $6.70 per share to a high closing sale price of $10.69 per share and (2) during 2004, 2005 and 2006 (through January 17, 2006, the last trading day before the announcement of the merger), the trading prices of Reliance common stock on the New York Stock Exchange ranged from a low closing sale price of $27.39 per share to a high closing sale price of $67.06 per share. These variations may be the result of various factors, including:

•	changes in the business, operations or prospects of Reliance, EMJ or the combined company;

•	governmental, regulatory and/or litigation developments;

•	market assessments as to whether and when the merger will be completed;

•	the timing of completion of the merger; and

•	general stock market, economic and political conditions.
You are urged to obtain a current market quotation for Reliance common stock.

EMJ will be subject to business uncertainties and contractual restrictions while the merger is pending.
      Uncertainty about the effect of the merger on employees, customers and suppliers may have an adverse effect on EMJ and consequently on Reliance. These uncertainties may impair EMJ’s ability to retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others that deal with EMJ to defer purchases or other decisions affecting EMJ, or to seek to change existing business relationships with EMJ. If key employees depart because of uncertainty about their future roles and the potential complexities of integration, the combined company’s business following the merger could be harmed. In addition, the merger agreement restricts EMJ from making certain acquisitions and taking other specified actions without the consent of Reliance until the merger occurs. These restrictions may prevent EMJ from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement — No Solicitation” beginning on page 80 of this proxy statement/ prospectus for a description of the restrictive covenants applicable to EMJ.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of EMJ.
      Although EMJ’s board of directors has recommended that stockholders approve the proposal relating to the merger agreement, if the recommendation of the board of directors is adversely modified or withdrawn because the EMJ board of directors exercises its fiduciary duties and the voting agreement with the Kelso Funds is terminated there is no assurance that this proposal will be adopted and approved by the stockholders, and there is no assurance that Reliance and EMJ will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, EMJ will be subject to several risks, including the following:

•	EMJ may be required to pay and reimburse Reliance amounts of up to approximately $20.5 million in the aggregate if the merger agreement is terminated under certain circumstances;

•	the current market price of EMJ common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the market of EMJ generally and a resulting decline in the market price of EMJ common stock;

•	many costs of EMJ relating to the merger (such as legal, accounting, and a portion of its financial advisory fees) are payable by EMJ whether or not the merger is completed;

•	there may be substantial disruption to the business of EMJ and a distraction of its management and employees from day-to-day operations, because matters related to the merger may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to EMJ; and

•	EMJ would continue to face the risks that it currently faces as an independent company, as further described in the documents that EMJ has filed with the SEC that are incorporated by reference into this proxy statement/ prospectus.
      In addition, EMJ would not realize any of the expected benefits of having completed the merger. If the merger is not completed, the risks described above may materialize and materially adversely affect EMJ’s business, financial results, financial condition, prospects and stock price.

EMJ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of EMJ stockholders.
      Executive officers of EMJ participated in the negotiation of the terms of the merger agreement with their counterparts at Reliance, and EMJ’s board of directors approved the merger agreement and unanimously recommended that EMJ stockholders vote to adopt and approve the merger. In considering these facts and the other information contained in this proxy statement/ prospectus, you should be aware that some of EMJ’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of EMJ stockholders. For example, Mr. Nelson and Mr. Johnson have entered into agreements with EMJ that may provide, among other things, change of control, retention and severance and other benefits following the merger. In addition, certain executive officers have Holding options that will be cashed out at a substantial premium over their exercise price as a result of the merger. Mr. Nickell and Mr. Wahrhaftig, who are members of EMJ’s board of directors, are affiliated with the Kelso Funds, which own approximately 50.1% of the outstanding EMJ common stock. Pursuant to the registration rights agreement, Reliance has agreed to register, and provide the Kelso Funds with certain demand and piggyback registration rights with respect to the shares of Reliance common stock received by the Kelso Funds in the merger, to allow for the orderly sale of the shares of Reliance common stock that they receive as a result of the merger. These and some other interests of EMJ directors and executive officers may create potential conflicts of interest and cause some of these persons to view the merger differently than you may view it, as a stockholder. Please see “The Merger — Interests of EMJ’s Directors and Executive Officers in the Merger” beginning on page 68 of this proxy statement/ prospectus for more information about these financial interests.

The merger agreement limits EMJ’s ability to pursue alternatives to the merger.
      The merger agreement contains provisions that generally limit EMJ’s ability to pursue alternatives to the merger with Reliance. These provisions provide that EMJ may not (1) initiate, negotiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any proposals with respect to a takeover proposal, (2) enter into any agreement with respect to any takeover proposal or (3) furnish, or provide access to, any information or data to, or have or participate in any discussions or negotiations with, any person relating to a takeover proposal; provided, however, that (a) EMJ may respond to an unsolicited bona fide written takeover proposal from a third party if EMJ’s board of directors determines in good faith, after receiving advice of its outside legal counsel and financial advisor, that the takeover proposal constitutes or is reasonably likely to constitute a superior proposal, and (b) EMJ’s board of directors may withdraw or modify its recommendation of the merger if it determines that a takeover proposal is a superior proposal or if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to withdraw or modify its recommendation of the merger may be reasonably expected to violate its fiduciary duties under applicable law.
      In addition, Reliance is entitled to receive a termination fee of approximately $20.5 million if Reliance terminates the merger agreement due to EMJ’s board of directors (1) withdrawing or adversely modifying its recommendation of the merger, (2) recommending another takeover proposal other than the merger or (3) determining to accept a superior proposal.
      Reliance required EMJ to agree to these provisions as a condition to Reliance’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all of or a significant part of EMJ from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share market price than the current merger consideration. Furthermore, a potential competing acquiror might propose to pay a lower per share price to EMJ stockholders than it would otherwise have proposed to pay because of EMJ’s obligation, in connection with termination of the merger agreement, to pay Reliance the termination fee of approximately $20.5 million.

The price of Reliance common stock may be affected by factors different from those affecting the price of EMJ common stock.
      Holders of EMJ common stock will receive Reliance common stock in the merger and thus will become holders of Reliance common stock. The businesses of Reliance and EMJ differ in important respects and, accordingly, Reliance’s results of operations, as well as the price of Reliance common stock, may be affected by factors different from those currently affecting the independent results of operations of EMJ and the price of EMJ common stock. The price of Reliance common stock may fluctuate significantly following the merger, including fluctuation due to factors over which Reliance has no control. For a discussion of the businesses of Reliance and EMJ, see Reliance’s Annual Report on Form 10-K for the year ended December 31, 2004 and EMJ’s Annual Report on Form 10-K for the year ended March 31, 2005, each of which is incorporated by reference in this proxy statement/ prospectus, and “Information about Reliance” and “Information about EMJ” beginning on page 91 and page 92, respectively, of this proxy statement/ prospectus.

The opinions obtained by EMJ from its financial advisors will not reflect changes in circumstances between signing of the merger agreement and the completion of the merger.
      EMJ has not obtained updated opinions as of the date of this proxy statement/ prospectus from its financial advisors. Changes in the operations and prospects of Reliance or EMJ, general market and economic conditions and other factors which may be beyond the control of Reliance and EMJ, and on which the financial advisors’ opinions were based, may significantly alter the value of Reliance or EMJ or the prices of shares of Reliance common stock or EMJ common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because EMJ currently does not anticipate asking its financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinions that EMJ received from its financial advisors, please refer to “The Merger — Opinion of Credit Suisse Securities (USA) LLC to EMJ’s Board of Directors” beginning on page 52 and “The Merger — Opinion of Duff & Phelps Securities, LLC to EMJ’s Board of Directors” beginning on page 57. For a description of the other factors considered by EMJ’s board of directors in determining to approve the merger, please refer to “The Merger — EMJ’s Reasons for the Merger” beginning on page 50 and “The Merger — Recommendation of EMJ’s Board of Directors” beginning on page 52.

EMJ’s stockholders’ voting power will be diluted, and they will not be able to control the outcome of a proposal voted on by Reliance stockholders.
      EMJ’s stockholders presently have the power to approve or reject any matter affecting EMJ requiring the approval of stockholders under Delaware law and EMJ’s certificate of incorporation. Immediately after the merger, EMJ’s stockholders, in the aggregate, will hold approximately 12.3% of the outstanding shares of Reliance common stock (based on an assumed exchange ratio of 0.0928, which would be the exchange ratio if the average closing price for the pricing period was $70.01). Even if all of the former EMJ stockholders voted in concert on all matters presented to Reliance’s shareholders, this number of Reliance shares, without a substantial number of other holders of Reliance common stock voting the same way, will not affect the outcome of proposals voted upon by the shareholders of Reliance.
Risks Relating to Reliance After the Merger

Existing shareholders may sell their shares which could depress the market price of Reliance’s common stock.
      Immediately following the merger, Reliance’s officers, directors and significant shareholders (including the Kelso Funds) will own approximately 7.4 million shares or approximately 19.6% of the outstanding shares of Reliance common stock that would be eligible to be resold into the public market. If these shareholders sell a large number of these shares or if there is a perception that they intend to sell a large number of these shares, the market price of Reliance’s common stock could decline, as these sales could be viewed by the public as an indication of unfavorable prospects for its operations.

Reliance may be unable to successfully integrate the businesses of EMJ on a timely basis and realize the full anticipated benefits of the merger.
      The merger involves the integration of two companies that have previously operated independently. As with every merger, there are potential difficulties of combining the companies’ businesses. These may include the integration of EMJ’s sales and marketing, distribution, processing, finance and administrative operations, with and into Reliance’s operations. The transition of certain processes following the merger could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations of these businesses could have an adverse effect on the business, results of operations, financial condition or prospects of Reliance after the merger.

The value of your investment may be subject to sudden decreases due to the potential volatility of the price of Reliance common stock.
      The market price of Reliance common stock may be highly volatile and subject to wide fluctuations in response to various factors, including variations in Reliance’s quarterly results of operations. Other factors may include matters discussed in other risk factors and the following factors:

•	changes in expectations as to Reliance’s future financial performance, including financial estimates by securities analysts and investors;

•	developments affecting Reliance, its customers or its suppliers;

•	changes in the legal or regulatory environment affecting Reliance’s business;

•	press releases, earnings releases or publicity relating to Reliance or its competitors or relating to trends in the metals service industry;

•	inability to meet securities analysts’ and investors’ quarterly or annual estimates or targets of Reliance performance;

•	the operating and stock performance of other companies that investors may deem comparable;

•	sales of Reliance common stock by the Kelso Funds; and

•	general domestic or international economic, market and political conditions.
      These factors may adversely affect the trading price of Reliance common stock, regardless of Reliance’s actual operating performance, and could prevent you from selling your Reliance common stock at or above the value of the shares at the closing of the merger. In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. In the past, some shareholders have brought securities class action lawsuits against companies following periods of volatility in the market price of their securities. Reliance may in the future be the target of similar litigation. Securities litigation, regardless of whether Reliance’s defense is ultimately successful, could result in substantial costs and divert management’s attention and resources.

Reliance’s substantial indebtedness could impair its financial condition and reduce the funds available to Reliance for other purposes and Reliance’s failure to comply with the covenants contained in its debt instruments could result in an event of default that could adversely affect its operating results.
      Reliance has substantial debt service obligations and will incur more debt as a result of this merger. As of December 31, 2005, assuming the merger had been completed as of such date, Reliance would have had aggregate outstanding indebtedness of approximately $1.1 billion. Reliance’s substantial indebtedness could adversely affect Reliance in the following ways:

•	Reliance’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

•	a significant portion of Reliance’s cash flow from operations must be dedicated to the payment of interest and principal on its debt, which reduces the funds available to Reliance for its operations or other purposes;

•	some of Reliance’s debt is, and will continue to be, at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

•	because Reliance may be more leveraged than some of its competitors, its debt may place Reliance at a competitive disadvantage;

•	Reliance’s leverage will increase its vulnerability to economic downturns and limit Reliance’s ability to withstand adverse events in its business by limiting Reliance’s financial alternatives;

•	EMJ’s noteholders could require repurchase of EMJ’s 9 3/4% notes, as provided in the EMJ 9 3/4% notes indenture, which would substantially increase Reliance’s leverage and limit its access to funds for growth initiatives; and

•	Reliance’s ability to capitalize on significant business opportunities and to plan for, or respond to, competition and changes in its business may be limited.
      Reliance’s debt agreements contain, and any agreements to refinance its debt likely will contain, financial and restrictive covenants that limit Reliance’s ability to incur additional debt, including to finance future operations or other capital needs, and to engage in other activities that Reliance may believe are in its long-term best interests, including to dispose of or acquire assets or other companies or to pay dividends to its shareholders. Reliance’s failure to comply with these covenants may result in an event of default which, if not cured or waived, could accelerate the maturity of Reliance’s indebtedness or prevent Reliance from accessing availability under its credit facility. If Reliance’s indebtedness is accelerated, it may not have sufficient cash resources to satisfy its debt obligations and Reliance may not be able to continue its operations as planned.

Reliance may not be able to generate sufficient cash flow to meet its debt service obligations.
      Reliance’s annual debt service obligations until June 11, 2010, when its revolving credit facility is expected to mature, will be primarily limited to interest and principal payments on Reliance’s senior notes (with the principal payable only as and when they mature), on its credit facility, and on its industrial revenue bonds. Reliance’s ability to generate sufficient cash flow from operations to make scheduled payments on its debt obligations will depend on Reliance’s future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of Reliance’s control. For example, Reliance may not generate sufficient cash flow from operations to repay its credit facility when it matures in 2010, or its senior notes when they mature on various dates between 2006 and 2013 or its industrial revenue bonds when they mature in 2009 and 2014. If Reliance does not generate sufficient cash flow from operations to satisfy its debt obligations, Reliance expects to undertake alternative financing plans, such as refinancing or restructuring its debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Reliance may not be able to consummate any such transaction at all or on a timely basis or on terms, and for proceeds, that are acceptable to it. Furthermore, these transactions may not be permitted under the terms of Reliance’s various debt instruments then in effect. Reliance’s inability to generate sufficient cash flow to satisfy its debt obligations, or to timely refinance its obligations on acceptable terms, could adversely affect Reliance’s ability to serve its customers and could cause Reliance to discontinue its operations as planned. Reliance’s credit facility is unsecured.
      In the merger, the newly-formed subsidiary of Reliance will assume all of the outstanding debt of EMJ, which, as of September 28, 2005, was approximately $299 million. In addition, as a result of the merger, the holders of EMJ’s 9 3/4% notes have the option to require the redemption of the notes at 101% of their face amount. The additional debt of EMJ and possible redemption of EMJ’s 9 3/4% notes might further impact Reliance’s ability to satisfy its debt obligations following the merger.

Ongoing tax audits of Reliance may result in additional taxes.
      Reliance and EMJ are undergoing various tax audits. These tax audits could result in additional taxes, plus interest and penalties being assessed against either or both companies.

The costs that Reliance pays for metals may fluctuate due to a number of factors beyond their control, which, on a combined basis, could adversely affect Reliance’s operating results if they cannot pass on higher metal prices to their customers.
      Reliance purchases large quantities of carbon, alloy, stainless steel, aluminum and other metals, which it sells to a variety of end-users. In 2004 the costs for carbon steel increased significantly and rapidly from historic levels. Although these costs declined somewhat in mid-2005, the costs increased in the fourth quarter of 2005 and overall carbon steel costs remained at historically high levels. Costs for aluminum and stainless steel products, excluding aerospace-related products, rose steadily in 2004 and there were some continued increases in 2005. Costs for aerospace-related products have increased significantly beginning in late 2004 and continued to increase through all of 2005. Reliance attempts to pass these cost increases on to its customers with higher selling prices. The costs to Reliance for these metals and the prices that it charges customers for its products may change depending on many factors outside of its control, including general economic conditions (both domestic and international), competition, production levels, customer demand levels, import duties and other trade restrictions, currency fluctuations and surcharges imposed by Reliance’s suppliers.
      Reliance maintains substantial inventories of metal to accommodate the short lead times and delivery requirements of its customers. Accordingly, Reliance purchases metal in quantities it believes to be appropriate to satisfy the anticipated needs of its customers based on information derived from customers, market conditions, historic usage and industry research. Commitments for metal purchases are generally at prevailing market prices in effect at the time orders are placed or at the time of shipment. During periods of rising prices for metal, Reliance may be negatively impacted by delays between the time of increases in the cost of metals to Reliance and increases in the prices that Reliance charges for its products if it is unable to pass these increased costs on to its customers. In addition, when metal prices decline, customer demands for lower prices could result in lower sale prices for Reliance’s products and, as Reliance uses existing inventory that it purchased at higher metal prices, lower margins. Consequently, during periods in which Reliance uses this existing inventory, the effects of changing metal prices could adversely affect Reliance’s operating results.

The price of metals is subject to fluctuations in the supply and demand for metals worldwide and changes in the worldwide balance of supply and demand could negatively impact Reliance’s revenues, gross profit and net income.
      Metal prices are volatile due to, among other things, fluctuations in foreign and domestic production capacity, raw material availability, metals consumption and foreign currency rates. For example, in the past few years, China has significantly increased its consumption of metals and metal products. This large and growing demand for metals has significantly affected the metals industry, diverting supply to China and contributing to the recent increase in metal prices. If, in the future, China experiences a downturn in general economic conditions or increases its internal production of metals, its demand for metals produced outside of China could decrease. Such a decrease could cause a reduction in metal prices globally, which could adversely affect Reliance’s revenues, gross profit and net income. Additionally, significant currency fluctuations in the United States or abroad could negatively impact Reliance’s cost of metals and the pricing of its products. Recently, the decline in the dollar relative to foreign currencies resulted in increased prices for metals and metal products in the United States as imported metals became relatively more expensive. If, in the future, the dollar increases in value relative to foreign currencies, the domestic market may be more attractive to foreign producers, resulting in increased supply that could cause decreased metal prices and adversely affect Reliance’s revenues, gross profit and net income.

Reliance operates in an industry that is subject to cyclical fluctuations and any downturn in general economic conditions or its customers’ industries could negatively impact its revenues, gross profit and net income.
      The metals service center industry is cyclical, impacted by both market demand and metals supply. Periods of economic slowdown or recession in the United States or other countries, or the public perception that these may occur, could decrease the demand for Reliance’s products and adversely affect its pricing. For example, the general slowing of the economy in 2001, 2002 and 2003 adversely impacted Reliance’s product sales and pricing. While Reliance experienced significantly improved pricing and healthy demand levels in 2004 and 2005, this trend may not continue. Changing economic conditions could depress or delay demand for Reliance’s products, which could adversely affect Reliance’s revenues, gross profit and net income.
      Reliance sells many products to industries that are cyclical, such as the industrial equipment, oil, gas and energy, construction, semiconductor, agricultural equipment and transportation industries, including aerospace. The demand for Reliance’s products is directly related to, and quickly impacted by, demand for the finished goods manufactured by Reliance’s customers in these industries, which may change as a result of the general United States or worldwide economy, domestic exchange rates, energy prices or other factors beyond Reliance’s control. If Reliance is unable to accurately project the product needs of its customers over varying lead times or if there is a limited availability of products through allocation by the mills or otherwise, Reliance may not have sufficient inventory to be able to provide products desired by its customers on a timely basis. In addition, if Reliance is not able to increase sales of products to customers in other industries when one or more of the cyclical industries that it serves is experiencing a decline, Reliance’s revenues, gross profit and net income may be adversely affected.

Reliance competes with a large number of companies in the metals service center industry, and, if Reliance is unable to compete effectively, Reliance’s revenues, gross profit and net income may decline.
      Reliance competes with a large number of other general-line distributors and specialty distributors in the metals service center industry. Competition is based principally on price, inventory availability, timely delivery, customer service, quality and processing capabilities. Competition in the various markets in which Reliance participates comes from companies of various sizes, some of which have greater financial resources than Reliance does and some of which have more established brand names in the local markets Reliance serves. Accordingly, these competitors may be better able to withstand changes in conditions within Reliance’s customers’ industries and may have greater operating and financial flexibility than Reliance has. To compete for customer sales, Reliance may lower prices or offer increased services at a higher cost, which could reduce Reliance’s revenues, gross profit and net income.

If Reliance was to lose any of its primary suppliers or otherwise be unable to obtain sufficient amounts of necessary metals on a timely basis, Reliance may not be able to meet its customers’ needs and may suffer reduced sales.
      Reliance has few long-term contracts to purchase metals. Therefore, its primary suppliers of carbon steel, alloy steel, stainless steel, aluminum or other metals could curtail or discontinue their delivery of these metals to Reliance in the quantities it needs. Reliance’s ability to meet its customers’ needs and provide value-added inventory management services depends on Reliance’s ability to maintain an uninterrupted supply of metal products from its suppliers. If Reliance’s suppliers experience production problems, lack of capacity or transportation disruptions, the lead times for receiving Reliance’s supply of metal products could be extended and the cost of Reliance’s inventory may increase. If, in the future, Reliance is unable to obtain sufficient amounts of the necessary metals at competitive prices and on a timely basis from its traditional suppliers, Reliance may not be able to obtain these metals from acceptable alternative sources at competitive prices to meet Reliance’s delivery schedules. Even if Reliance does find acceptable alternative suppliers, the process of locating and securing these alternatives may be disruptive to its business, which could have an adverse impact on Reliance’s ability to meet its customers’ needs and reduce its sales, gross profit and net income. In addition, if a significant domestic supply source is discontinued and Reliance cannot find acceptable domestic alternatives, Reliance may need to find a foreign source of supply. Dependence on foreign sources of supply could lead to longer lead times, increased price volatility, less favorable payment terms and certain tariffs and duties.

Reliance’s acquisition of EMJ is its largest and first public company acquisition and there may be additional risks of which Reliance is not aware or existing risks may change over time.
      The EMJ acquisition is Reliance’s largest acquisition and its first acquisition of a public company. There may be additional risks associated with this acquisition that Reliance is not aware of at the present time because Reliance has not previously integrated a business of this size. After the acquisition, customers may choose to diversify their metals suppliers to reduce their dependence on a single supplier for the majority of their metals needs. Reliance may not be able to retain all of the Reliance and EMJ customers, and any loss of customers and the business that they bring to us could have an adverse effect on our operating results.
      Reliance has agreed to assume liability for EMJ’s various retirement and pension plans. The actual costs for the benefits to be provided to EMJ’s employees may exceed those projected, and future actuarial assessments of the extent of those costs may exceed the current assessment. Any adjustments that are required to be made to the recorded liability for these benefits could have an adverse effect on operating results and financial condition. In addition, Reliance may be required to make cash payments in excess or in addition to those that have been projected, which could have an adverse effect on cash flow. Reliance expects that it will record a significant amount of goodwill related to the acquisition of EMJ. If EMJ does not perform as anticipated, this could result in an impairment charge that could be material.

If Reliance does not successfully implement its acquisition growth strategy, its ability to grow its business could be impaired.
      Reliance may not be able to identify suitable acquisition candidates or successfully complete any acquisitions or integrate any other businesses into its operations. If Reliance cannot identify suitable acquisition candidates, Reliance is unlikely to sustain its historical growth rates, and, if Reliance cannot successfully integrate these businesses, it may incur increased or redundant expenses. Moreover, any additional indebtedness Reliance incurs to pay for these acquisitions could adversely affect its liquidity and financial strength.

As a decentralized business, Reliance depends on both senior management and Reliance’s key operating employees; if Reliance is unable to attract and retain these individuals, its ability to operate and grow its business may be adversely affected.
      Because of Reliance’s decentralized operating style, Reliance depends on the efforts of its senior management, including its chief executive officer, David H. Hannah, its president and chief operating officer, Gregg J. Mollins, and its executive vice president and chief financial officer, Karla Lewis, as well as other key operating employees. Reliance may not be able to retain these individuals or attract and retain additional qualified personnel when needed. EMJ has entered into a retention agreement with EMJ’s vice president, chief financial officer and secretary William S. Johnson, which provides for employment and severance benefits and has a term of three years, unless terminated earlier pursuant to its terms. If Mr. Johnson continues to serve as EMJ’s vice president, chief financial officer and secretary and his employment is terminated under certain circumstances, Mr. Johnson will be entitled to certain bonus amounts. See “The Merger — Interests of EMJ’s Directors and Officers in the Merger — Johnson Retention Agreement” on page 68 of this proxy statement/ prospectus for additional information regarding Mr. Johnson’s retention agreement. Other than the obligations RSAC will assume under Mr. Johnson’s retention agreement, Reliance does not have employment agreements with any of its officers or employees, which may mean they may have less of an incentive to stay with Reliance when presented with alternative employment opportunities. In addition, Reliance’s senior management and key operating employees hold stock options that have vested and hold common stock in Reliance’s employee stock ownership plan. These individuals may, therefore, be more likely to leave Reliance if the shares of its common stock significantly appreciate in value. The loss of any key officer or employee will require remaining officers and employees to direct immediate and substantial attention to seeking a replacement. Reliance’s inability to retain members of its senior management or key operating employees or to find adequate replacements for any departing key officer or employee on a timely basis could adversely affect Reliance’s ability to operate and grow its business.

Reliance is subject to various environmental and employee safety and health regulations, which could subject Reliance to significant liabilities and compliance expenditures.
      Reliance is subject to certain federal, state and local environmental laws and regulations concerning air emissions, wastewater discharges, underground storage tanks and solid and hazardous waste disposal at or from its facilities. Reliance’s operations are also subject to various employee safety and health laws and regulations, including those concerning occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health regulations are comprehensive, complex and frequently changing. Some of these laws and regulations are subject to varying and conflicting interpretations. Reliance may be subject from time to time to administrative and/or judicial proceedings or investigations brought by private parties or governmental agencies with respect to environmental matters and employee safety and health issues. Currently, Reliance has no material outstanding unresolved issues with environmental regulators. Proceedings and investigations with respect to environmental matters and any employee safety and health issues could result in substantial costs to Reliance, divert its management’s attention and result in significant liabilities, fines or the suspension or interruption of Reliance’s service center activities. Some of Reliance’s current properties are located in industrial areas with histories of heavy industrial use. The location of these properties may require Reliance to incur expenditures and to establish environmental liabilities for costs that arise from causes other than Reliance’s operations. Future events, such as changes in existing laws and regulations or their enforcement, new laws and regulations or the discovery of conditions not currently known to Reliance, could create material compliance or remedial liabilities and costs which may constrain Reliance’s operations or make such operations more costly.

Reliance’s operating results have fluctuated, and are expected to continue fluctuating, depending on the season, and such fluctuations may adversely affect Reliance’s stock price.
      Many of Reliance’s customers are in seasonal businesses, including customers in the construction and related industries. In addition, Reliance’s revenues in the months of July, November and December traditionally have been lower than in other months because of increased vacation days and holiday closures for various customers. Consequently, you should not rely on Reliance’s results of operations during any particular quarter as an indication of Reliance’s results for a full year or any other quarter. In addition, if analysts and investors inaccurately estimate Reliance’s results of operations in one or more future quarters and Reliance’s operating results fall below expectations, Reliance’s stock price may decline.

Reliance’s business could be adversely affected by economic downturns.
      Demand for Reliance’s products is affected by a number of general economic factors. A decline in economic activity in the United States and other markets in which Reliance operates could materially affect Reliance’s financial condition and results of operation.

Damage to Reliance’s computer infrastructure and software systems could harm Reliance’s business.
      The unavailability of any of Reliance’s information management systems for any significant period of time could have an adverse effect on Reliance’s operations. In particular, Reliance’s ability to deliver products to its customers when needed, collect its receivables and manage inventory levels successfully largely depends on the efficient operation of Reliance’s computer hardware and software systems. Through Reliance’s information management systems, Reliance provides inventory availability to its sales and operating personnel, improves customer service through better order and product reference data and monitors operating results. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could lead to business interruptions that could harm Reliance’s reputation, increase its operating costs and decrease its profitability. In addition, these systems are vulnerable to, among other things, damage or interruption from power loss, computer system and network failures, loss of telecommunications services, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

      Reliance has contracted with a third-party service provider that provides Reliance with backup systems in the event that its information management systems are damaged. It is possible that the backup facilities and other protective measures Reliance takes could prove to be inadequate.

Principal shareholders who own a significant number of shares may have interests that conflict with yours.
      After giving effect to the merger, assuming an average closing price of Reliance common stock for the pricing period of $70.01 (which would be the average closing price for the pricing period if the pricing period ended on January 31, 2006), Florence Neilan, Reliance’s largest shareholder, will own 11.1% of the outstanding shares of Reliance common stock and the Kelso Funds will own 6.2% of the outstanding shares of Reliance common stock. As a result, these shareholders may have the ability to significantly influence matters requiring shareholder approval. In deciding how to vote on such matters, these shareholders may be influenced by interests that conflict with yours.

Reliance has implemented anti-takeover provisions that may adversely impact your rights as a holder of Reliance common stock.
      Reliance’s articles of incorporation and its bylaws could delay, defer or prevent a third party from acquiring Reliance, despite the possible benefit to its shareholders, or otherwise adversely affect the price of Reliance common stock and the rights of Reliance’s stockholders. Reliance is authorized to issue 5,000,000 shares of preferred stock, no par value, with the rights, preferences, privileges and restrictions of such stock to be determined by Reliance’s board of directors, without a vote of the holders of common stock. The Reliance board of directors could grant rights to holders of preferred stock to reduce the attractiveness of Reliance as a potential takeover target, or make the removal of management more difficult. In addition, Reliance’s articles of incorporation and bylaws (1) impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings and (2) establish a staggered or classified board of directors. These provisions may discourage potential takeover attempts, discourage bids for Reliance’s common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, Reliance’s common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by Reliance’s board of directors. In addition, Reliance’s credit facility and the provisions of Reliance’s senior notes contain limitations on Reliance’s ability to enter into change of control transactions. See “Comparison of Stockholders’ Rights” beginning on page 102 of this proxy statement/ prospectus for additional information on the anti-takeover measures applicable to Reliance.

THE EMJ SPECIAL MEETING
      This proxy statement/ prospectus is furnished in connection with the solicitation of proxies from the holders of EMJ common stock by EMJ’s board of directors for use at the special meeting of EMJ stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt and approve the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A and made part of this proxy statement/ prospectus.
      This proxy statement/ prospectus is first being furnished to EMJ stockholders on or about                     , 2006.
Date, Time and Place of the Special Meeting
      The special meeting will be held on                     , 2006, at      :      a.m. (local time) at                    located at                    , California.
Purpose of the Special Meeting
      The purpose of the special meeting will be to:

1. allow the EMJ stockholders to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 17, 2006, by and among EMJ, Reliance and RSAC, pursuant to which EMJ will merge with and into RSAC, with RSAC as the surviving corporation, and Reliance will pay cash and issue shares of its common stock in exchange for the outstanding common stock of EMJ; and

2. to transact any other business that may properly come before the meeting of stockholders or any adjournment or postponement of the special meeting, including to consider and vote upon any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.
Board Recommendation
      EMJ’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of EMJ and its stockholders and unanimously approved the merger agreement and the merger. EMJ’s board of directors unanimously recommends that EMJ stockholders vote “FOR” adoption and approval of the merger agreement at the special meeting.
Who May Vote
      EMJ stockholders, as recorded in EMJ’s stock register at the close of business on                     , 2006, will be entitled to receive notice of and vote at the special meeting. As of                     , 2006, there were                     stockholders of record of EMJ common stock, as shown on the records of EMJ’s transfer agent for such shares.
Outstanding Shares and Quorum
      EMJ shares outstanding on                     , 2006, the record date for voting at the special meeting, consisted of 50,237,094 shares of common stock with one vote per share. The holders of a majority of the outstanding shares of EMJ common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Under the voting agreement, the Kelso Funds have agreed to be present at the meeting, so, unless the voting agreement is terminated, a quorum is assured. Any shares of EMJ common stock held in treasury by EMJ or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes,” which will occur when a registered broker, who holds stock in street name, does not receive voting instructions from a beneficial owner, will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object at the beginning of the special meeting to the transaction of any business because the meeting is not lawfully called or convened. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established.
How Proxies Work
      EMJ’s board of directors is asking you to appoint Maurice S. Nelson, Jr. and William S. Johnson as your proxy holders to vote your shares at the special meeting to be held on                     , 2006. You make this appointment by voting the enclosed proxy card using one of the voting methods described below. Giving EMJ your proxy means you authorize the proxy holders to vote your shares at the special meeting, according to the directions you provide. You may vote for or against the merger agreement and the merger or abstain from voting.
      EMJ does not expect any matter to be brought before the special meeting other than the merger proposal. If other matters are properly presented at the special meeting, the persons named as proxies will vote in their discretion with respect to such matters. However, if a proposal regarding adjournment or postponement of the special meeting is properly presented to permit EMJ’s board of directors to further solicit proxies, the persons named in the proxies will not have discretion to vote shares voted against the merger agreement in favor of such adjournment or postponement.
Returning a Signed Proxy without Voting Instructions
      If you do return a signed proxy card without providing voting instructions, your shares will be voted in favor of the approval and adoption of the merger agreement and in the discretion of the proxies on any other matters that may come before the special meeting.
How EMJ Solicits Proxies
      In addition to this mailing, EMJ’s directors, officers and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies personally, electronically, by telephone or with additional mailings. EMJ pays the costs of soliciting this proxy. EMJ reimburses brokers, banks and similar organizations, including the trustee of the retirement savings plan, for their reasonable charges and expenses in sending these materials to you and getting your voting instructions.
How to Vote Your Shares
      Voting EMJ shares you own directly. If your shares are held in your name, you can vote your shares in person at the special meeting or you can vote by proxy as follows:

•	By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares.

•	By Internet: The Website for Internet voting is listed on the proxy card.

•	By mail: Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.
      The telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by telephone or Internet, you do not need to return the proxy card. All proxy votes, whether cast by telephone, Internet or mail, must be received by American Stock Transfer and Trust Co. by 11:59 p.m., Eastern Time, on                     , 2006.
      If you receive more than one proxy card or proxy voting instruction card it may mean that your EMJ shares are registered in different ways (for example you own EMJ common stock directly and through the retirement savings plan) or your shares are in more than one account. Please provide voting instructions for all proxy cards and proxy voting instruction cards you receive to ensure that all of your EMJ shares are voted at the special meeting.
      Voting EMJ shares you hold through a nominee. If you hold shares through someone else, such as a stockbroker, bank or other nominee, you will receive material from that firm asking how you want to vote. You can complete the firm’s voting form and return it to the firm. If the firm offers telephone or Internet voting, the voting form will contain instructions on how to access those voting methods.
      If you intend to vote your nominee shares in person at the special meeting, you must bring to the special meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on                     , 2006, the record date for voting.
Voting Shares in the Earle M. Jorgensen Retirement Savings Plan
      If you hold EMJ common stock in the Earle M. Jorgensen Retirement Savings Plan, the trustee will vote those shares as you direct. You may direct the trustee how to vote the number of shares of EMJ common stock that are credited to your account as of                     , 2006, the record date. You can direct the trustee by completing and returning your proxy voting instruction card or by telephone or through the Internet, in accordance with the instructions provided with respect to the retirement savings plan. All proxy voting instructions for your retirement savings plan account, whether by mail, telephone or Internet, must be received no later than 5:00 p.m., Eastern Time, on                     , 2006 in order to be processed in a timely manner. Your voting instructions will be kept confidential. If the trustee does not receive timely voting instructions from you, the trustee will vote all shares in the retirement savings plan for which it did not receive voting directions in the same proportion as the votes of the retirement savings plan shares for which it received timely voting directions from other participants in the retirement savings plan.
Revoking a Proxy
      If you are a stockholder of record, you may change your vote in one of the following ways before your proxy is voted at the special meeting:

•	submit to the secretary of EMJ a revocation letter with a later date than your proxy card;

•	deliver, no later than 11:59 p.m., Eastern Time, on , 2006, a second completed and signed proxy card dated later than the first signed proxy card;

•	vote at a later time, but no later than 11:59 p.m., Eastern Time, on , 2006, by telephone or the Internet; or

•	attend the special meeting and vote in person.
      If you hold your shares through a nominee, you may later revoke your proxy instructions by informing the broker in accordance with the broker’s procedures.
      If you hold your shares through the retirement savings plan, you must

•	deliver, no later than 5:00 p.m., Eastern Time, on , 2006, a second completed and signed proxy voting instruction card dated later than the first signed proxy voting instruction card; or

•	vote at a later time, but no later than 5:00 p.m., Eastern Time, on , 2006, by telephone or the Internet.
      To submit a written notice of revocation or other communications about revoking your proxy, or to request a new proxy card, you should write to:
Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262
Attention: Secretary

      If you are a street name stockholder, and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that holder’s procedures.
Confidential Voting
      American Stock Transfer & Trust Company, EMJ’s transfer agent, will count the votes. Its officers or employees will serve as inspectors of election. Your individual vote, proxies, consents, ballots and voting materials are confidential, except in special circumstances (such as a contested proxy or consent solicitation or as otherwise required by law). For example, if you write comments on your proxy card or accompanying material, your comments will be provided to EMJ without indicating how you voted, unless you include your vote in your comment or if how you voted is necessary to understand your comment.
Effects of Abstentions and Broker Non-Votes
      Absent specific instructions from the beneficial owner of shares, brokers may not vote shares of EMJ common stock with respect to the adoption of the merger agreement, any other matters that may properly come before the special meeting, or any adjournment or postponement of the special meeting. For purposes of determining adoption and approval of the merger agreement, abstentions and broker non-votes will have the same effect as a vote “against” the merger agreement.
Vote Required
      Each outstanding share of EMJ common stock on the record date entitles the holder to one vote at the special meeting. Under the provisions of EMJ’s certificate of incorporation and the Delaware General Corporation Law, approval of the merger agreement and the merger requires the affirmative vote of a majority of the issued and outstanding shares of EMJ’s common stock outstanding on the record date.
      Because the affirmative vote of the holders of a majority of the outstanding shares of EMJ common stock is needed to adopt and approve the merger agreement, the failure to submit your proxy or vote in person will have the same effect as a vote “against” the adoption and approval of the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote “against” the adoption and approval of the merger agreement. Accordingly, EMJ’s board of directors urges stockholders to complete, date, sign and return the accompanying proxy card, or to submit a proxy by telephone or through the Internet by following the instructions included with your proxy card, or, in the event you hold your shares through a broker, bank, or other nominee, by following the separate voting instructions received from your broker, bank, or nominee.
      As a condition to the signing of the merger agreement, Reliance required the Kelso Funds, which collectively own approximately 50.1% of the EMJ common stock outstanding, to enter into a voting agreement to vote all of their shares in favor of adoption and approval of the merger agreement and the merger. Therefore, unless the voting agreement is terminated prior to the special meeting in accordance with its terms, the merger will be approved at the special meeting regardless of the votes of any other stockholders.
Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. The person presiding at the special meeting or a majority of the shares of EMJ common stock present in person or represented by proxy at the special meeting may adjourn the special meeting, whether or not a quorum is present. Any signed proxies received by EMJ will be voted in favor of an adjournment in these circumstances, although a proxy vote “against” adoption and approval of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the EMJ stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed, provided that, such revocation is in compliance with the instructions (including as to the timing) set forth in the section entitled “The EMJ Special Meeting — Revoking a Proxy” beginning on page 43 of this proxy statement/ prospectus and the enclosed proxy card, and provided further, that if you participate in the retirement savings plan, any revocation or other instruction must be given to the trustee at least three days prior to the date of the special meeting as adjourned or postponed.
Householding
      Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/ prospectus may have been sent to multiple stockholders in your household. EMJ will promptly deliver a separate copy of this proxy statement/ prospectus to you if you write or call Earle M. Jorgensen Company, 10650 Alameda Street, Lynwood, California, Attention: William S. Johnson, Secretary, Telephone: (323) 567-1122.
Stockholders should NOT send stock certificates with their proxy cards.
      If the merger is completed, stockholders will be mailed a transmittal form promptly by the exchange/paying agent following the completion of the merger with instructions on how to exchange their EMJ common stock certificates.

THE MERGER
      This section of the proxy statement/ prospectus describes material aspects of the merger. While Reliance and EMJ believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus, the attached Annexes, and the other documents which this proxy statement/ prospectus incorporates by reference, for a more complete understanding of the merger. The merger agreement, not this summary, is the legal document which governs the merger.
General
      EMJ’s board of directors is using this proxy statement/ prospectus to solicit proxies from the holders of EMJ common stock for use at the EMJ special meeting, where holders of EMJ common stock will be asked to vote upon adoption and approval of the merger agreement. In addition, Reliance is sending this document to EMJ stockholders as a prospectus in connection with the issuance of shares of Reliance common stock in exchange for EMJ common stock in the merger.
Background of the Merger
      During the week of September 12, 2005, UBS, financial advisor to Reliance, contacted Mr. Wahrhaftig, to express preliminary interest in an acquisition of EMJ by Reliance. Mr. Wahrhaftig is one of EMJ’s directors and a managing director of Kelso & Company, whose affiliates own a majority of EMJ’s outstanding common stock. Mr. Wahrhaftig suggested that UBS have Mr. Hannah contact Kelso. Mr. Hannah is the chief executive officer of Reliance. On September 19, 2005, Mr. Wahrhaftig and Mr. Nickell, a director of EMJ and chief executive officer of Kelso, spoke to Mr. Hannah and Mr. Mollins, president and chief operating officer of Reliance. Mr. Hannah confirmed Reliance’s interest in the acquisition of EMJ for consideration consisting of both cash and Reliance common stock in an amount in excess of $12.00 per share. On September 20, 2005, the closing price of EMJ’s common stock was $10.01 and the closing price of Reliance common stock was $48.98. Mr. Hannah suggested that the next steps would be to enter into a confidentiality agreement and have Reliance conduct preliminary due diligence prior to making a more specific proposal. Mr. Nickell and Mr. Wahrhaftig indicated that they would contact the other members of EMJ’s board of directors to determine the board’s interest in entering into a confidentiality agreement and allowing preliminary due diligence.
      Mr. Nickell and Mr. Wahrhaftig promptly notified each of the other members of EMJ’s board of directors of Reliance’s interest. Each of EMJ’s directors indicated his willingness to enter into a confidentiality agreement and provide preliminary due diligence information. On September 20, 2005, Mr. Nickell and Mr. Wahrhaftig called Mr. Hannah to advise him that EMJ’s board of directors was interested in proceeding further to investigate the possibility of a transaction. Mr. Nickell and Mr. Wahrhaftig, on behalf of EMJ’s board of directors, then directed EMJ’s outside legal counsel, Katten Muchin Rosenman LLP, to prepare a confidentiality agreement. Reliance and EMJ entered into a mutual confidentiality agreement on October 5, 2005.
      On October 6, 2005, Mr. Nickell and Mr. Wahrhaftig, on behalf of EMJ’s board of directors, met with Mr. Hannah and Mr. Mollins to discuss in general terms the background of the two companies and Reliance’s philosophy with respect to the operation of companies following acquisition. In addition, they discussed the metals service center industry and mutual perceptions of the two companies. They also discussed the next steps in the process of determining the potential for a transaction. The parties agreed that Reliance would provide a preliminary due diligence request list to Katten Muchin Rosenman LLP. On October 7, 2005, Reliance sent a preliminary due diligence request list to Katten Muchin Rosenman LLP. On October 7, 2005, after discussing potential financial advisors with members of EMJ’s board of directors and obtaining their recommendation, Katten Muchin Rosenman LLP contacted Credit Suisse to explore their interest in providing financial advisory services to EMJ’s board of directors with respect to a possible transaction. Credit Suisse was contacted because of its expertise in providing financial advisory services in merger and acquisition transactions and its long-standing relationship with EMJ, commencing in 1993 and continuing through its role as joint-bookrunning underwriter of the EMJ initial public offering in April 2005.
      On October 11, 2005, EMJ’s board of directors held a special meeting. Mr. Nickell reviewed the discussions with UBS and Mr. Hannah in which Reliance had expressed an interest in acquiring EMJ. Mr. Nelson, EMJ’s chief executive officer, also reported that he had a telephone conversation with Mr. Hannah on October 5, 2005, in which Mr. Hannah confirmed Reliance’s interest in acquiring EMJ. Katten Muchin Rosenman LLP informed the members of EMJ’s board of directors that EMJ had entered into a mutual confidentiality agreement with Reliance and was preparing a response to a preliminary due diligence request list received from UBS. Katten Muchin Rosenman LLP also noted that they were reviewing the public filings of Reliance with a view to preparing a similar request for information from Reliance. Katten Muchin Rosenman LLP provided EMJ’s board of directors with an overview of its fiduciary duties, and the procedures for reviewing, evaluating and negotiating a possible transaction and discussed with them the standards of conduct and the alternatives that should be considered in connection with a possible sale of EMJ. Such discussion included a discussion of EMJ’s strategic alternatives, including continuing as an independent company, conducting a formal or informal auction process and negotiating exclusively with Reliance.
      After such discussion, Credit Suisse joined the meeting by conference call to make a presentation to EMJ’s board of directors with respect to its possible engagement as EMJ’s financial advisor in connection with a transaction. Credit Suisse discussed its qualifications and the team of professionals that it would use on a transaction, reviewed the publicly-available information with respect to EMJ and Reliance, provided an overview of the financial analyses that would be used to assess the terms of any transaction and discussed the processes for EMJ to consider a proposal from Reliance and compare such a proposal to EMJ’s strategic alternatives. Following the presentation, Credit Suisse left the call, and EMJ’s board of directors discussed Credit Suisse’s qualifications and the advantages and disadvantages of interviewing other candidates. After such discussion, EMJ’s board of directors authorized the engagement of Credit Suisse as EMJ’s financial advisor, decided to pursue discussions with Reliance to develop a proposal and authorized Mr. Mason, Mr. Nelson, Mr. Nickell, and Mr. Wahrhaftig to be the primary contacts with Credit Suisse.
      On October 12, 2005, Mr. Wahrhaftig called Mr. Hannah to confirm that Credit Suisse had been engaged by EMJ and to discuss the timing of a management meeting. On October 14, 2005, EMJ provided Reliance with materials in response to the preliminary due diligence request list. On October 17, 2005, Credit Suisse submitted to Reliance a preliminary due diligence request list with respect to Reliance. On October 19, 2005, Mr. Nelson, Mr. McCaffery and Mr. Johnson, the senior executive officers of EMJ, met with Mr. Hannah, Mr. Mollins and Ms. Lewis, their counterparts at Reliance. Representatives from Credit Suisse and UBS also attended the meeting. The representatives of EMJ discussed their operations and answered questions from representatives of Reliance. Representatives of Reliance also discussed generally their expectations of how EMJ might be combined with Reliance.
      On October 28, 2005, EMJ received from Reliance a letter and summary of terms proposing the acquisition of all of the EMJ common stock at a purchase price of $12.00 per share with consideration consisting of 50% cash and 50% Reliance common stock. Reliance also asked for certain transaction protections including a break up fee equal to 4% of the equity value, a voting agreement requiring the Kelso Funds to vote in favor of the transaction, whether or not EMJ’s board of directors had withdrawn or adversely modified its recommendation of the transaction, and an option on the shares owned by the Kelso Funds at the transaction price. Mr. Hannah also called Mr. Nelson to confirm that he had received the proposal and to highlight some of the terms. The letter and summary of terms were promptly provided to the members of EMJ’s board of directors.
      On October 31, 2005, EMJ’s board of directors held a special meeting. Mr. Nelson reported on the due diligence meeting held with the management of Reliance. Representatives of Credit Suisse reviewed with EMJ’s board of directors the letter and summary of terms. After some discussion it was agreed that discussion would be continued at a meeting to follow EMJ’s regularly scheduled quarterly board meeting on November 2, 2005.
      On November 2, 2005, following EMJ’s regular board meeting, EMJ’s board of directors met with its advisors to review the letter and summary of terms received from Reliance and to consider EMJ’s response. EMJ’s board of directors discussed, among other issues, the proposed purchase price, the premium it represented over EMJ’s closing price on November 1, 2005, and EMJ’s stock performance since the initial approach by Reliance. In addition, the members of the board of directors discussed the proposed levels of the cash and stock consideration, the trading price of the Reliance common stock relative to historic levels and customary transaction protection provisions. On November 1, 2005, the closing price of EMJ common stock was $8.24 and the closing price of Reliance’s common stock was $57.89. Credit Suisse reviewed the provisions of the summary of terms and a preliminary financial analysis of both companies based on publicly available information. EMJ’s board of directors also discussed with its advisors the ability of Reliance to finance the proposed transaction, and the prospect for increasing the percentage of consideration to be paid in cash. A variety of alternative proposals and negotiation strategies were discussed. On November 4, 2005, Mr. Hannah spoke with Mr. Wahrhaftig regarding the proposal and the timing of EMJ’s response. At that time, Mr. Wahrhaftig asked whether Reliance would be willing to increase the cash portion of the consideration, but Reliance was not willing to make a significant change. An EMJ board meeting was scheduled for November 7, 2005 after Credit Suisse had completed additional financial analysis.
      On November 7, 2005, EMJ’s board of directors held a special meeting and received a formal presentation from Credit Suisse as to its preliminary financial analysis of EMJ. EMJ’s board of directors then reviewed the letter and summary of terms from Reliance and decided to make a counterproposal. The board of directors directed Credit Suisse to propose a $14.00 per share all cash purchase price and a break up fee of 3% of the equity value. After discussion with Katten Muchin Rosenman LLP of the legal considerations of a voting agreement and an option on the shares owned by the Kelso Funds, the board directed Credit Suisse to propose a voting agreement between Reliance and the Kelso Funds subject to customary termination provisions if EMJ’s board of directors withdraws or adversely modifies its recommendation of the merger, and to reject the request for an option on the shares owned by the Kelso Funds. EMJ’s board of directors also discussed the potential treatment of stock options. EMJ’s board of directors determined that the counterproposal should contain provisions for vested Holding options to be paid in cash, and for the EMJ options granted in 2005 to be rolled over into comparable Reliance options. EMJ’s management team other than Mr. Nelson was asked to leave the meeting and EMJ’s board of directors also discussed a retention agreement for Mr. Johnson because of the potential for reduced responsibilities for Mr. Johnson following the merger. EMJ’s board of directors determined it was appropriate to give Mr. Johnson a retention agreement that would provide him with additional compensation up to the limits of Section 280G of the Code. EMJ’s board of directors then discussed a bonus pool to be provided for EMJ’s senior management. The bonus pool would provide compensation for the exceptional management performance that had enabled EMJ to successfully complete the merger and financial restructuring and initial public offering in 2005. Mr. Nickell proposed a bonus pool of $5 million. The allocation of the bonus pool would be based on the recommendations of Mr. Nelson and the approval of those allocations by EMJ’s board of directors. EMJ’s board of directors unanimously approved the proposal and directed that Mr. Johnson’s retention agreement and the bonus pool be included in the counterproposal to Reliance.
      On November 11, 2005, EMJ’s board of directors held a special meeting to discuss Reliance’s response to EMJ’s counterproposal. Reliance had responded with a purchase price of $12.30 per share, with consideration consisting of 50% cash and 50% Reliance common stock. Reliance continued to ask for transaction protection provisions including a break up fee equal to 4% of the equity value, a voting agreement between Reliance and the Kelso Funds that would not be subject to termination upon a change in EMJ’s board of directors’ recommendation, and an option on the stock held by the Kelso Funds. Reliance agreed to the Johnson retention agreement and the bonus pool as proposed. Reliance noted that it would require 30 business days to complete formal due diligence and negotiate definitive agreements and requested exclusivity for that period. Credit Suisse reported that UBS had indicated that Reliance was not prepared to pay $14.00 per share, or to enter into a transaction that did not contain 50% of the merger consideration in stock. EMJ’s board of directors reviewed the Reliance proposal, and instructed Credit Suisse to indicate that $12.30 per share was not an acceptable price. The members of EMJ’s board of directors were advised that because of their large holdings of EMJ stock, the Kelso Funds would be the only EMJ stockholders that would not be able to resell the Reliance common stock received as merger consideration without those shares being registered for resale. As a result, the members of EMJ’s board of directors asked Credit Suisse to determine what measures could be provided for the orderly sale of the Reliance common stock that would be received by the Kelso Funds upon completion of a transaction.
      On November 17, 2005, EMJ’s board of directors held a special meeting to receive a report from Credit Suisse on discussions with UBS. Credit Suisse advised EMJ’s board of directors that in their discussion with UBS, UBS had insisted that it needed an indication of price to discuss a response with Reliance. Credit Suisse had responded that they had no specific instructions or authorization from EMJ, but suggested that a price of $13.70 would reflect a decrease in EMJ’s current position commensurate with the increase shown by Reliance from its previous offer. UBS responded that its client would not make another bid without a revised proposal from EMJ. UBS also indicated that Reliance would be willing to provide liquidity for the Kelso Funds in the form of customary registration rights and to treat the Holding and EMJ options as requested. After discussion, EMJ’s board of directors instructed Credit Suisse to propose a purchase price of $13.25 per share and to agree to merger consideration consisting of 50% cash and 50% Reliance common stock and a due diligence period and exclusivity of 30 business days. In addition, the proposal included a symmetrical collar of 15% based on a trading period prior to signing definitive documentation, and a break up fee of 3% of the equity value.
      On November 22, 2005, EMJ’s board of directors held a special meeting to receive a report from Credit Suisse. Credit Suisse reported that Reliance had proposed a purchase price of $12.75 per share, with consideration consisting of 50% cash and 50% Reliance common stock and an exchange ratio based on the closing price of Reliance common stock on November 21, 2005, which was $64.11 per share, subject to a 15% symmetrical collar, and a break up fee equal to 3% of the equity value. Reliance continued to ask for a voting agreement between Reliance and the Kelso Funds that would not be subject to termination upon the withdrawal of or a change in the recommendation of EMJ’s board of directors and an option on the stock held by the Kelso Funds. After discussion, EMJ’s board of directors instructed Credit Suisse to propose a purchase price of $13.00 per share, with consideration consisting of 50% cash and 50% Reliance common stock, and a customary mechanism of determining the exchange ratio in connection with the collar based on the average closing price of the Reliance stock for a period prior to signing of definitive documentation. After additional discussion with Katten Muchin Rosenman LLP of the relevant legal considerations, EMJ’s board of directors reiterated that the voting agreement should be subject to customary termination provisions if EMJ’s board of directors withdraws or adversely modifies its recommendation of the merger and that they would not allow the Kelso Funds to provide an option on their shares.
      On November 28, 2005, EMJ’s board of directors held a special meeting. Credit Suisse reported on its discussions with UBS and reviewed a term sheet summarizing the terms of a proposed transaction. Credit Suisse indicated that Reliance had agreed to a purchase price of $13.00 per share of EMJ, with consideration consisting of 50% cash and 50% Reliance common stock. Reliance had also agreed to a symmetrical collar of 15% on an exchange ratio to be determined based on the average closing price of the Reliance common stock for a trading period prior to signing definitive documentation to be negotiated, and a voting agreement between Reliance and the Kelso Funds subject to customary termination provisions if EMJ’s board of directors withdraws or adversely modifies its recommendation of the merger. The parties had further agreed that due diligence would commence immediately. The term sheet provided for an exclusive period of 30 business days in which to complete due diligence and negotiate and sign definitive documentation. EMJ’s board of directors also decided to engage Duff & Phelps to provide an independent fairness opinion in connection with the transaction. Duff & Phelps was selected because of their expertise as financial advisor in mergers and acquisitions, as well as their past involvement with EMJ as financial advisor to the EMJ stock bonus plan, including in connection with the merger and financial restructuring and initial public offering in April 2005.
      Representatives of Reliance commenced formal due diligence on November 29, 2005, and due diligence continued throughout the period up to the signing of the merger agreement. On December 1, 2005, Katten Muchin Rosenman LLP delivered drafts of the merger agreement and the voting agreement to Reliance and its representatives. On December 5, 2005, representatives of EMJ followed up with supplemental requests for diligence information from Reliance, which information was received during the week following the request. A mutual due diligence meeting was held on December 15, 2005, with EMJ and Reliance management and their respective advisors. The parties continued to negotiate the merger agreement, voting agreement and other related documents through the first half of January.
      On January 17, 2006, EMJ’s board of directors met to review the merger agreement and discuss the proposed transaction. EMJ management and representatives of Katten Muchin Rosenman LLP described the due diligence process and summarized the results of EMJ’s due diligence on Reliance. Katten Muchin Rosenman LLP then discussed with EMJ’s board of directors the legal principles and standards applicable to its consideration of the proposed merger, described the material terms of the merger agreement, voting agreement and the transaction and discussed the projected timetable for the transaction. Following discussion among, and questions by EMJ’s board of directors and others present, Credit Suisse reviewed with the board of directors its financial analysis with respect to the merger consideration and rendered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 17, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of EMJ common stock (other than Reliance and its subsidiaries, the Kelso Funds and their respective affiliates). See “— Opinion of Credit Suisse Securities (USA) LLC to the Board of Directors of EMJ.” Also at this meeting, Duff & Phelps reviewed with the board of directors its financial analysis with respect to the merger consideration and rendered to EMJ’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 17, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of EMJ common stock (other than Reliance and its subsidiaries, the Kelso Funds and their respective affiliates). See “Opinion of Duff & Phelps Securities, LLC to EMJ’s Board of Directors.” Following further discussion and questions to EMJ’s management and advisors, EMJ’s board of directors determined that the merger was advisable and in the best interests of EMJ and its stockholders and the merger agreement and the transactions contemplated by the merger agreement were unanimously approved and adopted.
      After approval by the respective boards of directors of EMJ and Reliance, the merger agreement and voting agreement were executed by the parties to such agreements and the proposed merger was jointly announced by EMJ and Reliance on the evening of January 17, 2006, after the close of U.S. financial markets.
EMJ’s Reasons for the Merger
      EMJ’s board of directors consulted with EMJ’s management, as well as its legal and financial advisors, in its evaluation of the merger. In reaching its conclusion to approve the merger agreement and in determining that the merger is in the best interests of EMJ and its stockholders, EMJ’s board of directors considered a number of factors, including the following:

•	the price being paid for each share of EMJ common stock represents a substantial premium over historical trading prices, including a premium of 30% over the initial public offering price of $10.00, 24.6% over the closing sale price on the New York Stock Exchange on January 17, 2005 (the trading day on which EMJ announced the execution of the merger agreement), and 31.1% over the preceding 30-trading day average, 37.1% over the preceding 60-trading day average and 36.5% over the preceding 90-trading day average;

•	its belief that the merger was more favorable to stockholders than any other alternative reasonably available to EMJ and its stockholders, including a business combination with another company in the metals and steel industry (based on its belief that no other company in the metals and steel industry with the ability to acquire EMJ was likely to be interested in pursuing a business combination with EMJ and no private investment management firm or financial buyer was likely to offer a purchase price greater than the purchase price agreed to with Reliance);

•	its belief that Reliance would be able to consummate the transaction and successfully integrate the EMJ operations, taking into account Reliance’s track record in successfully integrating substantial acquisitions;

•	its belief that the market price of the EMJ common stock was not likely to rise to the level of the purchase price in the near future if EMJ continued as an independent company because of the overhang of the Kelso Funds’ ownership interest, the relatively low amount of EMJ common stock held by the public, the low average daily trading volume of the EMJ common stock, the cyclical nature of the steel and metals industry on which EMJ’s business depends and general economic and market conditions both on a historical and prospective basis;

•	its belief that the 15% symmetrical collar protected the EMJ stockholders from a possible decline within the collar range of the Reliance common stock from its current trading levels;

•	the financial and other terms and conditions of the merger agreement, including the terms relating to the receipt and consideration of alternative acquisition proposals;

•	the fact that the transaction will be immediately accretive to the earnings of Reliance and the stockholders of EMJ will be able to participate in the potential benefits of the transaction to the Reliance common stock because approximately 50% of the merger consideration consists of Reliance common stock;

•	the market position of the combined company, including that it will be an industry leader in the distribution of flat-rolled, tubular and bar products and carbon steel, stainless steel and aluminum products;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	the historical and current market prices of Reliance common stock and EMJ common stock as well as comparative valuation analyses for the two companies;

•	the financial presentation of Credit Suisse, including Credit Suisse’s opinion dated January 17, 2006 to EMJ’s board of directors as to the fairness of the merger consideration, from a financial point of view, to the EMJ common stockholders (other than Reliance and its subsidiaries, the Kelso Funds and their respective affiliates) (see “— Opinion of Credit Suisse Securities (USA) LLC to EMJ’s Board of Directors”);

•	the financial presentation of Duff & Phelps, including Duff & Phelps’ opinion dated January 17, 2006, to EMJ’s board of directors as to the fairness of the merger consideration, from a financial point of view, to the EMJ common stockholders (other than Reliance and its subsidiaries, the Kelso Funds and their respective affiliates) (see “— Opinion of Duff & Phelps Securities, LLC to EMJ’s Board of Directors”);

•	the expected tax treatment of the merger and the receipt by the EMJ stockholders of the merger consideration;

•	the expected impact of the transaction on the EMJ employees;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, EMJ is permitted, prior to stockholder approval, to furnish information to and conduct negotiations with third parties that make a takeover proposal;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, EMJ is permitted to terminate the merger agreement, prior to stockholder approval, in order to approve an alternative transaction proposed by a third party that is a superior proposal, upon the payment to Reliance of an approximately $20.5 million termination fee (representing approximately 3% of the total equity value of EMJ) (see “The Merger Agreement — Termination of the Merger Agreement”);

•	the fact that the voting agreement between Reliance and the Kelso Funds terminates if EMJ’s board of directors withdraws or adversely modifies its recommendation of the merger (see “The Voting Agreement”);

•	the availability of appraisal rights to holders of EMJ common stock who comply with all of the required procedures under Delaware law, which allow such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex E); and

•	EMJ’s board of directors’ understanding, after consultation with its professional advisors, that both the approximately $20.5 million termination fee and the circumstances when such fee is payable, are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature.
      EMJ’s board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction. These risks included the possibility that the voting agreement, the non-solicitation provisions of the merger agreement and the termination fee could have the effect of discouraging other parties potentially interested in a transaction with EMJ from proposing a transaction, risks relating to the Reliance business, risks relating to Reliance’s ability to successfully integrate the EMJ business and realize the benefits of the merger, the need to obtain EMJ stockholder and regulatory approvals in order to complete the transaction; and the risks to EMJ if the merger does not close, including the diversion of management and employee attention, possible customer, vendor, employee and other relationship attrition and resultant possible revenue loss, relating to various aspects of EMJ’s business. EMJ’s board of directors considered all the factors outlined above, as well as these risks, as a whole, and overall considered them on balance to be favorable to, and to support, its determination.
      The foregoing discussion of the information and factors considered by EMJ’s board of directors is not exhaustive, but includes the material factors considered by EMJ’s board of directors. In view of the wide variety of factors considered by EMJ’s board of directors in connection with its evaluation of the merger and the complexity of these matters, EMJ’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. EMJ’s board of directors evaluated the factors described above, including by asking questions of EMJ management and EMJ legal and financial advisors, and reached consensus that the merger was in the best interests of EMJ and the EMJ stockholders. In considering the factors described above, individual members of EMJ’s board of directors may have given different weights to different factors.
Recommendation of EMJ’s Board of Directors
      EMJ’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of EMJ and its stockholders. Accordingly, EMJ’s board of directors unanimously approved the merger and the merger agreement and unanimously recommends that EMJ stockholders vote “FOR” adoption and approval of the merger agreement.
Opinion of Credit Suisse Securities (USA) LLC to EMJ’s Board of Directors
      Credit Suisse has acted as financial advisor to EMJ in connection with the merger.
      In connection with the engagement of Credit Suisse, EMJ’s board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of EMJ common stock (other than Reliance and its subsidiaries and the Kelso Funds and their respective affiliates), of the merger consideration to be received by those stockholders pursuant to the merger. On January 17, 2006, at a meeting of EMJ’s board of directors held to evaluate the merger, Credit Suisse delivered to such board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received pursuant to the merger was fair, from a financial point of view, to the holders of EMJ common stock (other than Reliance and its subsidiaries and the Kelso Funds and their respective affiliates).
      The full text of Credit Suisse’s written opinion to EMJ’s board of directors, dated January 17, 2006, which sets forth the procedures followed, assumptions made, matters considered and limitations of the review undertaken, is included as Annex C to this proxy statement/ prospectus and is incorporated by reference into this proxy statement/ prospectus. Holders of EMJ common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse’s opinion was provided to EMJ’s board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of EMJ common stock (other than Reliance and its subsidiaries and the Kelso Funds and their respective affiliates), and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the proposed merger. The summary of Credit Suisse’s opinion in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.
      In arriving at its opinion, Credit Suisse reviewed the merger agreement, certain related agreements and publicly available business and financial information relating to EMJ and Reliance. Credit Suisse also reviewed other information relating to EMJ and Reliance, including financial forecasts provided to or discussed with Credit Suisse by the managements of EMJ and Reliance, and met with the managements of EMJ and Reliance to discuss the businesses and prospects of EMJ and Reliance. Credit Suisse also considered certain financial and stock market data of EMJ and Reliance, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of EMJ and Reliance and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.
      In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts relating to EMJ and Reliance that Credit Suisse reviewed, Credit Suisse was advised by the managements of EMJ and Reliance, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of EMJ and Reliance as to the future financial performance of EMJ and Reliance, respectively. Credit Suisse also assumed, with EMJ’s consent, that the merger would qualify as a reorganization under Section 368(a) of the Code. Credit Suisse further assumed, with EMJ’s consent, that, in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on EMJ, Reliance or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EMJ or Reliance, nor was Credit Suisse furnished with any evaluations or appraisals. Credit Suisse’s opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse’s opinion. Credit Suisse did not express any opinion as to what the actual value of Reliance common stock will be when issued to holders of EMJ common stock pursuant to the merger or the prices at which Reliance common stock will trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to EMJ or EMJ’s underlying business decision to proceed with the merger.
      In preparing its opinion to EMJ’s board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EMJ and Reliance. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to EMJ, Reliance or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
      Credit Suisse’s opinion and financial analyses were only one of many factors considered by EMJ’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of EMJ’s board of directors or management with respect to the merger or the merger consideration. Although Credit Suisse evaluated the merger consideration from a financial point of view, it was not requested to, and did not, determine or recommend the specific consideration to be paid in the transaction.

Analyses performed in Connection with the Preparation of the Fairness Opinion by Credit Suisse
      The following is a summary of the material financial analyses Credit Suisse presented to EMJ’s board of directors on January 17, 2006, in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

EMJ Analyses

Selected Companies Analysis
      Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following publicly traded North American metals service center companies:

North American Metals Service Center Companies

• Russel Metals Inc.
• Ryerson Inc.
• A.M. Castle & Co.
• Novamerican Steel Inc.
• Olympic Steel, Inc.
      Multiples were based on closing stock prices on January 11, 2006. Estimated data for the selected companies were based on publicly available research analysts’ estimates and public filings. Credit Suisse compared enterprise values, calculated as equity value plus net debt, as multiples of calendar years 2005 and 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse also compared equity values per share as multiples of calendar years 2005 and 2006 estimated earnings per share. Credit Suisse then applied a range of selected multiples described above for the selected companies to corresponding financial data of EMJ. Estimated data for EMJ were based on internal estimates of EMJ’s management. This analysis indicated the following approximate implied per share equity reference range for EMJ, as compared to the merger consideration:

Implied per Share Equity
Reference Range for EMJ	Merger Consideration

$12.27 — $15.04	$13.00

Selected Transactions Analysis
      Using publicly available information, Credit Suisse reviewed information relating to the following selected acquisitions and announced offers to acquire, which Credit Suisse deemed relevant to arriving at its opinion:

Acquiror	Target

• Reliance Steel & Aluminum Co.	• Chapel Steel Corp.
• Apollo Management, L.P.	• Metals USA, Inc.
• Ryerson Inc.	• Integris Metals (Alcoa/BHP-B)
• Reliance Steel & Aluminum Co.	• Precision Strip, Inc.
• Russel Metals Inc.	• Acier Leroux Inc.
• Samuel, Son & Co.	• Renown Steel (Slater Steel)
• Balli Group plc	• Klöckner & Co. (E.ON AG)
• Reliance Steel & Aluminum Co.	• Pitt–Des Moines (Steel Service Center Division)
      Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Credit Suisse compared enterprise values in the selected transactions as multiples of the latest 12 months revenue and EBITDA. Credit Suisse then applied ranges of selected multiples derived from the selected transactions to corresponding financial data of EMJ. Estimated data for EMJ were based on internal estimates of EMJ’s management. This analysis indicated the following implied per share equity reference range for EMJ, as compared to the merger consideration:

Implied per Share Equity
Reference Range for EMJ	Merger Consideration

$10.85 — $13.59	$13.00

Discounted Cash Flow Analysis
      Credit Suisse calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that EMJ could generate over calendar years 2006 through 2010 and the enterprise value of EMJ at the end of that period. Estimated financial data for EMJ were based on internal estimates of EMJ’s management. Credit Suisse also calculated a range of estimated terminal values (estimated value of future cash flow from an asset at a particular point in time in the future) for EMJ by multiplying EMJ’s calendar year 2010 estimated EBITDA by selected multiples ranging from 5.00x to 6.50x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates of 12.5% to 13.5%. This analysis indicated the following approximate implied per share equity reference range for EMJ, as compared to the merger consideration:

Implied per Share Equity
Reference Range for EMJ	Merger Consideration

$11.53 — $14.86	$13.00

Reliance Analyses

Selected Companies Analysis
      Using publicly available information, Credit Suisse reviewed the market values and trading multiples of North American metals service center companies referenced above under the heading “EMJ Analyses — Selected Companies Analysis.” Multiples were based on closing stock prices on January 11, 2006. Estimated data for the selected companies were based on publicly available research analysts’ estimates and public filings. Credit Suisse compared enterprise values as multiples of calendar years 2005 and 2006 estimated EBITDA. Credit Suisse also compared equity values per share as multiples of calendar years 2005 and 2006 estimated earnings per share. Credit Suisse then applied a range of selected multiples described above for the selected companies to corresponding financial data of Reliance. Estimated data for Reliance were based on internal estimates of Reliance’s management. This analysis indicated the following approximate implied per share equity reference range for Reliance, as compared to the closing price of Reliance common stock on January 11, 2006:

Implied per Share Equity	Closing Price of Reliance
Reference Range for Reliance	Common Stock on January 11, 2006

$63.37 — $77.81	$65.49

Discounted Cash Flow Analysis
      Credit Suisse calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Reliance could generate over calendar years 2006 through 2008 and the enterprise value of Reliance at the end of that period. Estimated financial data for Reliance were based on internal estimates of Reliance’s management. Credit Suisse also calculated a range of estimated terminal values for Reliance by multiplying Reliance’s calendar year 2008 estimated EBITDA by selected multiples ranging from 6.50x to 7.50x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates of 11.5% to 12.5%. This analysis indicated the following approximate implied per share equity reference range for Reliance, as compared to the closing price of Reliance common stock on January 11, 2006:

Implied per Share Equity	Closing Price of Reliance
Reference Range for Reliance	Common Stock on January 11, 2006

$55.55 — $65.48	$65.49

Miscellaneous
      EMJ selected Credit Suisse based on Credit Suisse’s experience and reputation, and its familiarity with EMJ and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      EMJ has agreed to pay Credit Suisse customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon completion of the merger. EMJ also has agreed to reimburse Credit Suisse for its expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse, and to indemnify Credit Suisse and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
      Credit Suisse and its affiliates in the past have provided, are currently providing, and in the future may provide, investment banking and other financial services to EMJ, Reliance, the private investment firms whose affiliates are EMJ stockholders, and their respective affiliates (including having acted as co-lead underwriter in connection with EMJ’s initial public offering in April 2005), unrelated to the proposed merger, for which services Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm, engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its or its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of EMJ, Reliance and any other company that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies. In addition, funds managed or advised by Credit Suisse or one or more of its affiliates have investments in funds managed or advised by affiliates of certain EMJ stockholders, including Kelso Investment Associates IV, L.P.
Opinion of Duff & Phelps Securities, LLC to EMJ’s Board of Directors
      On December 14, 2005, EMJ’s board of directors retained Duff & Phelps to provide financial advisory services with respect to the merger and to render an opinion as to the fairness of the merger, from a financial point of view, to EMJ’s stockholders other than Reliance, the Kelso Funds, and their respective subsidiaries and affiliates. On January 13, 2006, Duff & Phelps delivered a draft written presentation to EMJ’s board of directors regarding its fairness analysis. On January 17, 2006, Duff & Phelps participated in a meeting and conference call with the board of directors to discuss its previously transmitted written presentation and to answer any questions regarding its analysis and conclusions. Additionally, on January 17, 2006, Duff & Phelps delivered its final presentation and written opinion letter to the board of directors stating, in part, that as of January 17, 2006, and based upon and subject to the factors and assumptions set forth in its opinion, the merger was fair to the EMJ stockholders, other than the excluded persons.
      The full text of Duff & Phelps’ opinion, dated as of January 17, 2006, which is attached as Annex D to this proxy statement/ prospectus, sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by Duff & Phelps, which are described below. You are urged to, and should, read Duff & Phelps’ opinion carefully and in its entirety.
      In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Duff & Phelps’ due diligence with regard to the merger included, but was not limited to, the items summarized below.

•	Attended a due diligence meeting with individuals from:

•	EMJ and Reliance management;

•	Katten Muchin Rosenman LLP, legal counsel to EMJ;

•	Credit Suisse; and

•	UBS Securities LLC, financial advisor to Reliance.

•	Held additional discussions with EMJ management.

•	Reviewed a draft of the Agreement and Plan of Merger dated January 16, 2006.

•	Reviewed a draft of the Voting Agreement dated January 13, 2006.

•	Reviewed EMJ’s financial statements and projections, including:

•	Annual reports on Form 10-K for the fiscal years ended March 31, 2002 through 2005;

•	Quarterly reports on Form 10-Q for the six-month periods ended September 29, 2004 and September 28, 2005;

•	Internal financial reports for the eight months ended November 30, 2005; and

•	Financial projections prepared by EMJ management for the last quarter of fiscal 2006 and for the fiscal years ended March 31, 2007 through 2011.

•	Reviewed Reliance’s financial statements and projections, including:

•	Annual reports on Form 10-K for the fiscal years ended December 31, 2002 through 2004;

•	Quarterly reports on Form 10-Q for the nine-month periods ended September 30, 2004 and 2005; and

•	Financial projections prepared by Reliance management for the fiscal years ended December 31, 2005 through 2008.

•	Reviewed other operating, financial and legal information regarding EMJ and Reliance.

•	Reviewed and analyzed market trading prices and indicated valuation metrics for EMJ and Reliance.

•	Reviewed and analyzed market trading prices and indicated valuation metrics for comparable public companies.

•	Reviewed and analyzed valuation metrics and premiums paid in comparable merger transactions.

•	Reviewed pertinent economic and industry information.

•	Reviewed and prepared other studies, analyses and investigations as we deemed appropriate.
      Duff & Phelps also took into account its assessment of general economic, market and financial conditions, and its experience in securities and business valuation, in general, and with respect to transactions similar to the proposed merger. In particular, Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of EMJ’s solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps’ opinion should not be construed as a credit rating, solvency opinion, an analysis of EMJ’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, Duff & Phelps relied upon the fact that EMJ’s board of directors and EMJ have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken and Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
      In preparing its forecasts, performing its analysis and rendering its opinion with respect to the merger, Duff & Phelps: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including EMJ and Reliance management, and did not attempt to independently verify such information, (2) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same and (3) assumed that the final versions of all documents reviewed by them in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ opinion further assumes that information supplied and representations made by EMJ and Reliance management are substantially accurate regarding EMJ, Reliance and the merger. Neither EMJ management nor EMJ’s board of directors placed any limitations upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.
      In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger. Duff & Phelps has also assumed that all of the conditions precedent required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement that was provided for its review.
      The basis and methodology for Duff & Phelps’ opinion have been designed specifically for the express purposes of EMJ’s board of directors and may not translate to any other purposes.
      To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based proves to be untrue in any material respect, its opinion cannot and should not be relied upon.
      Duff & Phelps prepared its opinion effective as of January 17, 2006. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after such date.
      Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.
      Duff & Phelps’ opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. As a result, the opinion and presentation of Duff & Phelps was only one of many factors taken into consideration by EMJ’s board of directors in making its determination with respect to the merger.
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.
      In preparing its opinion, Duff & Phelps performed certain financial and comparative analyses summarized in the following paragraphs. Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. Although these paragraphs include some information in tabular format, those tables are not intended to stand alone, and must be read together with the full text of each summary and the limitations and qualifications in the opinion.
      Duff & Phelps’ analysis was comprised of the following components: (1) an analysis of the merger structure and the consideration to be received by the EMJ stockholders, (2) an analysis of historical market trading prices and volume for EMJ and Reliance common stock, (3) a fundamental valuation analysis of EMJ common stock, (4) a fundamental valuation analysis of Reliance common stock, (5) a fundamental valuation analysis of the post-transaction combined company and (6) a premiums paid analysis.

Analysis of Merger Structure and Consideration
      Duff & Phelps estimated the total equity value of the merger, including the purchase of outstanding common stock, Reliance’s guarantee of the special contribution obligation, the cash payment for certain EMJ options, and the assumption of the remaining EMJ options, at approximately $696 million. After including the value of debt assumed, net of cash and the cash surrender value of the company owned life insurance, or COLI, Duff & Phelps estimated the total enterprise value of the merger at approximately $944 million. These figures were then used by Duff & Phelps to calculate implied valuation multiples as discussed below.
      In addition, Duff & Phelps observed that the collar provided EMJ stockholders with a certain amount of protection against movements in the price of Reliance stock, and that movements in Reliance’s stock price above or below the bounds of the collar would result in an increase or decrease, respectively, in the total value of consideration to be received and the amount of the premium over EMJ’s pre-announcement trading price.

Historical Stock Trading
      Duff & Phelps reviewed the historical trading prices and volume of EMJ stock since its initial public offering in April 2005. In particular, Duff & Phelps observed that EMJ stock did not have a high level of liquidity, with daily trading averaging approximately 90,000 shares per day over the 90 days preceding its analysis, or only 0.2% of total shares outstanding and 0.5% of the public float. Duff & Phelps also observed that, since its initial public offering date, EMJ shares had traded in a range of $6.70 to $10.69 per share, and that the $13.00 per share purchase price was well in excess of EMJ’s historical trading range.
      With respect to Reliance, Duff & Phelps observed that its stock was substantially more liquid than EMJ’s, with average daily trading of approximately 301,000 shares during the 90 days preceding its analysis, representing 0.9% of shares outstanding and 1.1% of Reliance’s public float. Duff & Phelps also observed that Reliance’s stock price had increased significantly since July 2005, reaching an all-time high of $67.06 on January 10, 2006. However, Duff & Phelps also noted that the increased stock price between July 2005 and January 2006 was generally in line with the trading pattern of a market value weighted index of steel service center stocks identified by Duff & Phelps and that, even with the substantial increase over the last six months, Reliance stock had actually underperformed the aforementioned index over the past three years.

Market Valuation Multiples
      Duff & Phelps next presented an analysis of valuation multiples as indicated by a group of selected comparable companies, and also as indicated by a group of identified steel industry merger and acquisition transactions.
      Comparable Public Company Analysis. Duff & Phelps’ comparable company analysis was based on a selected group of comparable public companies. No company used in this analysis is identical to EMJ or Reliance, and, accordingly, a comparable company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices of the various companies being compared.
      In the selection of comparable public companies, Duff & Phelps used multiple databases to identify public companies that are the most similar to EMJ and Reliance from an investment perspective. The public companies selected by Duff & Phelps generally have similar product lines, customer bases or other business attributes which would cause an investor to group these companies in the same broad industry class for investment purposes. Duff & Phelps ultimately included the 12 companies listed below in the comparison group based on their investment risks, products and services offered and target markets:

• A.M. Castle Co. • Olympic Steel Inc. • Reliance Steel & Aluminum Co.	• Russel Metals Inc. • Ryerson Inc. • Commercial Metals Co.	• Friedman Industries Inc. • Gibraltar Industries Inc. • Novamerican Steel Inc.	• Quanex Corp. • Steel Technologies Inc. • Worthington Industries Inc.
      Based on publicly reported financial data as well as published earnings estimates for each of the selected comparable companies, Duff & Phelps analyzed certain valuation metrics, which are summarized below:

						Enterprise Value as a Multiple of
				Stock Price as a
				Multiple of
						EBITDA		EBIT
	Equity	Enterprise	LTM	LTM	Proj.					LTM
	Value	Value	Revs.	EPS	EPS	LTM	Proj.	LTM	Proj.	Revs.

	(All $ in millions — valuations based on 1/13/06 closing prices)
High	$2,451	$2,918	$6,573	14.7x	14.3x	8.1x	7.9x	10.4x	9.6x	0.87x
Low	$42	$38	$183	8.0x	7.1x	4.0x	4.8x	4.5x	6.0x	0.21x
Mean	$970	$1,211	$2,318	10.2x	11.2x	6.0x	6.0x	7.0x	8.0x	0.51x
Median	$699	$1,173	$1,548	9.3x	11.5x	5.8x	5.8x	6.7x	7.8x	0.50x

LTM = Latest 12 months
EBITDA = Earnings before interest, taxes, depreciation and amortization
EBIT = Earnings before interest and taxes
Enterprise Value = Stock price times shares outstanding plus preferred stock, minority interest and interest-bearing debt minus cash and equivalents
All earnings measures were adjusted for special items.
      Comparable Transaction Analysis. Similar to the comparable public company analysis, Duff & Phelps used multiple databases and resources to identify comparable controlling interest transactions involving companies with similar product lines, customers or other business attributes. Duff & Phelps identified relevant transactions that were announced during the past three years and for which adequate information was available to derive meaningful valuation multiples. The 12 identified transactions are listed below:

Target	Buyer

Dofasco, Inc.(1)	ThyssenKrupp AG
Roanoke Electric Steel Corp.(1)	Steel Dynamics, Inc.
Alabama Metal Industries Corp.	Gibraltar Industries, Inc.
Chapel Steel Corp.	Reliance Steel & Aluminum Co.
Metals USA, Inc.	Apollo Advisors LP
Harvest Partners, Inc./Edgen Corp.	Jefferies Group, Inc.
Integris Metals Corp.	Ryerson Inc.
International Steel Group, Inc.	Ispat International NV
Commonwealth Industries, Inc.	IMCO Recycling, Inc.
Arcelor SA/J&F Steel LLC	Ryerson Inc.
Precision Strip Inc.	Reliance Steel & Aluminum Co.
Leroux Steel Inc.	Russel Metals Inc.

(1)	Pending transaction
      Based on reported pricing and financial data regarding the identified transactions, Duff & Phelps analyzed certain valuation metrics, which are summarized below:

(all $ in millions)

		Enterprise Value as a
		Multiple of
	Enterprise
	Value	Sales	EBITDA	EBIT

High	$4,200	2.02x	8.9x	13.9x
Low	$70	0.16x	3.4x	3.7x
Mean	$932	0.63x	5.7x	7.6x
Median	$243	0.47x	5.2x	6.9x

Fundamental Valuation Analysis of EMJ
      Duff & Phelps’ valuation analysis of EMJ common stock was based on: (1) a discounted cash flow analysis, and (2) a calculation of the valuation multiples implied by the merger pricing and a comparison of such implied multiples with the comparable public company multiples and the comparable transaction multiples summarized above.
      Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis to derive indications of total enterprise value and equity value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements as well as the net present value of projected debt-free cash flows. Duff & Phelps based its discounted cash flow analysis on projections of debt-free cash flows of EMJ for the last quarter of fiscal 2006 and the fiscal years ending March 31, 2007 through 2011. These projections were prepared by EMJ management and were not independently verified by Duff & Phelps. In its analysis, Duff & Phelps used discount rates ranging from 12.5% to 13.5% to reflect the overall risk associated with EMJ’s operations and projected financial performance. Duff & Phelps calculated a terminal value at the end of 2011 using two methods: a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 1.5% to 2.5%, and the capitalization of EBITDA method using an EBITDA multiple in the range of 4.5x to 5.5x.
      Based on its discounted cash flow analysis, Duff & Phelps estimated total enterprise value ranging from $795 million to $930 million. From its estimated enterprise value, Duff & Phelps then deducted EMJ’s debt — net of cash and the cash surrender value of the COLI — and the value of outstanding stock options, to arrive at a fully diluted equity value ranging from $520 million to $646 million. Finally, dividing its concluded fully diluted common equity value by 50.96 million common shares (including the special contribution shares) resulted in rounded values ranging from $10.00 per share to $13.00 per share, as compared with the merger price of $13.00 per share.
      Implied Transaction Multiples. Based on its estimates of total equity value and total enterprise value under the terms of the merger, as set forth above, Duff & Phelps calculated the implied valuation multiples for the merger. In calculating its implied valuation multiples, Duff & Phelps adjusted EMJ’s historical and projected financial results to remove the effect of extraordinary and non-recurring items, as well as any financial statement effects of the COLI. Duff & Phelps then compared the implied valuation multiples with the median valuation multiples indicated by the comparable public companies and the comparable transactions. The results of Duff & Phelps analysis are summarized below:

Enterprise Value as Multiple of

	Revenues	EBITDA	EBIT	Equity Value/
Net ncome

EMJ — Implied Multiples
LTM 9/28/05	0.55x	5.6x	6.1x	9.7x
Projected FYE March 2006	0.54x	5.3x	5.6x	8.3x
Projected FYE March 2007	0.55x	5.2x	5.6x	8.2x
Comparable Public Companies — Median Multiples
LTM	0.50x	5.8x	6.7x	9.3x
Projected Next Fiscal Year	NA	5.8x	7.8x	11.5x
Comparable Transactions — Median Multiples
Latest Available Financial Results	0.47x	5.2x	6.9x	NA
      Duff & Phelps observed that the implied multiples of enterprise value to revenue, for trailing performance and projected performance are above the indicated median multiples for the comparable public companies and the comparable transactions for each period. With respect to the multiples of enterprise value to EBITDA, EMJ’s implied multiples on a trailing and projected basis are at or above the median multiple for the identified transactions and slightly below the median multiples for the comparable public companies. Duff & Phelps further observed that, while the implied multiples of EBIT are below those of the comparable companies and identified transactions, the implied multiple of trailing 12 month net income was above the median for the comparable companies. Based on these observations, and taken as a whole, Duff & Phelps determined that the valuation multiples implied by the merger price supported a determination of fairness.

Fundamental Valuation Analysis of Reliance
      As with EMJ, Duff & Phelps’ valuation analysis of Reliance was based on: (1) a discounted cash flow analysis and (2) a comparison of Reliance’s market-derived valuation multiples with the comparable public company multiples summarized above.
      Discounted Cash Flow Analysis. Duff & Phelps based its discounted cash flow analysis on projections of debt-free cash flows of Reliance for the fiscal years ending December 31, 2006 through 2008. These projections were prepared by Reliance management and were not independently verified by Duff & Phelps. In its analysis, Duff & Phelps used discount rates ranging from 10.0% to 11.0% to reflect the overall risk associated with Reliance’s operations and projected financial performance. Duff & Phelps calculated a terminal value at the end of 2008 using two methods: a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 2.5% to 3.5%, and the capitalization of EBITDA method using an EBITDA multiple in the range of 6.5x to 7.5x. Duff & Phelps used lower discount rates and higher terminal value assumptions as compared with its analysis of EMJ to reflect the stronger history of long-term growth and steady profitability as well as the higher market valuation multiples at which Reliance normally trades relative to its peers.
      Based on its discounted cash flow analysis Duff & Phelps estimated a total enterprise value of $2.27 billion to $2.76 billion. From its estimated enterprise value, Duff & Phelps then deducted Reliance’s debt, net of cash, and the value of outstanding stock options, to arrive at a fully diluted equity value ranging from $1.88 billion to $2.35 billion. Finally, dividing its concluded fully diluted common equity value by 33.1 million common shares resulted in rounded values ranging from $57.00 per share to $71.00 per share, as compared with Reliance’s most recent closing price of $64.80 as of January 13, 2006, the last full trading day prior to Duff & Phelps’ presentation to EMJ’s board of directors. Duff & Phelps also observed that the range of values resulting from its discounted cash flow analysis generally supported the price range of $53.86 per share to $72.86 per share comprising the collar.

      Market Multiples Analysis. As part of its analysis of the value of Reliance common stock, Duff & Phelps compared its current market valuation multiples with those of the selected peer companies. The results of that analysis are summarized in the table below:
(all $ in millions - valuations based on 1/13/06 closing prices)

				Stock Price as
				a Multiple of		Enterprise Value as a Multiple of

						EBITDA		EBIT
	Equity	Enterprise	LTM	LTM	Proj.					LTM
	Value	Value	Revs.	EPS	EPS	LTM	Proj.	LTM	Proj.	Revs.

Reliance	$2,144	$2,568	$3,241	11.4x	12.8x	7.0x	7.9x	8.0x	9.6x	0.79x
Comparable Public Companies (includes Reliance)

High	$2,451	$2,918	$6,573	14.7x	14.3x	8.1x	7.9x	10.4x	9.6x	0.87x
Low	$42	$38	$183	8.0x	7.1x	4.0x	4.8x	4.5x	6.0x	0.21x

Mean	$970	$1,211	$2,318	10.2x	11.2x	6.0x	6.0x	7.0x	8.0x	0.51x
Median	$699	$1,173	$1,548	9.3x	11.5x	5.8x	5.8x	6.7x	7.8x	0.50x
      Based on its analysis, Duff & Phelps observed that, by every metric examined, Reliance was trading at a price that represented a total valuation above the mean and median and, in some cases, representing the highest multiple of all of the peer companies. However, Duff & Phelps also analyzed historical financial and market trading data and calculated Reliance’s EBITDA multiple and price-to-earnings multiple as of the end of each calendar quarter for the past ten years. Duff & Phelps’ analysis revealed that, as of the end of 35 out of the last 40 quarters, Reliance traded at an EBITDA multiple that represented a premium to the industry median and that, over the 10-year period, Reliance’s average quarter-end EBITDA multiple was 8.8x as compared with the average of 6.6x for the comparable public companies. Duff & Phelps’ analysis revealed similar findings with respect to Reliance’s price-to-earnings multiple, with Reliance trading at a premium as of the end of 34 out of 40 quarters and a 10-year average multiple of 15.7x as compared with the average of 11.8x for the comparable public companies. Therefore, Duff & Phelps concluded that the premium multiple at which Reliance was trading as of the date of its analysis did not necessarily indicate that Reliance stock was overvalued in the marketplace.

Fundamental Valuation Analysis of the Post-Transaction Combined Company
      Duff & Phelps’ valuation analysis of the post-transaction combined company was based on: (1) a discounted cash flow analysis, and (2) an application of selected valuation multiples to pro forma earnings measures for the post-transaction combined company.
      Discounted Cash Flow Analysis. Duff & Phelps used the fiscal year projections from its analysis of EMJ and adjusted them to a calendar year basis, and then combined the adjusted EMJ projection with the financial projections provided by Reliance management to derive a combined company projection for calendar 2006 through 2008. As with the stand-alone analysis of Reliance, Duff & Phelps used discount rates ranging from 10.0% to 11.0% to reflect the overall risk associated with the combined company’s operations and projected financial performance. Duff & Phelps calculated a terminal value at the end of 2008 using two methods: a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 2.5% to 3.5%, and the capitalization of EBITDA method using an EBITDA multiple in the range of 6.5x to 7.5x. The discounted cash flow analysis of the post-transaction combined company resulted in total enterprise value indications ranging from $3.36 billion to $4.31 billion.
      Market Multiples Analysis. Based on actual reported financial results and the financial projections discussed above, Duff & Phelps derived pro forma trailing 12 month and calendar 2006 EBITDA, EBIT and Net Income, and then selected valuation multiples to apply to each of these measures of income. Duff & Phelps’ market multiples analysis is summarized below:

			Selected Range of	Total Debt		Indicated Range
			Based on Actual Reported	Financial Results	and t	he Financial Projections

	Pro Forma		Valuation Multiples	(Net of Cash)		of Enterprise Values

						(rounded)
EBITDA — LTM	$536,275	x	6.50x - 7.50x		=	$3,486,000 - $4,022,000
EBITDA — Projected 2006	$557,467	x	6.50x - 7.50x		=	$3,624,000 - $4,181,000
EBIT — LTM	$478,662	x	7.50x - 8.50x		=	$3,590,000 - $4,069,000
EBIT — Projected 2006	$500,917	x	7.50x - 8.50x		=	$3,757,000 - $4,258,000
Net Income — LTM	$256,544	x	11.00x - 12.00x	954,695	=	$3,777,000 - $4,033,000
Net Income — Projected 2006	$273,121	x	10.50x - 11.50x	954,695	=	$3,822,000 - $4,096,000
      Valuation Conclusion. As outlined above, the Duff & Phelps’ market multiples analysis resulted in an indicated range of enterprise values from $3.49 billion to $4.26 billion. Combining the results of the market multiples analysis with the discounted cash flow analysis, Duff & Phelps concluded that a range of $3.36 billion to $4.07 billion represented a reasonable range of total enterprise value for the post-transaction combined company. Duff & Phelps then deducted its estimate of pro forma post-transaction debt (net of cash) and the value of post-transaction Reliance options to arrive at a fully diluted common equity value ranging from $2.35 billion to $3.03 billion. Finally, dividing by Duff & Phelps’ estimate of 38.4 million post-transaction shares resulted in an estimated value ranging from $61.00 per share to $79.00 per share, representing an increase from Reliance’s valuation range on a standalone basis.

Premiums Paid Analysis
      Duff & Phelps identified acquisitions announced during the last two years involving publicly traded steel industry targets, excluding bankrupt and distressed target companies, and calculated the premiums paid or offered in those transactions. Six relevant transactions were identified and are shown below:

Target	Buyer

Dofasco, Inc.(1)(2)	ThyssenKrupp AG
Dofasco, Inc.(1)(2)	Arcelor SA
Roanoke Electric Steel Corp.(1)	Steel Dynamics, Inc.
Metals USA, Inc.	Apollo Advisors LP
International Steel Group, Inc.	Mittal Steel Company NV/ Ispat International NV
Commonwealth Industries, Inc.	Aleris International, Inc.

(1)	Pending transaction
(2)	Dofasco has received competing bids
      Based on its analysis of the transactions identified above, its analysis of the merger, and market data available through January 13, 2006 (the latest full trading day prior to Duff & Phelps’ presentation to EMJ’s board of directors), Duff & Phelps derived the following information with respect to premiums paid/offered:

	1 Day	5 Day	20 Day	30 Day	20-Day Avg.

Identified Transactions
Mean	36.8%	34.6%	29.7%	23.8%	31.7%
Median	41.5%	41.7%	26.7%	23.7%	31.1%
Proposed Transaction	26.8%	31.6%	30.0%	29.7%	31.8%
(assumes 1/17/06 as announcement date)

      In addition to steel industry transactions, Duff & Phelps compared the premium implied by the merger price to overall average premiums in the domestic merger and acquisition market. The published data that Duff & Phelps used regarding overall acquisition premiums are based on a comparison of transaction prices with the market prices of the target companies five days prior to announcement. The table below summarizes the average market premiums for the overall merger and acquisition market in 2004 and 2005. As shown in the table above, the most comparable figure for EMJ — the premium versus market price five days prior to announcement — is 31.6%, which is in excess of the overall market average for each of the last two years.

	2004	2005

Overall Average Premium — All Industries	30.7%	28.2%
Number of Transactions	322	325

Conclusion
      In summary, Duff & Phelps made the following observations:

•	The merger price is at the high end of the valuation range indicated by the discounted cash flow analysis for EMJ, and the valuation multiples implied by the merger price are generally in line with the valuation multiples exhibited by the comparable public companies and the comparable transactions.

•	The merger price is above any price at which EMJ has traded since its initial public offering date, and the premium over recent trading prices is generally in line with premiums paid in the steel industry and the overall public company merger and acquisition market over the past two years.

•	The current price of Reliance common stock is within the range of values indicated by the discounted cash flow analysis, and valuation multiples implied by Reliance’s current stock price are at the high end of the range as compared with the peer companies, but such premium is consistent with the premium market valuation of Reliance over the past ten years.

•	The inclusion of the collar in the merger structure provides EMJ stockholders with significant protection against movements in Reliance’s stock price prior to closing.

•	Although EMJ stockholders will receive cash and stock, except for the Kelso Funds, those stockholders unwilling to hold Reliance shares will be able to immediately liquidate their securities in the open market.

Other
      Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, ESOP and ERISA matters, corporate planning and other purposes. Previously, Duff & Phelps has provided EMJ with: (1) financial advisory services with respect to EMJ’s litigation with the Department of Labor, (2) the appraisal of capital stock for administration of EMJ’s stock bonus plan (the predecessor to EMJ’s retirement savings plan), and (3) fairness opinions in connection with EMJ’s merger and financial restructuring consummated in April 2005.
      EMJ has paid Duff & Phelps a fixed fee of $600,000 in connection with the services provided by it under this engagement. No portion of Duff & Phelps’ fees was contingent upon completion of the merger or the conclusion reached by Duff & Phelps in its fairness opinion. EMJ has also agreed to reimburse Duff & Phelps for its expenses incurred in performing its services and to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Duff & Phelps’ engagement and any related transactions.

Reliance’s Reasons for the Merger
      Reliance’s general business strategy includes the acquisition of assets or businesses that are a logical extension of its existing businesses in order to (1) increase cash flow and earnings, (2) expand its geographic and customer diversification and (3) expand its product diversification in the metals service center industry. As shown in “Unaudited Pro Forma Combined Financial Information,” Reliance believes that on a pro forma basis, the acquisition of EMJ will be immediately accretive to Reliance’s earnings. The acquisition of EMJ will allow Reliance to expand its presence in the Midwest, New England and Canada. The acquisition of EMJ will also permit Reliance to increase the diversity of its products, in areas such as specialty bar and tubing and other specialty metal products that are not a principal part of Reliance’s present product line. This diversification of products should enable Reliance to further expand its customer base into new industries.
      In reaching its decision to approve the merger agreement, Reliance’s board of directors consulted with Reliance management and its financial and legal advisors, and considered a variety of factors, including the following:

•	Other available acquisition opportunities in the metals service center business and Reliance’s business, operations, financial condition, earnings, prospects and acquisition strategy;

•	The business, operations, financial condition, earnings and prospects of EMJ;

•	The ability of EMJ’s operations to enhance Reliance’s geographic, customer and product diversification;

•	Potential contingent liabilities associated with EMJ and its assets, including litigation, environmental and regulatory issues;

•	EMJ’s well-qualified and stable management team with the capacity to effectively manage EMJ’s operations on a going-forward basis in a manner complementary to the operations of Reliance;

•	EMJ’s size and complementary product mix, geographic diversity and profitability;

•	Recognizing that there can be no assurance as to future financial results, the anticipated financial impact of the merger on Reliance’s financial performance, including the anticipated impact on Reliance’s earnings and cash flow per share;

•	The capital structure of Reliance following the merger, including Reliance’s ability to finance the cash portion of the merger consideration under its existing revolving credit facility and to continue to reduce indebtedness at a satisfactory rate following the merger;

•	The structure of the merger and the financial and other terms of the merger agreement;

•	The expectation that the merger will qualify as a tax-deferred “reorganization” for purposes of Section 368(a) of the Code; and

•	The opinion of UBS Securities LLC that, as of the date of and based on and subject to the matters described in the opinion, the merger consideration to be paid by Reliance pursuant to the merger agreement was fair from a financial point of view to Reliance.
      While a decision to complete the merger did not include an analysis by Reliance of potential synergies, Reliance believes that synergies may be realized through the integration of financial reporting, the removal of redundant public company costs, enhanced metals sourcing, and the sharing of best practices which have the potential to improve the financial results of EMJ and also provide benefits to Reliance.
      The foregoing discussion of the information and factors considered by Reliance’s board of directors is not exhaustive but does include the material factors considered by the Reliance board of directors. Reliance’s board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, Reliance’s board of directors based its decision to approve the merger agreement on the totality of the information presented to and considered by it.
Management and Operations Following the Merger
      Consistent with Reliance’s historical acquisition strategy, EMJ will continue to operate relatively independently. Reliance management believes little operational integration will be necessary. With the exception of EMJ’s chief executive officer, Mr. Nelson, who will retire upon the closing of the merger but will continue as a consultant during a post-closing transition period, the existing management team of EMJ is expected to remain in place and continue to operate EMJ on a going-forward basis. Reliance has no current plans to close or downsize any of EMJ’s present facilities nor does Reliance anticipate any material changes in EMJ’s employment levels. The directors of EMJ after the merger will be the directors of RSAC prior to the merger, plus Mr. McCaffery and Mr. Johnson from EMJ. The executive officers of EMJ will include the executive officers of EMJ prior to the merger, other than Mr. Nelson, as well as certain officers of Reliance.
Interests of EMJ’s Directors and Executive Officers in the Merger
      In considering the recommendation of EMJ’s board of directors with respect to the merger agreement and the merger, EMJ’s stockholders should be aware that some of EMJ’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of EMJ’s stockholders generally. These interests and arrangements may create potential conflicts of interest. EMJ’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and the merger and to recommend that EMJ’s stockholders vote in favor of adopting the merger agreement and approving the merger.

Nelson Retention Agreement
      On December 17, 2004, Mr. Nelson entered into a retention agreement with EMJ whereby EMJ agreed to pay Mr. Nelson a bonus of $3 million on March 31, 2007, if he continues to serve as EMJ’s President and chief executive officer through such date. Pursuant to the retention agreement, Mr. Nelson is also entitled to the bonus if his employment with EMJ is terminated by Mr. Nelson for good reason, which includes ongoing diminution in Mr. Nelson’s title, duties or responsibilities or a material reduction in his base salary or benefits. Mr. Nelson’s employment as chief executive officer will terminate for good reason (as defined in the retention agreement) upon completion of the merger and Mr. Nelson will become entitled to payment of the bonus of $3 million six months after completion of the merger and his termination.

Johnson Retention Agreement
      On January 17, 2006, Mr. Johnson, EMJ’s vice president, chief financial officer and secretary, entered into a retention agreement with EMJ that provides for employment and severance benefits and has a term of three years, unless terminated earlier pursuant to its terms. Mr. Johnson’s retention agreement provides generally that Mr. Johnson’s terms and conditions of employment (including position, responsibility, location, compensation, and benefits) will not be adversely changed during the term of the agreement and provides for certain minimum guaranteed compensation levels (including base salary, annual bonus, long-term incentives, and participation in benefit plans) during such term.
      On the six-month anniversary of the effective time of the merger, if Mr. Johnson remains employed by EMJ, Reliance or any affiliate of Reliance, Mr. Johnson will be entitled to a bonus of approximately $425,000. On the twelve-month anniversary of the effective time of the merger, if Mr. Johnson remains employed by EMJ, Reliance or any affiliate of Reliance, Mr. Johnson will be entitled to an additional bonus of $200,000. If EMJ terminates Mr. Johnson’s employment without cause or if Mr. Johnson terminates his employment for “good reason” (as defined in the retention agreement and summarized below) with an effective termination date prior to the six-month anniversary of the effective time of the merger, then Mr. Johnson will be eligible to receive the six-month bonus. If EMJ terminates Mr. Johnson’s employment without cause or if Mr. Johnson terminates his employment for good reason with an effective termination date on or after the six-month anniversary and prior to the twelve-month anniversary of the effective time of the merger, then Mr. Johnson will be eligible to receive a pro rata portion of the twelve-month bonus based on the number of days elapsed since the effective time of the merger. For purposes of Mr. Johnson’s retention agreement, “good reason” is defined generally to include a material reduction of his base salary or bonus and incentive compensation, material adverse changes to Mr. Johnson’s disability policies or life or disability insurance benefits, unless such changes affect all senior executives equally, and certain relocations.

Special Bonus Plan for Senior Management
      On January 17, 2006, EMJ’s board of directors approved a special bonus plan for senior management providing that, immediately prior to the closing of the merger, EMJ will pay a taxable bonus to certain members of EMJ senior management in connection with the completion of the merger in an aggregate amount not to exceed $5 million, which bonus will be allocated to such members of EMJ’s senior management as determined by EMJ’s board of directors.
      The table below sets forth the bonus awards expected to be granted to each executive officer of EMJ pursuant to the special bonus plan for senior management.

Amount of
Name	Bonus Award

R. Neil McCaffery	$312,500
Frank D. Travetto	$312,500
Kenneth L. Henry	$312,500
James D. Hoffman	$312,500
William S. Johnson	$625,000

Kelso Funds
      As of the record date, the Kelso Funds and their affiliates, including two of EMJ’s directors, hold 25,205,133 shares of EMJ’s common stock, of which the Kelso Funds hold 25,174,634 shares representing 50.1% of the issued and outstanding shares of EMJ’s common stock. Upon completion of the merger, the Kelso Funds and their affiliates will receive aggregate merger consideration consisting of approximately $163.8 million in cash and 2,340,142 shares of Reliance common stock (assuming the average closing price of the Reliance common stock for the pricing period is equal to $70.01, which would be the average closing price for the pricing period if the pricing period ended on January 31, 2006).
      Of the 25,205,133 shares held by the Kelso Funds and their affiliates, (1) 22,445,810 shares are owned of record by KIA IV, (2) 11,616 shares are owned of record by KEP II, (3) 1,704,740 shares are owned of record by KIA III — EMJ, (4) 1,012,468 shares are owned of record by or KIA I. In addition, 5,000 shares are owned of record by George E. Matelich (a general partner of Kelso Partners IV, L.P., or KP IV, which is the general partner of KIA IV, and a general partner of KEP II), 5,000 shares are owned of record by Thomas R. Wall, IV (a general partner of KP IV and a general partner of KEP II) and 20,499 shares are owned of record by Frank T. Nickell. Mr. Nickell is a general partner of KP I, KP III and KP IV. Mr. Nickell is also President, Chief Executive Officer and a director of Kelso & Companies, Inc., which is the general partner of Kelso & Company, L.P. Mr. Nickell is deemed to beneficially own 25,195,133 shares of EMJ common stock. Mr. Nickell owns 20,499 shares of record and will receive approximately $133,000 and 1,903 shares of Reliance common stock in the merger (assuming the average closing price of the Reliance common stock for the pricing period is equal to $70.01). Mr. Nickell disclaims beneficial ownership of the securities owned or deemed beneficially owned by each of the Kelso Funds pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Nickell is a director of EMJ and shares investment and voting power with respect to shares of

EMJ’s common stock held by the Kelso Funds. Mr. Wahrhaftig is a general partner of KP IV and a managing director and a member of the board of directors of Kelso & Companies, Inc., KP I, KP III and KP IV are the general partners of KIA I, KIA III-EMJ and KIA IV, respectively. Mr. Wahrhaftig is a director of EMJ and shares investment and voting power with respect to shares of EMJ’s common stock held by KIA IV. Mr. Wahrhaftig is deemed to beneficially own 22,457,426 shares of EMJ common stock. Mr. Wahrhaftig holds no shares of EMJ common stock of record and will not directly receive any merger consideration. Mr. Wahrhaftig disclaims beneficial ownership of the securities owned or deemed beneficially owned by each of the Kelso Funds pursuant to Rule 13d-4 under the Exchange Act.
      The Kelso Funds have entered into the voting agreement with Reliance pursuant to which they have agreed to vote the 25,174,634 shares of EMJ common stock held by them in favor of the adoption and approval of the merger agreement.
      Reliance also entered into the registration rights agreement with the Kelso Funds pursuant to which Reliance will prepare and file, within ten days after the closing of the merger, a registration statement under the Securities Act at Reliance’s expense, covering all or a portion of the Kelso Funds’ shares. Pursuant to the registration rights agreement, Reliance also will provide the Kelso Funds with certain demand and piggyback registration rights with respect to the shares of Reliance common stock received by the Kelso Funds in the merger.

Merger Consideration to be Received by EMJ’s Executive Officers and Directors
      EMJ’s executive officers participate in EMJ’s retirement savings plan and EMJ’s executive officers and some of EMJ’s directors participate in EMJ’s equity plans under which stock options have been granted. Upon completion of the merger, executive officers and certain directors of EMJ will receive the same merger consideration as the other EMJ stockholders for their EMJ common stock and will receive cash or options to purchase Reliance common stock for their EMJ stock options. See “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Treatment of EMJ Stock Options and Other Equity-Based Awards.”

      The table below sets forth for each executive officer and director of EMJ, other than those affiliated with the Kelso Funds, (1) the shares of EMJ common stock beneficially owned, (2) the options to purchase shares of EMJ common stock granted pursuant to the EMJ incentive plan, (3) the options to purchase shares of EMJ common stock granted pursuant to the Holding option plan, (4) the number of options to purchase Reliance common stock to be received upon conversion of options to purchase EMJ common stock under the EMJ incentive plan (assuming an average closing price of Reliance common stock for the pricing period of $70.01) and (5) the amount of cash to be received in exchange for the options outstanding under the Holding option plan at $13.00 per share less the actual exercise price.

	Shares of
	EMJ	Options to Purchase	Options to Purchase
	Common	EMJ Common	EMJ Common		Options to Purchase
	Stock	Stock Pursuant to	Stock Pursuant to		Reliance Common
	Beneficially	the EMJ Incentive	the Holding Option		Stock to be	Cash for Holding
Name	Owned	Plan	Plan		Received	Stock Options

David M. Roderick	34,000	10,000	176,410	(1)	1,856	$1,707,331.26
Maurice S. Nelson, Jr.	6,533.8682	50,000	1,693,538	(2)	9,284	$16,816,832.34
Dr. John Rutledge	5,000	10,000	70,564	(3)	1,856	$678,432.29
William A. Marquard	10,000	10,000	70,564	(3)	1,856	$678,432.29
Earl L. Mason	—	10,000	—		1,856	—
Joseph T. O’Donnell, Jr.	—	10,000	—		1,856	—
Andrew G. Sharkey, III	—	10,000	—		1,856	—
R. Neil McCaffery	32,028.1751	30,000	167,591	(4)	5,570	$1,577,778.58
Frank D. Travetto	33,502.8509	30,000	167,591	(4)	5,570	$1,577,778.58
Kenneth L. Henry	131,545.2923	30,000	167,591	(4)	5,570	$1,577,778.58
James D. Hoffman	17,074.5286	30,000	167,591	(4)	5,570	$1,577,778.58
William S. Johnson	9,665.0748	30,000	123,488	(5)	5,570	$1,125,438.13

Indemnification; Directors’ and Officers’ Insurance
      RSAC has agreed to indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of EMJ and its subsidiaries for acts or omissions occurring prior to the merger to the fullest extent permitted by applicable law. In addition, for a period of six years after the merger, Reliance has agreed, and has agreed to cause RSAC, to maintain and preserve, RSAC’s certificate of incorporation and bylaws to contain provisions regarding exculpation, indemnification and advancement of expenses for officers, directors and employees of EMJ that overall are no less generous than those included in the current EMJ certificate of incorporation and bylaws and to honor all of EMJ’s obligations to indemnify all officers, directors and employees of EMJ for acts and omissions by such persons prior to the completion of the merger to the extent such obligations existed on January 17, 2006. These obligations survive the effectiveness of the merger and shall continue in full force and effect in accordance with the terms of the relevant document until the expiration of the applicable statute of limitations. For a period of six years after the merger, Reliance has agreed to maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by EMJ with respect to claims arising from or related to facts or events that occurred prior to the merger and with a total insured coverage of $50 million of directors’ and officers’ liability insurance and $5 million of fiduciary liability insurance; provided that if the annual insurance premium payments for both insured coverages exceed a specified amount, Reliance will obtain a policy with the most advantageous terms available for that premium payment amount.
Transaction-Related Costs and Financing Arrangements
      Upon completion of the merger, Reliance will pay cash consideration of approximately $356 million to EMJ stockholders and option holders, issue between approximately 4.5 million and 6.1 million shares of its common stock and assume approximately $299 million of EMJ’s debt (based on EMJ’s outstanding indebtedness as of September 28, 2005).
      Reliance and EMJ expect to incur transaction-related costs aggregating approximately $18.7 million (including financial advisory, legal, accounting, consulting and public relations fees, registration and regulatory filing fees and printing and mailing costs associated with this proxy statement/ prospectus). In addition, Reliance will incur a maximum of $10.5 million for the payment of retention bonuses, management bonuses, severance payments and other change of control benefits pursuant to existing EMJ contracts in connection with the merger.
      Reliance intends to finance the cash portion of the consideration to be paid to EMJ stockholders and option holders in the merger, as well as other expenses of the transaction, through a combination of cash on hand, if any, and by drawing on its existing credit facility. Reliance has obtained all necessary consents or waivers required by its lenders to complete the merger. Availability of financing is not a condition precedent to Reliance’s obligation to effect the merger.
EMJ’s Financing Arrangements
      EMJ has outstanding $250 million of 9 3/4% notes. As a result of the merger, the holders of the 9 3/4% notes have the option to require their redemption at 101% of face value. Pursuant to the terms of the 9 3/4% notes, Reliance will offer to buy the 9 3/4% notes, although it does not expect many of the holders of the 9 3/4% notes to accept the offer due to the interest rate they are receiving, a current trading value of approximately 109%, and the strength of Reliance’s financial condition. Reliance plans to pay the balance of EMJ’s current $300 million credit facility, which will release the liens held by EMJ’s lenders under that facility. Reliance will then provide EMJ with a revolving credit arrangement whereby EMJ can borrow as needed from Reliance and repay Reliance with interest at market interest rates.
Regulatory Matters

Hart-Scott-Rodino Antitrust Improvements Act
      The merger is subject to the requirements of the HSR Act. The HSR Act requires that each party participating in an acquisition transaction meeting certain size thresholds notify and provide certain information and materials to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting periods must be terminated or must expire before the subject transaction can be completed. EMJ and Reliance filed their respective notification and report forms on January 20, 2006. Accordingly, unless the waiting period is earlier terminated or extended by a request for additional information, the waiting period will expire on February 21, 2006.
      At any time before or after completion of the merger, the Federal Trade Commission or the Department of Justice may, however, challenge the merger on antitrust grounds. Private parties also could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration or termination of the applicable waiting period, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, EMJ and Reliance will prevail.

Bermuda Monetary Authority
      The corporate and insurance laws of Bermuda govern the business and operations of Stainless Insurance Ltd., a captive insurance subsidiary of EMJ, whose entire issued and outstanding share capital will be held by RSAC as a result of the merger. The treatment of Stainless Insurance Ltd.’s share capital in the merger cannot be accomplished without (1) the consent of the Bermuda Monetary Authority (Authorization and Compliance Division) pursuant to the Exchange Control Act 1972 and (2) the “no objections” approval from the Bermuda Monetary Authority (Insurance Division) under the Insurance Act 1978.
      In order to obtain the consent of the Bermuda Monetary Authority (Authorization and Compliance Division), Reliance will be required to submit an application that will include certain information about Reliance including its financial statements, beneficial ownership information and information relating to its expertise in the area of insurance.
      In order to obtain the “no objections” approval from the Bermuda Monetary Authority (Insurance Division), Reliance may be required to submit a business plan, including a description of the proposed insurance business of Stainless Insurance Ltd. and five year financial projections, for the period commencing on the closing of the merger. Prior to giving its “no objections” approval, the Bermuda Monetary Authority (Insurance Division) may also, in its discretion, submit the proposed application to the Bermuda Insurance Admissions Committee which is comprised of individuals from the Bermuda insurance industry who meet each week to review and provide recommendations to the Bermuda Monetary Authority (Insurance Division) concerning insurance company applications. The final determination concerning the “no objections” approval rests with the Bermuda Monetary Authority (Insurance Division).

Canadian Regulatory Filings
      The Investment Canada Act governs the acquisition of EMJ’s Canadian subsidiary by Reliance. Pursuant to the Investment Canada Act, Reliance will make a notice filing with the Canadian Director of Investments following the completion of the merger.
      We are not aware of any other federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger. We also may be required to make filings and obtain regulatory approvals from various other governmental authorities. Where necessary, the parties intend to make such filings. See “The Merger Agreement — Additional Covenants — Reasonable Best Efforts” and “The Merger Agreement — Conditions to Closing.”
Accounting Treatment
      Reliance intends to account for the merger under the purchase method of accounting for business combinations under U.S. generally accepted accounting principles. Under the purchase method of accounting, the total estimated purchase price is allocated to the net identifiable tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the merger, with any excess being treated as goodwill. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of the acquired entity that exist as of the closing date of the transaction. Reliance will include EMJ’s results of operations in Reliance’s consolidated financial statements from the date of completion of the merger.
Restrictions on Sale of Shares by Affiliates of EMJ and Reliance
      The shares of Reliance common stock to be received by EMJ’s stockholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Reliance common stock issued to any person who is deemed to be an affiliate of EMJ or Reliance at the effective time of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with EMJ and may include the executive officers, directors and significant stockholders of EMJ or Reliance. Affiliates may not sell their shares of Reliance common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	Rule 145 (or for EMJ stockholders who become affiliates of Reliance, Rule 144) under the Securities Act; or

•	any other applicable exemption under the Securities Act.
      The merger agreement requires EMJ to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of Reliance common stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the SEC thereunder. Reliance’s registration statement on Form S-4, of which this proxy statement/ prospectus forms a part, may not be used in connection with the resale of shares of Reliance common stock received in the merger by affiliates.
      Reliance has entered into the registration rights agreement with the Kelso Funds pursuant to which Reliance will prepare and file, within ten days after the closing of the merger, a registration statement under the Securities Act at Reliance’s expense, covering all or a portion of the Kelso Fund’s shares. Pursuant to the registration rights agreement, Reliance also will provide the Kelso Funds with certain demand and piggyback registration rights with respect to the shares of Reliance common stock received by the Kelso Funds in the merger.
Stock Market Listing
      An application was filed with the New York Stock Exchange on                     , 2006 for listing: (1) the shares of Reliance common stock to be issued in the merger, (2) the shares of Reliance common stock issuable upon exercise of the options to purchase Reliance common stock upon the conversion of options to purchase shares of EMJ common stock in connection with the merger and (3) the shares of Reliance common stock to be issued to the retirement savings plan pursuant to EMJ’s obligation under such plan. If the merger is completed, EMJ common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
      The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Annex A and is incorporated by reference in this proxy statement/ prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
      In accordance with the merger agreement and Delaware law, EMJ will merge with and into RSAC, a direct and wholly-owned subsidiary of Reliance. As a result of the merger, the separate corporate existence of EMJ will cease, and RSAC will survive as a wholly-owned subsidiary of Reliance. As part of the merger, RSAC will change its name to Earle M. Jorgensen Company.
Merger Consideration
      If we complete the merger, EMJ stockholders will be entitled to receive for each outstanding share of EMJ common stock $6.50 in cash and a to-be-determined fraction of a share of Reliance common stock. The value of the Reliance common stock component will be approximately $6.50, but is subject to adjustment. The value of Reliance common stock to be issued in exchange for each share of EMJ common stock will be determined based upon the average Reliance stock price. If the average closing price of Reliance common stock for the pricing period is:

•	more than $72.86, you will receive Reliance common stock with a value that may be more than $6.50 for each share of EMJ common stock;

•	equal to or less than $72.86 but equal to or more than $53.86, you will receive Reliance common stock with a value of $6.50 for each share of EMJ common stock; and

•	less than $53.86, you will receive Reliance common stock with a value that may be less than $6.50 for each share of EMJ common stock.
      The number of shares of Reliance common stock you will receive in the merger will equal the number, rounded down to the nearest whole number, determined by multiplying the exchange ratio by the number of shares of EMJ common stock you own.
      You will not receive any fractional shares of Reliance common stock in the merger. Instead, you will be entitled to receive cash, without interest, for any fractional share of Reliance common stock you might otherwise have been entitled to receive, based on the average closing price of Reliance common stock for the pricing period.
      The exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you will receive on the date the merger is completed.
      We will adjust the value or number of shares of Reliance common stock that you receive for each of your shares of EMJ common stock based upon the average closing price of Reliance common stock for the pricing period. If the average Reliance price stock is:

•	more than $72.86, then you will receive 0.0892 shares of Reliance common stock for each share of EMJ common stock that you own;

•	equal to or less than $72.86 but equal to or more than $53.86, then you will receive a fraction of a share of Reliance common stock equal to $6.50 divided by the average Reliance stock price; and

•	less than $53.86, then you will receive 0.1207 shares of Reliance common stock for each share of EMJ common stock you own.

      The following table provides some examples of how the formula above works to determine the exchange ratio and the corresponding value of the Reliance common stock that you will receive for a share of EMJ common stock at various average Reliance stock prices.

				Total Value of Cash
		Value of Reliance		and Reliance
		Common Stock per	Cash per Share of	Common Stock per
		Share of EMJ Common	EMJ Common	Share of EMJ
Average Reliance Stock Price	Exchange Ratio	Stock	Stock	Common Stock

$40	0.1207	$4.83	$6.50	$11.33
$45	0.1207	$5.43	$6.50	$11.93
$50	0.1207	$6.03	$6.50	$12.53
$53.86 - $72.86	0.1207 - 0.0892	$6.50	$6.50	$13.00
$75	0.0892	$6.69	$6.50	$13.19
$80	0.0892	$7.14	$6.50	$13.64
$85	0.0892	$7.58	$6.50	$14.08
      We expect the market price of Reliance common stock to fluctuate prior to the merger. Therefore, because the value and number of shares of Reliance common stock you receive in the merger is determined based upon the average closing price of Reliance common stock for the pricing period, you should obtain current stock price quotations for Reliance common stock prior to voting on the merger. You should also note that, because the exchange ratio is fixed two trading days before the closing of the merger and we expect the market price of Reliance common stock to fluctuate, the value of the Reliance common stock that you will receive in the merger may increase or decrease during the two-day trading period between the end of the pricing period and the closing of the merger.
      Based upon 50,237,094 shares of EMJ common stock outstanding as of January 31, 2006, and an assumed exchange ratio of 0.0928, which is based on the average closing market price of Reliance common stock during the 20 consecutive trading days ended January 31, 2006, Reliance will issue an aggregate of approximately 4,662,002 shares of Reliance common stock in the merger to the holders of these shares of EMJ common stock. Based upon the 33,133,199 shares of Reliance common stock outstanding as of January 31, 2006, the holders of these shares of EMJ common stock collectively will hold approximately 12.3% of the shares of Reliance common stock outstanding immediately after the merger.
Treatment of EMJ Stock Options and Other Equity-Based Awards

Holding Stock Options
      Each outstanding option to acquire EMJ common stock granted under the Holding option plan will be converted automatically at the effective time of the merger into the right to receive an amount in cash, if any, equal to (1) the difference between (a) $13.00 and (b) the applicable per share exercise price, multiplied by (2) the number of shares of EMJ common stock subject to such stock option, subject to any applicable withholding of taxes.

EMJ Stock Options
      Each outstanding option to acquire EMJ common stock granted under the EMJ incentive plan will be converted automatically at the effective time of the merger into an option to purchase Reliance common stock and will continue to be governed by the terms of the EMJ incentive plan and related grant agreements under which it was granted, except that:

•	the number of shares of Reliance common stock subject to the new Reliance stock option will be equal to the product of the number of shares of EMJ common stock subject to the EMJ stock option and the option exchange ratio, rounded down to the nearest whole share; and

•	the exercise price per share of Reliance common stock subject to the new Reliance stock option will be equal to the exercise price per share of EMJ common stock under the EMJ stock option divided by the option exchange ratio, rounded up to the nearest cent.
      The option exchange ratio will be the product of the exchange ratio used to determine the fraction of a share of Reliance common stock to be issued for each share of EMJ common stock in the merger multiplied by two, to account for the fact that cash consideration will not be paid.
      Reliance has agreed to reserve additional shares of Reliance common stock to satisfy its obligations under the EMJ retirement savings plan and pursuant to the converted stock options and other equity-based awards and to file a registration statement with the SEC on an appropriate form to the extent necessary to register Reliance common stock subject to the converted stock options and other equity-based awards.
Closing and Effective Time of the Merger
      The merger will be effective at the time and date stated in the certificate of merger that will be filed with the Secretary of State of the State of Delaware, the state of incorporation of RSAC and EMJ. Under the merger agreement, the filing of the certificate of merger and the closing of the transactions contemplated by the merger agreement will occur on the second business day following the satisfaction or waiver of all conditions to the merger, unless otherwise agreed to by the parties.
Surrender of EMJ Stock Certificates
      Following the effective time of the merger, Computershare Investor Services, the exchange/paying agent, will mail to each record holder of EMJ common stock a transmittal letter that will detail the procedures for record holders to exchange EMJ common stock certificates for Reliance certificates and the cash portion of the merger consideration, plus cash in lieu of any fractional shares and any dividends to which you might be entitled at that time. After the effective time of the merger, transfers of EMJ common stock will not be registered on EMJ stock transfer books.
Dividends
      As a holder of EMJ common stock, you will be entitled to receive dividends or other distributions on Reliance common stock with a record date after the merger is completed, but only after you have surrendered your EMJ stock certificates.
      If there is any dividend or other distribution on Reliance common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your Reliance shares are issued to you in exchange for your EMJ certificates and the date the dividend or other distribution is paid to all Reliance shareholders.
Representations and Warranties
      Pursuant to the merger agreement, EMJ and Reliance make certain representations and warranties to each other about their respective companies and businesses related to, among other things:

•	corporate existence, qualification to conduct business and corporate power of both themselves and their respective subsidiaries;

•	capitalization and ownership of subsidiaries;

•	corporate authority to enter into, and carry out the obligations of, the merger agreement, and the enforceability of the merger agreement;

•	absence of conflicts between the merger agreement and their respective charter documents and bylaws, applicable law or certain agreements;

•	governmental consents and approvals required for completion of the merger;

•	financial statements and filings with the SEC, as well as internal controls over financial reporting;

•	absence of undisclosed liabilities and off-balance sheet arrangements, as well as loans to officers and directors;

•	absence of specified changes or events through the closing of the merger;

•	legal proceedings;

•	compliance with applicable laws;

•	environmental liabilities;

•	insurance policies;

•	properties and assets;

•	employee benefit plans and labor matters;

•	payment of fees to finders or brokers in connection with the merger;

•	tax matters;

•	qualification of the merger as a “reorganization” under the Code;

•	information supplied for use in this proxy statement/ prospectus;

•	intellectual property; and

•	approval of its respective board of directors.
      EMJ also made representations and warranties to Reliance related to:

•	the inapplicability to the merger of state anti-takeover laws;

•	the receipt of an opinion from each of EMJ’s financial advisors; and

•	material contracts.
      Reliance also represented and warranted to EMJ that, at the time of mailing this proxy statement/ prospectus, and at the effective time of the merger, Reliance would have sufficient funds to enable it to complete the merger.
      The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and do not survive the effective time of the merger.
      This description of the representations and warranties is included to provide stockholders with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about Reliance or EMJ. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters that the parties exchanged in connection with signing the merger agreement. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
Operations Before Completion of the Merger

Restrictions on EMJ’s and Reliance’s Operations Before Completion of the Merger
      In the merger agreement, EMJ and Reliance have agreed to several restrictions on their activities until either the completion of the merger or the termination of the merger agreement. In general, they are required to conduct their respective businesses in the ordinary course consistent with past practices, in substantially the same manner as previously conducted, and to use their reasonable best efforts to:

•	keep available the services of their current officers and other key employees;

•	preserve intact their present lines of business and maintain their rights and franchises; and

•	preserve their relationships with customers, suppliers and others having business dealings with them.

Additional Restrictions on EMJ’s Operations Before Completion of the Merger
      In addition, EMJ has generally agreed to restrictions that prohibit it, or any of its subsidiaries, from:

•	incurring or committing to any capital expenditures, capital additions or capital improvements, other than those in the ordinary course of business or as contemplated by EMJ’s fiscal 2006 and 2007 capital budgets and in any event not in excess of $5 million in the aggregate, except as provided for in such budgets;

•	declaring, setting aside or paying dividends other than intracompany dividends;

•	splitting, combining or reclassifying its capital stock;

•	repurchasing, redeeming or otherwise acquiring its capital stock or securities convertible into or exercisable for any shares of its capital stock;

•	issuing, delivering or selling any shares of its capital stock, voting debt or convertible securities (or corporate actions related thereto), other than in connection with the exercise of EMJ stock options or other stock-based awards;

•	amending EMJ’s charter documents;

•	making any material acquisitions, other than acquisitions of assets used in the operations of EMJ in the ordinary course of business consistent with past practice;

•	selling, transferring, divesting or disposing of assets (including the capital stock of its subsidiaries), businesses or divisions, other than transactions that do not have a fair value, individually, in excess of $3 million or, in the aggregate, in excess of $10 million in the ordinary course of business consistent with past practice;

•	incurring liens other than pursuant to specified debt agreements or incurred in the ordinary course of business consistent with past practice;

•	paying or committing to pay any material severance or termination pay not existing as of January 17, 2006; entering into any material employment, deferred compensation, consulting, severance or similar agreement not existing as of January 17, 2006; or increasing in any material respect any employee benefits payable to any director, officer or key employee except pursuant to an agreement existing as of January 17, 2006;

•	adopting any additional employee benefit plan or making any material amendment to an employee benefit plan;

•	making any material contribution to any employee benefit plan other than regularly scheduled contributions or those required by law or agreement;

•	entering into any agreement that limits or restricts the right of EMJ or any of its subsidiaries to engage or compete in any business or in any geographic area or location;

•	changing in any material respect its accounting methods, except as may be required by a governmental authority or by changes in U.S. generally accepted accounting principles;

•	changing its fiscal year, preparing or filing any material tax return materially inconsistent with past practice or, on such tax return, taking any position or making any tax election or adopting any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns, or settling or compromising any liability for taxes; and

•	agreeing, authorizing or entering into any commitment to do any of the foregoing.

Additional Restrictions on Reliance’s Operations Before Completion of the Merger
      Reliance has agreed to restrictions that prohibit it from:

•	repurchasing, redeeming or otherwise acquiring its capital stock or securities convertible into or exercisable for any shares of its capital stock;

•	issuing, delivering or selling any shares of its capital stock, voting debt or convertible securities (or corporate actions related thereto), other than in connection with the exercise or grant of Reliance stock options or other stock-based awards or intracompany issuances of capital stock;

•	amending Reliance’s charter documents;

•	altering the corporate structure of Reliance or any of its subsidiaries where such change is reasonably likely to result in a material adverse effect to Reliance or would adversely affect the value of Reliance’s common stock; or

•	agreeing, authorizing or entering into any commitment to do any of the foregoing.
No Solicitation
      EMJ agreed in the merger agreement that it will neither, nor will it authorize or permit any of its subsidiaries, officers, directors, employees, agents, representatives or affiliates to, directly or indirectly:

•	initiate, negotiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any proposals with respect to a takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	furnish, or provide access to, any information or data to, or have or participate in any discussions or negotiations with, any person relating to a takeover proposal.
      A “takeover proposal” means any proposal or offer relating to or a transaction to effect:

•	a transaction pursuant to which any person or group (other than Reliance and its subsidiaries) directly or indirectly, acquires or would acquire more than 19% of (1) the outstanding shares of EMJ common stock, (2) the voting power of the outstanding securities of EMJ or (3) any new series or new class of preferred stock of EMJ that would be entitled to a class or series vote with respect to the merger, whether from EMJ or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving EMJ (other than the merger);

•	any transaction pursuant to which any person or group of persons (other than Reliance and its subsidiaries) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of EMJ and securities of the entity surviving any merger or business combination including any of EMJ’s subsidiaries) of EMJ or any of EMJ’s subsidiaries representing more than 25% of the fair market value of all of the assets, net revenues or net income of EMJ and its subsidiaries, taken as a whole, immediately prior to such transaction; and

•	any other consolidation, business combination, recapitalization or similar transaction involving EMJ or any of its subsidiaries, as a result of which (a) the holders of shares of EMJ immediately prior to such transactions do not, in the aggregate, own at least 81% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation of such transaction in substantially the same proportion as such holders held the shares of EMJ common stock immediately prior to the consummation of such transaction or (b) the individuals comprising EMJ’s board of directors prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the consummation of such transaction.

      A “superior proposal” is any bona fide, unsolicited takeover proposal made by a third party that is not subject to a financing condition, other than one similar to the financing condition in the merger agreement, and is on terms that EMJ’s board of directors determines in good faith, after consultation with EMJ’s outside legal counsel and financial advisors, to be more favorable to EMJ’s stockholders, from a financial point of view, than the merger described in this proxy statement/ prospectus. Furthermore, a superior proposal varies from a takeover proposal in that it means any proposal or offer relating to or a transaction to effect:

•	a transaction pursuant to which any person or group (other than Reliance and its subsidiaries) directly or indirectly, acquires or would acquire more than 50% of (1) the outstanding shares of EMJ common stock, (2) the voting power of the outstanding securities of EMJ or (3) any new series or new class of preferred stock of EMJ that would be entitled to a class or series vote with respect to the merger, whether from EMJ or pursuant to a tender offer or exchange offer or otherwise;

•	any transaction pursuant to which any person or group of persons (other than Reliance and its subsidiaries) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of EMJ and securities of the entity surviving any merger or business combination including any of EMJ’s subsidiaries) of EMJ or any of EMJ’s subsidiaries representing more than 50% of the fair market value of all of the assets, net revenues or net income of EMJ and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving EMJ or any of its subsidiaries, as a result of which (1) the holders of shares of EMJ common stock immediately prior to such transactions do not, in the aggregate, own at least 50% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation of such transaction in substantially the same proportion as such holders held the shares of EMJ common stock immediately prior to the consummation of such transaction or (2) the individuals comprising EMJ’s board of directors prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the consummation of such transaction.
      Prior to the special meeting, EMJ may, in response to an unsolicited bona fide written takeover proposal by a third party and after giving prompt written notice to Reliance, furnish information to, pursuant to a confidentiality agreement no less restrictive than the one with Reliance, and participate in discussions or negotiations with, such third party regarding a takeover proposal if EMJ’s board of directors determines in good faith, after receiving advice of its outside legal counsel and financial advisor, that the takeover proposal constitutes or is reasonably likely to constitute a superior proposal.
      EMJ’s board of directors may not withdraw (or modify in a manner adverse to Reliance) its approval or recommendation of the merger agreement or the merger or approve, adopt or recommend any takeover proposal or enter into an agreement constituting or related to a takeover proposal, unless (1) following the receipt of an unsolicited takeover proposal EMJ’s board of directors determines in good faith after receiving the advice of a financial advisor and its outside counsel that such takeover proposal is a superior proposal, or EMJ’s board of directors determines in good faith after receiving the advice of its outside counsel and financial advisors that there is a reasonable probability that failure to take such action would result in the board breaching its fiduciary duties; (2) EMJ provides four business days’ prior written notice to Reliance of such action; and (3) after such notice, EMJ’s board of directors determines that the takeover proposal still constitutes a superior proposal. EMJ has agreed to provide Reliance with prompt notice of any inquiry EMJ reasonably believes could lead to a takeover proposal and the terms of such inquiry and the identity of the person making such inquiry and to keep Reliance fully informed of the status and details of any such inquiry.
      Additionally, EMJ’s board of directors is not prohibited from taking and disclosing to EMJ’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act in response to an unsolicited superior proposal.
      For purposes of the foregoing, any violation of the restrictions described in this portion of the merger agreement summary by any director, officer or employee of EMJ or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of EMJ is deemed to be a breach of the relevant restriction by EMJ.
Termination of the Merger Agreement

Termination by Reliance or EMJ
      Either of our respective boards of directors may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether or not it has been approved by the EMJ stockholders, if:

•	Reliance and EMJ agree to terminate by mutual written consent;

•	the merger has not been completed on or before June 2, 2006, except that a party may not terminate the merger agreement if that party’s willful and material breach of the merger agreement is the primary cause of the merger not being completed by that date;

•	a court or another governmental authority has issued a final and nonappealable order, decree or ruling or taken other action permanently restraining, enjoining or otherwise prohibiting the merger;

•	a governmental authority has failed to grant or issue a consent, permit, order or authorization required to consummate the merger;

•	EMJ’s board of directors determines to accept a superior proposal; or

•	EMJ stockholders fail to adopt the merger agreement at the special meeting.

Termination by Reliance
      In addition, Reliance’s board of directors may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

•	EMJ’s board of directors withdraws or adversely modifies its recommendation;

•	EMJ breaches its representations, warranties or covenants contained in the merger agreement so that any conditions to closing are not capable of being satisfied and cannot or have not been cured within 30 days after written notice to Reliance of such breach; or

•	EMJ’s board of directors recommends to EMJ stockholders that they approve a takeover proposal other than the merger.

Termination by EMJ
      EMJ’s board of directors may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if Reliance breaches its representations, warranties or covenants contained in the merger agreement so that the conditions to closing are not capable of being satisfied and cannot or have not been cured within 30 days after written notice to EMJ of such breach.

Termination Fee To Be Paid by EMJ
      EMJ has agreed to pay Reliance a termination fee of approximately $20.5 million if Reliance terminates the merger agreement as the result of:

•	EMJ’s board of directors withdrawing or adversely modifying its recommendation to EMJ stockholders to adopt the merger agreement and the merger or recommending a takeover proposal other than the merger; or

•	EMJ’s board of directors accepting a superior proposal.
Additional Covenants
      In addition to the covenants relating to the conduct of the parties’ businesses before completion of the merger, each of Reliance and EMJ has agreed to perform additional specified covenants. The principal additional covenants are as follows:

Special Meeting
      EMJ has agreed to hold a special meeting of its stockholders to consider and vote upon adoption of the merger agreement and to use its reasonable best efforts to obtain the approval of EMJ stockholders.

HSR Act Filing
      Each of Reliance and EMJ has agreed to cooperate fully with each other in connection with the making of all filings and responses as may be required under the HSR Act.

Access to Information
      Upon reasonable notice, each of Reliance and EMJ has agreed to, and has agreed to cause each of its respective significant subsidiaries to, afford to the other party and to the officers, employees, accountants, legal counsel, financial advisors and other representatives of the other party, reasonable access during normal business hours during the period prior to the completion of the merger to all of their respective properties, books, contracts, commitments, personnel and records, and each of Reliance and EMJ has the right to access the properties, books, contracts, commitments, personnel and records of any non-significant subsidiary of the other party to the extent that the operations or business of any such subsidiary would reasonably be expected to have a material adverse effect upon such other party.

Reasonable Best Efforts
      Each of Reliance and EMJ has agreed to use its commercially reasonable efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable law to complete the merger. This cooperation may include contesting and resisting any action or proceeding challenging the merger.

Employee Matters
      RSAC has agreed to assume all obligations of EMJ with respect to its retirement savings plan and Reliance has agreed to guarantee RSAC’s performance under such plan to make an additional employer contribution to this plan in a number of shares of Reliance common stock at least equal to the number of shares of EMJ common stock that would have been contributed for this year if the merger had not occurred multiplied by the exchange ratio multiplied by two. Prior to the completion of the merger, Reliance has agreed to reserve for issuance the number of shares of Reliance common stock necessary to satisfy Reliance’s obligations with respect to EMJ’s retirement savings plan. Reliance also has agreed to file, promptly after the completion of the merger, a registration statement with the SEC on an appropriate form to the extent necessary to register Reliance common stock to be issued or issuable pursuant to the EMJ retirement savings plan as long as this plan has an investment option to allow for Reliance common stock, which option must be continued for no less than one year from the date of the completion of the merger.
      RSAC has also agreed, and Reliance has agreed to cause RSAC to, maintain EMJ’s existing employee benefit plans for no less than one year from the date of the closing of the merger, or to provide benefits that are at least as favorable to EMJ employees as in effect on the date of the merger agreement, subject to any applicable collective bargaining agreements.
      Reliance has also agreed, and has agreed to cause RSAC, to (1) subject to the limitations proscribed by Section 280G of the Code, honor all of EMJ’s existing employment, change of control, severance and termination agreements, plans and policies in effect as of the date the merger agreement was executed and (2) amend any of these plans or arrangements, if necessary, so as to avoid liability under Section 409A of the Code.
      Reliance has agreed, and has agreed to cause RSAC, for one year after the completion of the merger, to provide annual rates of base salary or hourly wages, as applicable, and annual incentive opportunities to EMJ employees who do not have an employment, change of control, severance or termination agreement with EMJ, where such benefits are at least as favorable in the aggregate to these EMJ employees as in effect on the date of the merger agreement.
      For all purposes of determining eligibility to participate and vesting and for purposes of benefit accrual, Reliance has also agreed to credit each EMJ employee for his or her years of service with EMJ and its subsidiaries before the completion of the merger to the same extent such EMJ employee was entitled, before the merger, to credit for that service under any similar EMJ benefit plan, except to the extent that such credit would result in a duplication of benefits or for credit for benefit accrual purposes under any defined benefit plan.

Insurance and Indemnification
      Reliance has agreed to indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of EMJ and its subsidiaries for acts or omissions occurring prior to the merger to the fullest extent permitted by applicable law. In addition, for a period of six years after the merger, Reliance has agreed to cause RSAC’s certificate of incorporation and bylaws to contain provisions regarding exculpation, indemnification and advancement of expenses for officers, directors and employees that overall are no less generous than those included in the current EMJ certificate of incorporation and bylaws and to honor all of EMJ’s obligations to indemnify all officers, directors and employees for acts and omissions by such persons prior to the completion of the merger to the extent such obligations existed on January 17, 2006. These obligations survive the effectiveness of the merger and shall continue in full force and effect in accordance with the terms of the relevant document until the expiration of the applicable statute of limitations. For a period of six years after the merger, Reliance has agreed to maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by EMJ with respect to claims arising from or related to facts or events that occurred prior to the merger and with a total insured coverage of $50 million of directors’ and officers’ liability insurance and $5 million of fiduciary liability insurance; provided that, if the annual insurance premium payments for both insured coverages exceed a specified amount, Reliance will obtain a policy with the most advantageous terms available for the maximum premium amount.

Section 16 Matters
      Each of Reliance and EMJ has agreed to take all required steps to exempt any dispositions of EMJ common stock or acquisitions of Reliance shares in connection with the merger from the SEC’s “short-swing profit” rules.

New York Stock Exchange
      Reliance will cause (1) the Reliance shares to be issued in the merger to be approved for listing on the New York Stock Exchange and (2) the EMJ common stock to be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Affiliates
      EMJ will use reasonable efforts to cause each of its affiliates to enter into a written agreement providing that they will not offer or sell any of the Reliance shares issued to them in the merger in violation of the Securities Act or the related SEC rules.
Conditions to Closing
      Each of the respective obligations of EMJ and Reliance to complete the merger are subject to the satisfaction or waiver of various conditions, including:

•	the adoption of the merger agreement by EMJ stockholders;

•	the absence of any law, order, injunction or legal restraint prohibiting completion of the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the receipt of all other governmental agency consents, approvals, permits, orders and authorizations required to complete the merger other than those that the failure to make or obtain would not render the merger illegal;

•	the approval for listing on the New York Stock Exchange of the Reliance common stock to be issued in the merger;

•	the absence of any stop order issued by the SEC suspending the effectiveness of this proxy statement/ prospectus and the absence of any proceedings initiated or threatened by the SEC for that purpose;

•	the truth and correctness of the other party’s representation and warranties as of the date of the completion of the merger, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a material adverse effect, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the other party having performed or complied with its agreements and covenants in the merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the absence of any pending or threatened litigation with a reasonable likelihood of success (1) challenging the merger or seeking to obtain damages that are material to EMJ; (2) seeking to limit in any material way the ownership or operation by EMJ, Reliance or any of their respective subsidiaries of any material portion of the business or assets of such entities, or to compel such entities to dispose of or hold separate a material portion of their business or assets as a result of the merger; (3) seeking to impose limitations on Reliance’s ownership and/or voting rights of EMJ’s common stock; or (4) seeking to prohibit Reliance’s control in any material respect of EMJ’s business or operations;

•	the absence of any material adverse effect on the other party; and

•	the receipt of an opinion from the party’s counsel that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Amendments, Extensions and Waivers

Amendments
      Reliance and EMJ may amend the merger agreement at any time to the extent legally permissible prior to completion of the merger; provided, however, after the EMJ stockholders approve the merger agreement, no amendment may be made that requires further approval by stockholders under applicable law or the rules of any relevant stock exchange. All amendments to the merger agreement must be in writing signed by each party.

Extensions and Waivers
      At any time prior to completion of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.
      All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

Expenses
      Each of Reliance and EMJ will pay its own costs and expenses incurred as a result of the merger and the merger agreement. Reliance and EMJ will share equally in connection with any filings required under the HSR Act. Reliance will be solely responsible for the costs associated with the printing and mailing of this proxy statement/ prospectus and the expenses incurred in filing this proxy statement/ prospectus with the SEC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
      The following is a summary of the material United States federal income tax consequences of the merger that are expected to apply generally to a U.S. holder of EMJ common stock that surrenders all of its common stock for shares of Reliance common stock and cash in the merger. The summary is based on the Code, United States Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretations (possibly with retroactive effect). The consequences summarized below are based upon representation letters from each of Reliance, EMJ and RSAC, which will be reconfirmed prior to the merger.
      For purposes of this summary, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.
      If a partnership holds EMJ common stock, the tax treatment of a partner of such partnership will generally depend on the status of the partners and the activities of the partnership. A U.S. holder that is a partner in a partnership which holds EMJ common stock should consult its tax advisor.
      This summary only addresses EMJ stockholders that hold their shares of EMJ common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of United States federal taxation that may be relevant to an EMJ stockholder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax laws (including, for example, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their EMJ common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders subject to the alternative minimum tax provisions of the Code, holders whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, or holders who acquired their EMJ common stock through the exercise of an employee stock option or otherwise as compensation).
      In addition, the following summary does not address the tax consequences of the merger under state, local and non-United States laws. Furthermore, the following summary does not address any of the following:

•	the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which EMJ shares are acquired or Reliance shares are disposed of;

•	the tax consequences to holders of options issued by EMJ or Reliance which are assumed, replaced, exercised or converted, as the case may be, in connection with the merger;

•	the tax consequences of the receipt of Reliance shares other than in exchange for EMJ shares; or

•	tax implications of a failure of the merger to qualify as a reorganization.
      No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences summarized below.

      HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.
      The merger is intended to qualify as a reorganization under Section 368(a) of the Code for United States federal income tax purposes. It is a condition to EMJ’s and Reliance’s obligations to consummate the merger that each of them receive an opinion from their respective tax counsel, dated as of the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. Reliance and EMJ expect to be able to obtain the tax opinions if, as expected, Reliance, EMJ and RSAC are able to deliver customary representations to their respective tax counsel, and there is no adverse change in U.S. federal income tax law.
      If any of the representations or assumptions upon which the opinions are based is inconsistent with the actual facts relating to the merger, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the merger. EMJ stockholders should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court.
      Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, EMJ, Reliance and RSAC will each be a party to the reorganization, and none of EMJ, Reliance and RSAC will recognize any gain or loss solely as a result of the merger. Additionally, the material United States federal income tax consequences of the merger to U.S. holders of EMJ common stock are, in general, as follows:
Exchange of EMJ Common Stock for Reliance Common Stock and Cash
      An EMJ stockholder that receives a combination of Reliance common stock and cash in exchange for all of its shares of EMJ common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the Reliance common stock received in the merger minus the stockholder’s aggregate tax basis in its EMJ common stock surrendered therefor and (2) the amount of cash the stockholder receives in the merger.
      Any gain recognized will be capital gain unless the EMJ stockholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the holder’s ratable share of Reliance’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether an EMJ stockholder’s receipt of cash has the effect of a distribution of a dividend, the EMJ stockholder will be treated as if it first exchanged all of its EMJ common stock solely in exchange for Reliance common stock and then Reliance immediately redeemed a portion of that stock for the cash that the holder actually received in the merger. Receipt of cash will generally not have the effect of a distribution of a dividend to the EMJ stockholder if such receipt is, with respect to the EMJ stockholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment under these rules. However, in determining the interest of a shareholder in Reliance for purposes of these rules, certain constructive ownership rules must be taken into account. Any capital gain will be long-term if the EMJ stockholder’s holding period for its EMJ common stock is more than one year as of the date of the exchange.
      An EMJ stockholder’s aggregate tax basis in the Reliance common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will be equal to the stockholder’s aggregate tax basis in its EMJ common stock, decreased by the amount of any cash received and increased by the amount of any gain recognized. An EMJ stockholder’s holding period for Reliance common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include the holding period of the EMJ common stock surrendered in the merger.
Cash in Lieu of Fractional Shares
      A holder of EMJ common stock who receives cash in lieu of a fractional share of Reliance common stock generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Reliance common stock. Subject to the discussion above regarding possible dividend treatment, such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.
Backup Withholding and Information Reporting
      In general, an EMJ stockholder receiving cash in the merger will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply to cash payments if the exchanging EMJ stockholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on an IRS Form W-9). Certain holders (including, among others, U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish an IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging EMJ stockholder will be creditable against the EMJ stockholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS. EMJ stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.
      The preceding discussion is intended only as a summary of certain U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all of the merger’s potential tax effects. EMJ stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, and the applicability and effect of federal, state, local and other applicable tax laws.

THE VOTING AGREEMENT
      The following description, which sets forth the material provisions of the voting agreement under which the Kelso Funds have, among other things, agreed to vote in favor of the merger and the merger agreement, is subject to the full text of, and is qualified in its entirety by reference to, the voting agreement, which is attached to this proxy statement/ prospectus as Annex B and which is incorporated by reference in this proxy statement/ prospectus. We urge you to read the voting agreement carefully and in its entirety.
      Reliance has entered into a voting agreement with each of the Kelso Funds pursuant to which each Kelso Fund has agreed, among other things, to vote all of their shares of EMJ common stock, including shares of EMJ common stock acquired after the date and during the term of the voting agreement, as follows:

•	in favor of the adoption and approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement;

•	against approval of any takeover proposal; and

•	against any of the following actions (other than those actions that relate to the merger): (1) any amendment of EMJ’s charter documents, (2) any other action that is designed to or would impede, interfere with, delay, postpone or materially adversely affect the merger or any other transactions contemplated by the merger agreement or (3) any change in any form or manner of the voting rights of any class of capital stock of EMJ.
      The voting agreement terminates upon the earliest to occur of (1) the termination of the merger agreement, (2) the effective time of the merger, (3) EMJ’s board of directors withdrawing or adversely modifying its recommendation of the merger and (4) upon notice by any Kelso Fund and after any amendment or modification of the merger agreement that extends the outside date or otherwise materially and adversely affects such Kelso Fund in its capacity as a stockholder of EMJ.
      The voting agreement prohibits each of the Kelso Funds from selling or disposing of any shares or options to acquire shares of EMJ common stock beneficially owned by these entities, except for transfers to its general or limited partners and only if such partner agrees to be bound by the terms and conditions of the voting agreement.
      Except as provided by the merger agreement and applicable law, and except in connection with the exercise of the fiduciary duties of an affiliate of the Kelso Funds as a director of EMJ, each of the Kelso Funds, solely in its capacity as an EMJ stockholder and not in any other capacity, has agreed that neither it nor any of its officers, directors, employees, advisors, agents, partners or other representatives will, directly or indirectly:

•	initiate, negotiate, solicit, encourage or provide confidential information to facilitate the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.
      In addition, each of the Kelso Funds has agreed to immediately cease and cause to be terminated any discussions or negotiations between such entity and any person that may be ongoing with respect to any takeover proposal.
      At the close of business on January 17, 2006, the date of the merger agreement, the Kelso Funds owned 25,174,634 shares of EMJ common stock, representing approximately 50.1% of the shares of EMJ common stock outstanding on that date. As of the record date for EMJ’s special meeting, the Kelso Funds owned 25,174,634 shares of EMJ common stock, representing approximately 50.1% of the shares of EMJ common stock outstanding on that date.

INFORMATION ABOUT RELIANCE
General
      Reliance is one of the five largest metals service center companies in the United States. Reliance’s network of 24 divisions, 21 operating subsidiaries and one 70%-owned company operates more than 100 locations in 32 states, Belgium and South Korea. Through this network, Reliance provides metals processing services and distributes a full line of more than 90,000 metal products, including alloy, aluminum, brass, copper, carbon steel, titanium, stainless steel and specialty steel products, to more than 95,000 customers in a broad range of industries. Reliance delivers products from facilities in Alabama, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Washington and Wisconsin. One of Reliance’s subsidiaries has a location in South Korea that serves the Asian semiconductor market. Another subsidiary opened a metals service center in Belgium in January 2003 to service the European aerospace market. In addition, Reliance, through its 70%-owned company, has entered into an agreement to acquire a facility in the People’s Republic of China.
      Reliance shares are listed on the New York Stock Exchange under the symbol “RS.” Reliance’s principal executive offices are located at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, and its telephone number is (213) 687-7700 and its Website is located at http://www.rsac.com. Information contained on Reliance’s Website is not incorporated by reference into this proxy statement/ prospectus.
Management and Additional Information
      Certain information relating to executive compensation, various Reliance benefit plans (including Reliance’s stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding Reliance is incorporated by reference or set forth in Reliance’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/ prospectus. EMJ stockholders desiring copies of the Reliance Annual Report on Form 10-K and the other documents incorporated by reference in this proxy statement/ prospectus may contact Reliance at its address or telephone number indicated under “Where You Can Find More Information” on page 117.

INFORMATION ABOUT EMJ
General
      EMJ was formed on May 3, 1990, when affiliates of Kelso & Companies Inc. acquired control of and combined two leading metals distributors, EMJ (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in 1916). In connection with the combination of these two companies, EMJ became a wholly-owned subsidiary of Holding. On April 20, 2005, EMJ completed its merger and financial restructuring, pursuant to which Holding was merged with and into a wholly-owned subsidiary of EMJ. EMJ also closed its initial public offering on April 20, 2005.
      EMJ is a leading distributor of specialty metal bar and tubular products used by North American manufacturing companies and has been in business for over 80 years. EMJ purchases over 25,000 different metal products in large quantities from primary producers, including a broad mix of carbon, alloy and stainless steel and aluminum bar, tubular and plate products. EMJ sells these metal products in smaller quantities to over 35,000 customers spanning various industries, including machine tools, industrial equipment, transportation, fluid power, oil, gas and energy, fabricated metal, and construction and agricultural equipment. EMJ distributes its broad range of metal products and provides its customers value-added metal processing and inventory management services from its distribution network of 39 strategically located service and processing centers in the United States and Canada.
      EMJ’s metal processing services consist of cutting to length, burning, sawing, honing, shearing, grinding, polishing and performing other similar services on most of the metal products it sells, all to customer specifications. As part of EMJ’s inventory management services, EMJ schedules deliveries in the quantities and at the times required by just-in-time manufacturing processes employed by a growing number of leading manufacturing companies and provides its customers with an on-time product delivery guarantee.
      EMJ shares are listed on the New York Stock Exchange under the symbol “JOR.” The principal executive offices of EMJ are located at 10650 Alameda Street, Lynwood, California 90262, and its telephone number is (323) 567-1122 and its Website is located at http://www.emjmetals.com. Information contained on EMJ’s Website is not incorporated by reference into this proxy statement/prospectus.
Management and Additional Information
      Certain information relating to executive compensation, various EMJ benefit plans (including EMJ’s stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding EMJ is incorporated by reference or set forth in EMJ’s Annual Report on Form 10-K for the year ended March 31, 2005, which is incorporated in this proxy statement/ prospectus by reference. EMJ stockholders desiring copies of EMJ’s Annual Report on Form 10-K and the other documents incorporated by reference in this proxy statement/ prospectus may contact EMJ at its address or telephone number indicated under “Where You Can Find More Information” on page 117.

RELIANCE
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma combined financial statements combine the historical consolidated balance sheets and statements of income of Reliance and EMJ, giving effect to the merger using the purchase method of accounting. Certain historical balance sheet and income statement amounts of EMJ have been reclassified to conform to the financial statement presentation of Reliance.
      We are providing the following information to aid you in your analysis of the financial aspects of the merger. The balance sheet information as of September 30, 2005 and the income statement information for the nine months ended September 30, 2005 were derived from the unaudited financial statements of Reliance and EMJ. The income statement information for the year ended December 31, 2004 was derived from the audited financial statements of Reliance and the unaudited quarterly financial statements of EMJ. The information should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”
      The unaudited pro forma combined balance sheet as of September 30, 2005 gives effect to the merger as if it had occurred on September 30, 2005. The unaudited pro forma combined statements of income assume the merger was effected on January 1, 2005 and January 1, 2004 for the pro forma statements for the nine months ended September 30, 2005 and the 12 months ended December 31, 2004, respectively. Other than a difference in accounting for stock-based compensation reflected in the Notes to Unaudited Pro Forma Combined Financial Statements, and the difference in the fiscal year-ends, the accounting policies of Reliance and EMJ are substantially comparable.
      The unaudited pro forma combined financial information is for illustrative purposes only and is based on available information and assumptions that are believed to be reasonable as of the date of this proxy statement/ prospectus. The financial results may have been different had the companies always been combined due to, among other factors, those factors discussed under the section entitled “Risk Factors” on page 30. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Reliance will experience. See “Cautionary Statement Regarding Forward-Looking Statements” on page 28.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of September 30, 2005

			Total
			Pro Forma		Pro Forma
	Reliance	EMJ	Adjustments		Combined

	(In thousands)
Assets
Cash and cash equivalents	$10,419	$8,668	$—		$19,087
Accounts receivable, net	394,326	180,883	—		575,209
Inventories	367,112	251,467	84,500	(a)	703,079
Prepaids and other current assets	17,631	11,631	—		29,262
Deferred income taxes	24,573	30,800	—		55,373

Total current assets	814,061	483,449	84,500		1,382,010
Property, plant and equipment, net	470,924	124,581	226,949	(b)	822,454
Goodwill	404,464	—	384,685	(c)	789,149
Net cash surrender value of life insurance policies	—	50,509	—		50,509
Other assets (including intangibles)	38,767	9,288	56,737	(d)	104,792

Total assets	$1,728,216	$667,827	$752,871		$3,148,914

Liabilities & Shareholders’ Equity
Accounts payable	$159,575	$157,275	$—		$316,850
Accrued expenses	22,784	39,511	—		62,295
Accrued compensation and retirement costs	47,255	30,699	—		77,954
Accrued insurance costs	24,691	—	—		24,691
Deferred income taxes	138	—	—		138
Current maturities of long-term obligations	49,164	3,222	—		52,386

Total current liabilities	303,607	230,707	—		534,314
Long-term debt	365,275	295,516	412,959	(e)	1,073,750
Capital lease obligations	5,542	—	—		5,542
Other long-term liabilities	16,030	13,656	4,145	(f)	33,831
Deferred income taxes	55,613	2,645	134,500	(g)	192,758
Minority interest	14,648	—	—		14,648
Shareholders Equity:
Common equity	321,947	360,466	(33,896	) (h)	648,517
Retained earnings (losses)	645,905	(234,261)	234,261	(h)	645,905
Accumulated other comprehensive loss	(351)	(902)	902	(h)	(351)

Total shareholders’ equity	967,501	125,303	201,267		1,294,071

Total liabilities and shareholders’ equity	$1,728,216	$667,827	$752,871		$3,148,914

RELIANCE STEEL & ALUMINUM CO.
NOTES TO UNAUDITED PRO FORMA
COMBINED BALANCE SHEET
(a) Inventories — Represents the pro forma adjustment to record inventories at fair market value based on preliminary estimates.
(b) Property, Plant, & Equipment — Represents the pro forma adjustment to record the estimated fair values of real and personal property based upon preliminary estimates. The values of these assets are subject to adjustments upon completion of third party valuations.
(c) Goodwill — The estimated purchase price of the acquisition is based upon a price of $13.00 per share of EMJ common stock, payable approximately half in cash and half in Reliance common stock. Each EMJ shareholder will receive $6.50 in cash and a fraction of a Reliance share, for each share of EMJ common stock. The value of Reliance common stock issued for the purpose of the pro forma purchase price allocation assumes a Reliance average price of $70.01, resulting in 0.0928 of a Reliance share issued for each EMJ share.
Under the purchase method of accounting, the purchase price is allocated to EMJ’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2005. The fair values assigned to these assets and liabilities is preliminary and is subject to change pending the completion of third-party fair value appraisals as well as pending any additional information that may come to our knowledge potentially impacting the fair values of those assets and liabilities. The purchase price of approximately $692.6 million, which includes the equity value of the outstanding shares, the cash out of the Holding options and the Reliance acquisition costs, was allocated to EMJ’s assets and liabilities on a fair value basis and resulted in estimated goodwill of approximately $384.7 million.
(d) Other assets/ Identifiable intangible assets — Represents the pro forma adjustments to record the estimated fair values of identifiable intangible assets relating to tradenames, certain customer relationships or other intangible assets from the acquisition based upon preliminary estimates. The values of these assets are subject to adjustments upon completion of third party valuations.
(e) Debt — Represents the pro forma adjustment for incremental borrowings on Reliance’s existing line of credit to finance the cash portion of the total purchase price consideration, the adjustment to record EMJ’s senior secured notes at estimated fair market value, and to reflect additional EMJ borrowings for their share of the merger related costs. The final debt fair value determination will be based on prevailing market interest rates at the completion of the acquisition and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.
(f) Other long-term liabilities/ Pension and Postretirement Benefit Obligations — Represents the pro forma adjustments to record pension and postretirement benefit obligations at fair value, based upon actuarial reports dated March 31, 2005. The final value determination of the pension and postretirement benefit obligations may differ from these estimates due to potential changes in discount rates and the rate of return on plan assets up to the date of completion of the merger.
(g) Deferred Income Taxes — The deferred tax liability represents the pro forma adjustment for the additional book/tax differences created from the allocation of purchase price to the fair values of the acquired assets and liabilities assumed. These estimates are based on the estimated prospective statutory tax rate of 40% for the combined company and could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.
(h) Shareholders’ Equity/ Accumulated Other Comprehensive Loss — Represents pro forma adjustments to eliminate the historical shareholders’ equity of EMJ and the issuance of 4,662,002 shares of Reliance common stock in connection with the acquisition. This assumes 50,237,094 shares of EMJ common stock outstanding and an average closing price of Reliance common stock for the pricing period of $70.01 per share.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the nine months ended September 30, 2005

				Total
				Pro Forma		Pro Forma
	Reliance	EMJ		Adjustments		Combined

	(In thousands, except share and per share amounts)
Net sales	$2,498,373	$1,313,189		$—		$3,811,562
Other income, net	2,709	—		1,147	(b)	3,856

	2,501,082	1,313,189		1,147		3,815,418
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,831,474	993,491		—		2,824,965
Warehouse, delivery, selling, general and administrative	375,613	191,912	(a)	18,790	(b)	586,315
Depreciation and amortization	34,806	8,283		15,603	(c)	58,692
Interest expense	19,290	41,272		(8,532	) (b),(d)	52,030

	2,261,183	1,234,958		25,861		3,522,002

Income before minority interest and income taxes	239,899	78,231		(24,714)		293,416
Minority interest	(6,271)	—		—		(6,271)

Income before provision for income taxes	233,628	78,231		(24,714)		287,145
Provision for income taxes	88,779	(22,658)		42,994	(e)	109,115

Net income	144,849	100,889		(67,708)		178,030

Net income available to common shareholders	$144,849	$100,889		$(67,708)		$178,030

Earnings per share — diluted	$4.38	$2.55				$4.72	(f)

Weighted average shares outstanding — diluted	33,062,949	39,529,000				37,724,951	(f)

Earnings per share — basic	$4.40	$2.73				$4.74	(f)

Weighted average shares outstanding — basic	32,888,726	36,951,000				37,550,728	(f)

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the twelve months ended December 31, 2004

				Total
				Pro Forma		Pro Forma
	Reliance	EMJ		Adjustments		Combined

	(In thousands, except share and per share amounts)
Net sales	$2,943,034	$1,474,655		$—		$4,417,689
Other income, net	4,168	—		(3,536	) (b)	632

	2,947,202	1,474,655		(3,536)		4,418,321
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,110,848	1,064,607		—		3,175,455
Warehouse, delivery, selling, general and administrative	483,887	270,174	(a)	18,238	(b)	772,299
Depreciation and amortization	44,627	11,576		20,804	(c)	77,007
Interest expense	28,690	88,319		(48,745	) (b),(d)	68,264

	2,668,052	1,434,676		(9,703)		4,093,025

Income before minority interest and income taxes	279,150	39,979		6,167		325,296
Minority interest	(9,182)	—		—		(9,182)

Income before provision for income taxes	269,968	39,979		6,167		316,114
Provision for income taxes	100,240	5,391		14,492	(e)	120,123

Net income	169,728	34,588		(8,325)		195,991

Preferred dividends	—	8,488		—		8,488

Net income available to common shareholders	$169,728	$26,100		$(8,325)		$187,503

Earnings per share — diluted	$5.19	$1.68				$5.02	(f)

Weighted average shares outstanding — diluted	32,675,379	15,542,000				37,337,381	(f)

Earnings per share — basic	$5.23	$2.27				$5.05	(f)

Weighted average shares outstanding — basic	32,480,101	11,489,000				37,142,103	(f)

RELIANCE STEEL & ALUMINUM CO.
NOTES TO UNAUDITED PRO FORMA
COMBINED STATEMENTS OF INCOME
(a) EMJ Non-recurring expenses — Includes various non-recurring expenses of EMJ related to special bonuses to management, contributions to the retirement savings plan, certain advisory fees, and stock-based compensation expense in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The total for such non-recurring expenses was approximately $13,800,000 for the nine months ended September 30, 2005 and $28,804,000 for the twelve months ended December 31, 2004. Excluding these one-time charges would result in combined pro forma earnings per diluted share of $4.95 for the nine months ended September 30, 2005, and $5.50 for the twelve months ended December 31, 2004.
(b) Reclassifications — The adjustments reflect reclassifications related to EMJ’s COLI policies to reflect the net impact of these items on the income statement in Other income, net, to conform to Reliance’s income statement presentation. The adjustments include a reclassification of the income earned on the policy dividend growth and death benefits less policy premiums of the COLI policies from “Warehouse, delivery, selling, general and administrative expense” to “Other income, net.” In addition, the interest expense on the loans outstanding against the COLI policies cash surrender values was reclassified from Interest expense to Other income, net. The following summarizes the net impact of the COLI income and expense related adjustments:

	For the Nine	For the Twelve
	Months Ended	Months Ended
	September 30, 2005	December 31, 2004

Increase in S,G,&A expenses	$18,790	$18,238
Decrease in Interest expense	(17,643)	(21,774)

Net increase in Other income, net	$1,147	$(3,536)
(c) Depreciation and Amortization Expense — To reflect the pro forma effect on depreciation and amortization expense of the write-up of property, plant and equipment and identifiable intangible assets to their estimated fair market values at the date of the acquisition. The amount of this adjustment may change as the values of the underlying asset third-party valuations are finalized.
(d) Interest Expense — Represents the pro forma adjustment to interest expense from the following items:

•	Interest expense on the borrowings to fund the cash portion of the acquisition and related transaction costs of Reliance and EMJ of $12,094,000 for the nine months ended September 30, 2005 and $11,900,000 for the twelve months ended December 31, 2004. The weighted average interest rate under Reliance’s revolving line of credit in effect during the respective periods was applied to the total borrowings made on the line of credit.

•	Amortization of the debt premium from the fair market value adjustment as a reduction to interest expense over the remaining life of EMJ’s outstanding 9 3/4% notes resulting from the fair valuation of the 9 3/4% notes which amounted to $2,983,000 for the nine months ended September 30, 2005 and $3,977,000 for the twelve months ended December 31, 2004. The final fair value determination of the debt will be based on prevailing market interest rates at the completion of the acquisition and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining lives of the indentures.

•	Elimination of interest expense on notes of Holding for the twelve months ended December 31, 2004 of approximately $34,894,000. No such pro forma adjustment was necessary for the nine-month period ended September 30, 2005. The Holding debt was paid off with the proceeds of EMJ’s IPO in April 2005.
(e) Income Tax Provision — To reflect the pro forma effect on consolidated income tax expense of the above adjustments, determined based on an estimated effective tax rate of 38% for the combined company.

This estimate could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.
(f) Shares Outstanding — The pro forma combined weighted average number of basic and diluted shares outstanding is calculated by adding Reliance’s weighted average number of basic and diluted shares of common stock outstanding for the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, and adding the incremental number of Reliance shares to be issued for EMJ common stock per the terms of the merger agreement. Assuming a Reliance average closing price of Reliance common stock for the pricing period of $70.01, which would be the average closing price for the pricing period if the pricing period ended on January 31, 2006, the exchange ratio is 0.0928. This exchange ratio was applied to the EMJ shares outstanding of 50,237,094 to arrive at incremental Reliance shares of 4,662,002. The following table illustrates these computations:

	For the Nine	For the Twelve
	Months Ended	Months Ended
	September 30,	December 31,
Description	2005	2004

Basic:
Reliance weighted average common shares	32,888,726	32,480,101
Incremental Reliance shares issued for merger	4,662,002	4,662,002

Pro forma combined weighted average common shares	37,550,728	37,142,103
Diluted:
Reliance weighted average common shares	33,062,949	32,675,379
Incremental Reliance shares issued for merger	4,662,002	4,662,002

Pro forma combined weighted average diluted shares	37,724,951	37,337,381

DESCRIPTION OF RELIANCE CAPITAL STOCK
      As a result of the merger, EMJ stockholders will become Reliance shareholders. Your rights as a Reliance shareholder will be governed by California law, Reliance’s restated articles of incorporation and Reliance’s bylaws. The following description of Reliance’s capital stock, including the Reliance shares to be issued in the merger, reflects the anticipated structure of the combined company at the completion of the merger.
      The description summarizes the material terms of Reliance’s capital stock. It is qualified in its entirety by reference to the applicable provisions of California law, Reliance’s restated articles of incorporation and Reliance’s restated and amended bylaws, in each case, as in effect on the date of this proxy statement/ prospectus.
Reliance Common Stock
      Reliance is authorized to issue 100,000,000 shares of common stock, no par value per share. As of January 31, 2006, there were 33,133,199 shares of Reliance common stock outstanding. All of the issued and outstanding Reliance shares are, and upon the issuance of Reliance shares in connection with the merger will be, validly issued, fully paid and nonassessable.

Dividend Rights
      Reliance currently pays a regular quarterly cash dividend on its common stock and has paid common stock dividends to its shareholders for the past 46 years. The current quarterly dividend is $0.10 per share.

Voting Rights
      The holders of Reliance common stock are entitled to one vote per share on each matter submitted to a vote of shareholders.

Liquidation Rights
      In the event of liquidation, holders of Reliance common stock would be entitled to receive proportionately any assets legally available for distribution to Reliance stockholders with respect to shares held by them, subject to any prior rights of the holders of any Reliance preferred stock then outstanding.

Preemptive or Other Subscription Rights
      Holders of Reliance common stock do not have any preemptive rights to subscribe for any securities of Reliance.

Conversion and Other Rights
      No conversion, redemption or sinking fund provisions apply to the Reliance common stock, and the holders of Reliance shares are not liable to further calls or assessments by Reliance.
Reliance Preferred Stock
      Reliance is authorized to issue 5,000,000 shares of preferred stock, no par value per share. As of February 3, 2006, there were no shares of Reliance preferred stock issued and outstanding. Reliance’s restated articles of incorporation provide that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders.

COMPARISON OF STOCKHOLDERS’ RIGHTS
      EMJ is incorporated in Delaware and Reliance is incorporated in California. Your rights as an EMJ stockholder are governed by the Delaware General Corporation Law, the EMJ certificate of incorporation and the EMJ bylaws. Upon completion of the merger, you will exchange your shares of EMJ common stock for cash and shares of Reliance common stock, and as Reliance shareholders your rights will be governed by the California General Corporation Law, the Reliance articles of incorporation and the Reliance bylaws.
      The following is a summary of the material differences between the rights of holders of Reliance common stock and the rights of holders of EMJ common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the Delaware General Corporation Law, the California General Corporation Law, the EMJ certificate of incorporation, the Reliance articles of incorporation, the EMJ bylaws and the Reliance bylaws. The EMJ certificate of incorporation, the Reliance articles of incorporation and the EMJ and Reliance bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this proxy statement/ prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 117.

Reliance	EMJ

Authorized Capital Stock

Authorized Stock. Reliance’s articles of incorporation authorize:	Authorized Stock. EMJ’s certificate of incorporation authorizes:

100,000,000 shares of common stock, no par value per share; and	80,000,000 shares of common stock, $0.001 par value per share; and

5,000,000 shares of preferred stock, no par value per share.	10,000,000 shares of preferred stock, $0.001 par value per share.

Preferred Stock. Reliance’s articles of incorporation provide that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. As of February 3, 2006, there were no shares of Reliance preferred stock issued and outstanding.	Preferred Stock. EMJ’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the designations, preference, limitations and relative rights of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. As of February 3, 2006, there were no shares of EMJ preferred stock issued and outstanding.
Number of Directors

Under the California General Corporation Law, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person. The Reliance bylaws provide that the Reliance board of directors is to consist of not less than nine nor more than fifteen members, which number may be changed from time to time within	Under the Delaware General Corporation Law, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person. The EMJ bylaws provide that the EMJ board of directors is to consist of not less than three nor more than nine members, which number may be changed from time to time within such range by the

Reliance	EMJ

such range by the Reliance board of directors. Currently, the number of members of the Reliance board of directors is nine.	EMJ board of directors. Currently, the number of members of the EMJ board of directors is nine.
Classification of Board of Directors

The California General Corporation Law permits classification of the board of directors of California corporations whose stock is listed on the Nasdaq National Market, the New York Stock Exchange, or the American Stock Exchange, referred to as a Listed Corporation, if the corporation adopts an amendment to its articles of incorporation or bylaws setting forth the classification provisions.

Reliance’s bylaws divide its board of directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year and serve a two-year term.	The Delaware General Corporation Law permits classification of a Delaware corporation’s board of directors if the corporation’s certificate of incorporation, an initial bylaw or a bylaw approved by the stockholders so provides. The EMJ certificate of incorporation and the EMJ bylaws do not provide for classification of the EMJ board of directors.
Cumulative Voting

California law generally provides that if any shareholder has given notice of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election.

Most California corporations are required by the California General Corporation Law to give shareholders the option to cumulate such shareholder’s votes for the election of directors. A California corporation that is a Listed Corporation can eliminate cumulative voting with shareholder approval to adopt amendments to the corporation’s articles of incorporation or bylaws.

The Reliance bylaws provide for cumulative voting for the election of directors at meetings of shareholders. Accordingly, Reliance shareholders have cumulative voting rights in connection with the election of directors; provided that no shareholder can cumulate votes for any nominee unless the nominee has been nominated as a candidate for director prior to voting and the shareholder has given notice prior to voting of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes.	Under Delaware law, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation’s certificate of incorporation if stockholders are to be entitled to cumulative voting rights. The EMJ certificate of incorporation and bylaws do not provide for cumulative voting. Accordingly, EMJ stockholders do not have cumulative voting rights in connection with the election of directors.
Removal of Directors

Reliance	EMJ

Under the California General Corporation Law, the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. In addition, when by the provisions of Reliance’s articles of incorporation, the holders of the shares of any class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.	The Delaware General Corporation Law provides that, in the absence of cumulative voting or a classified board, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors. EMJ stockholders may remove one or all of the EMJ directors with or without cause.
Filing of Vacancies on the Board of Directors

Under the California General Corporation Law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the corporation’s articles of incorporation or bylaws.

Under Reliance’s bylaws, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors constitute less than a quorum.	Under the Delaware General Corporation Law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws.

Under the EMJ bylaws, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors constitute less than a quorum.
Special Meetings of the Board

Special meetings of the board of directors may be called by the chairman of the board, the chief executive officer or by any two directors.	Special meetings of the board of directors may be called by the president or any director.
Special Meetings of the Shareholders

Under the California General Corporation Law, special shareholder meetings of a corporation may be called by the corporation’s board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at such meeting or such additional persons as are authorized by the articles of incorporation or bylaws.

The Reliance bylaws provide that a special meeting of	Under the Delaware General Corporation Law, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

The EMJ bylaws provide that a special meeting of stockholders may be called for any purpose by the board of directors, president (or in the event of his

Reliance	EMJ

shareholders may be called for any purpose by the chairman of the board, the chief executive officer, the president, the board of directors, or by shareholders holding not less than 10% of the voting shares of the corporation.
absence or disability, the executive vice president), or the holders of not less than 20% of all of the outstanding shares of EMJ entitled to vote at the meeting.
Stockholder Proposals and Nominations

Neither California General Corporation Law nor the Reliance bylaws contains any specific provisions regarding notice of shareholders’ proposals or nominations for directors.

Reliance has never received a shareholder proposal or nomination for director, but requires that a shareholder proposal be received by that the date specified in the proxy statement of the prior year, which is generally 120 days prior to the first anniversary of the date that Reliance commenced mailing its proxy materials for the preceding year’s annual meeting.	The Delaware General Corporation Law does not contain any specific provisions regarding notice of stockholders’ proposals or nominations for directors. The EMJ bylaws specify that nominations of individuals for election as directors and stockholder proposals may be made pursuant to EMJ’s notice of meeting, by or at the direction of the EMJ board of directors or by any holder of EMJ stock entitled to vote on the election of directors who complies with the requisite notice procedure. The notice procedure requires that a stockholder’s proposal or nomination of an individual for election as a director must be made in writing and received by the secretary of EMJ not later than the close of business on the 90th or earlier than the close of business on the 120th day prior to the first anniversary of the date EMJ commenced mailing its proxy materials for the preceding year’s annual meeting; provided that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

In the event that the number of directors to be elected to EMJ’s board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least 100 days prior to the anniversary of the date EMJ commenced mailing its proxy materials for the preceding year’s annual meeting, a stockholder’s notice required by EMJ’s bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the tenth day following the day on which such

Reliance	EMJ

public announcement is first made by the corporation.

EMJ’s board of directors and its Nominating and Corporate Governance Committee have adopted EMJ’s Stockholder Nominations and Communications Policy which provides for the consideration of candidates for director nominees recommended by stockholders and stockholder communications to the Board.
Advance Notice Provisions for Meetings of Shareholders

The Reliance bylaws provide that written notice of all meetings of shareholders must be given not less than ten or more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. The notice shall state the place, date and hour of the meeting. If it is a special meeting, the notice shall also include the general nature of the business to be transacted. If it is an annual meeting, the notice shall also include those matters which the board of directors intends to present for action by the shareholders.	The EMJ bylaws provide that written notice of a stockholder meeting must state the place, date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the special meeting is called. The notice must be given to each stockholder entitled to vote at the meeting not less than ten or more than 60 days before the meeting. In addition, the Delaware General Corporation Law requires that the notice include the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting.
Action by Written Consent of the Shareholders

Under the California General Corporation Law, unless otherwise provided in the corporation’s articles of incorporation, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Reliance articles of incorporation do not contain a limitation on written consents.	Under the Delaware General Corporation Law, unless otherwise provided in the corporation’s certificate of incorporation, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The EMJ certificate of incorporation does not contain a prohibition against written consents.
Proxies

The Reliance bylaws provide that any shareholder entitled to vote or execute consents shall have the right to do so by designating another person to act for such shareholder by proxy. No proxy, however, shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period, but in no event longer than five years.	The EMJ bylaws enable each stockholder entitled to vote at a meeting of stockholders to authorize another person to act for such stockholder by proxy. No proxy, however, may be voted or acted upon after three years from its date, unless the proxy specifies a longer period.
Charter Amendment

Reliance	EMJ

Under the California General Corporation Law, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board of directors approval, although certain minor amendments may be adopted by the board of directors alone, such as amendments causing stock splits.

Under the General California Corporation Law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would: (1) increase or decrease the aggregate number of authorized shares of such class, (2) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split, (3) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class, (4) change the rights, preferences, privileges or restrictions of the shares of such class, (5) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class, (6) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so or (7) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.	Under the Delaware General Corporation Law, an amendment to the certificate of incorporation requires(1) the approval of the board of directors,(2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and(3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

The EMJ certificate of incorporation provides that EMJ reserves the right at any time to amend or repeal any provision of the EMJ certificate of incorporation and that all rights conferred thereby are granted subject to such right of EMJ, but does not contain any provisions altering the standards for amendment.
Amendment of Bylaws

Under the California General Corporation Law, bylaws may be adopted, amended or repealed by a majority of the shareholders entitled to vote or by the board of directors; provided, however, the corporation’s articles of incorporation or bylaws may restrict or eliminate the power of the board to adopt, amend or repeal any or all bylaws.

Neither the Reliance articles of incorporation nor the Reliance bylaws restrict the power of the board to adopt, amend or repeal the Reliance bylaws.	Under the Delaware General Corporation Law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors. The EMJ certificate of incorporation confers the power to adopt, amend or repeal the EMJ bylaws upon the EMJ board of directors, subject to the power of the EMJ stockholders to alter or repeal any bylaws made by the EMJ board of directors.
Dividends and Repurchases of Shares

Reliance	EMJ

Under the California General Corporation Law, no distributions to a corporation’s shareholders may be made unless: either (1)(a) amount of the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or (b) immediately after the distribution, the sum of the assets of the corporation (excluding certain items) is at least equal to 1 1/4 times its liabilities, and the current assets of the corporation are at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1 1/4 times its current liabilities; and (2) after giving effect to the distribution, the corporation is able to meet its liabilities as they come due.

The California General Corporation Law generally provides that a corporation may acquire its own shares, with the payment for such shares being subject to the same restrictions as dividend payments.	Under the Delaware General Corporation Law, the board of directors of a corporation may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either(1) out of its surplus or(2) if there is not surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, provided that if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distributions of the assets of the corporation, then the board of directors may not declare and pay dividends out of net profits. The Delaware General Corporation Law generally provides that a corporation may redeem or purchase its shares only if such redemption or repurchase would not impair the capital of the corporation.
Appraisal and Dissenters’ Rights

Under the California General Corporation Law, if the approval of the outstanding shares of the corporation is required for a merger, share exchange or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the merger, share exchange or reorganization, may require the corporation to purchase for cash at fair market value the shares owned by such shareholder, except that no dissenters’ rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations, such as the New York Stock Exchange, or listed on the Nasdaq National Market, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.	Under the Delaware General Corporation Law, a stockholder of a Delaware corporation, such as EMJ, who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation’s stock is either(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or(2) held of record by more than 2,000 holders. Even if a corporation’s stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than(1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests,(2) shares of

Reliance	EMJ

any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders or(3) any combination of the foregoing.

Notwithstanding that the outstanding shares of EMJ common stock are listed on the New York Stock Exchange, holders of EMJ common stock will have appraisal rights as a result of the merger because the merger consideration consists of Reliance common stock and cash. See the discussion in “Appraisal Rights for EMJ Stockholders” on page 114.
Liability and Indemnity

The California General Corporation Law provides that a corporation may indemnify a director or officer against expenses actually and reasonably incurred by him in association with any action, suit or proceeding in which he is involved by reason of his service to the corporation, if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, the director or officer had no reason to believe that the act was unlawful.

The California General Corporation Law requires a corporation to indemnify a director or officer who successfully defends himself in such a proceeding.

The Reliance articles of incorporation provide that directors shall not be personally liable to the corporation for monetary damages to the fullest extent allowed under the California General Corporation Law. The Reliance bylaws provide that directors and officers shall be indemnified to the fullest extent permitted by the California General Corporation Law.	The Delaware General Corporation Law provides that a corporation may indemnify a director or officer against expenses actually and reasonably incurred by him in association with any action, suit or proceeding in which he is involved by reason of his service to the corporation, if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, the director or officer had no reason to believe that the act was unlawful.

The Delaware General Corporation Law requires a corporation to indemnify a director or officer who successfully defends himself in such a proceeding.

The EMJ certificate of incorporation provides that directors shall not be personally liable for breaches of their duties as directors, to the fullest extent allowed under the Delaware General Corporation Law. The EMJ bylaws provide that directors and officers shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law.
Indemnity Insurance

Reliance has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers. Reliance has also entered into	The EMJ bylaws authorize the purchase of indemnity insurance for the benefit of any person who is or was a director, officer, employee or agent of EMJ, or is or

Reliance	EMJ

indemnification agreements with each of its directors and officers, to indemnify these persons against certain liabilities, including in cases where indemnification might not otherwise be available in the absence of these agreements.
was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not EMJ would have the power to indemnify such person against such liability under EMJ’s bylaws. EMJ has purchased directors’ and officers’ insurance and has entered into an indemnification agreement with each of its directors and officers.
Preemptive Rights

Under California law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the articles of incorporation.

The Reliance articles of incorporation do not provide for any such preemptive rights.	Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the certificate of incorporation.

The EMJ certificate of incorporation does not provide for any such preemptive rights.
Certain Business Combination Restrictions

Under California law, except where the fairness of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

The California General Corporation Law also provides that, except in certain circumstances, when a tender offer or a proposal for reorganization or for a	The Delaware General Corporation Law generally prohibits a corporation from engaging in a “business combination” with an “interested stockholder” (generally, one who beneficially owns 15% or more of the voting power) for a period of three years following the date that the stockholder became an “interested stockholder” unless:

• prior to that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder;”

• upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments, or

• at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is

Reliance	EMJ

sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.
not owned by the “interested stockholder.”

The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances, including business combinations with a corporation that does not have a class of voting stock that is:

• listed on a national securities exchange;

• authorized for quotation on the Nasdaq Stock Market; or

• held of record by more than 2,000 stockholders;

unless, in each case, this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

The term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an “interested stockholder.”

The EMJ certificate of incorporation opts out of the restrictions prescribed by this section of the Delaware General Corporation Law. The merger does not constitute a prohibited business combination under this statute.
Vote on Extraordinary Corporate Transactions

Under the California General Corporation Law, the principal terms of a merger or reorganization must be approved by a vote of the board of directors of each constituent corporation in a merger or sale of assets reorganization. The California General Corporation Law also generally requires the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon (two classes of common stock differing only as to voting rights are considered to be a single class for these purposes), except that, unless required by a corporation’s articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than5/6 of the voting power of the surviving corporation. Regardless of the voting power	Under the Delaware General Corporation Law, unless otherwise provided in the corporation’s certificate of incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or a consolidation of the corporation with another corporation requires the affirmative vote of a majority of the board of directors (except in certain limited circumstances) and, with certain exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote on the matter. Furthermore, under the Delaware General Corporation Law, unless otherwise provided in the corporation’s certificate of incorporation, approval of the stockholders of a surviving corporation in a merger is not required if: (1) the agreement of merger does not amend in any respect the certificate of incorporation of the

Reliance	EMJ

exercised by the shareholders in the resulting corporation, however, the California General Corporation Law requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (1) the surviving corporation’s articles of incorporation will be amended and would otherwise require shareholder approval or (2) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (shares in a foreign corporation are, by definition, considered to have different rights) than the shares surrendered.
surviving corporation, (2) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into this stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger.

Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of EMJ common stock entitled to vote at the special meeting.
Fiduciary Duties of Directors

Under California law, directors are required to perform their duties in good faith in a manner that the director believes to be in the best interests of the corporation and its shareholders. The duty of care under California law requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.	Under Delaware law, the standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self- dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.
Interested Party Transactions

Under California law, no contract or transaction that is between a corporation and one or more of its directors, or between a corporation and another firm in which one or more of the corporation’s directors has a material financial interest is void or voidable solely because such director or other corporation or firm is a party or because the director is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, if one or more of the following is true: (1) the material facts of the transaction and the director’s interest are fully disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee	Under Delaware law, no contract or transaction that is between a corporation and one or more of its directors or officers, between a corporation and another corporation in which one or more of the corporation’s directors or officers are directors or officers, or between a corporation and another corporation in which one or more of the corporation’s directors or officers has a financial interest is void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, or solely because the director’s or officer’s vote was counted for this purpose, if one or

Reliance	EMJ

authorizes or ratifies the transaction in good faith by a vote sufficient without counting the vote of any interested director, and such contract or transaction is just and reasonable as to the corporation at the time the board of directors approves or ratifies it, (2) the material facts of the transaction and the director’s interest are fully disclosed to or known by the uninterested shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction or (3) the contract or transaction is just and reasonable to the corporation at the time it was approved or ratified with the burden of proof on the person asserting the validity of the contract or transaction.
more of the following is true:(1) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee in good faith authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even though these directors are less than a quorum),(2) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction or(3) the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.
Shareholder Suits

Under California law, a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board of directors before filing suit. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation wrongfully fails to enforce the right itself. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders to enforce an obligation owed to the stockholders directly where the requirements for maintaining a class action under Delaware law have been met. The complaint must:(1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law and(2) with respect to a derivative action:(a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors or(b) allege with particularity that such effort would have been futile. Additionally, the plaintiff must remain a stockholder through the duration of the suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.
Inspection of Books and Records

Under California law, shareholders holding an aggregate of 5% or more of the corporation’s outstanding voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14A with the SEC, shall have an absolute right to inspect and copy the corporation’s shareholder list. In addition, Section 1601 of the California General Corporation Law provides that any shareholder may inspect the accounting books	Under Delaware law, any stockholder is entitled to inspect and copy books and records, including the corporation’s stock ledger and a list of its stockholders, as long as the inspection is for a proper purpose and during the usual hours of business, and the demand is made in writing and under oath.

Reliance	EMJ

and records and minutes of a corporation, provided that the inspection is for a purpose reasonably related to the person’s interests as a shareholder.

The Reliance bylaws also provide that, upon written demand, stockholders may inspect Reliance’s books of account and minutes of proceedings of the shareholders and the board of directors for purposes reasonably related to the shareholders’ interests.

Stockholder Rights Plan

The California General Corporation Law does not include a statute expressly validating shareholders rights plans. Reliance currently does not have a shareholder rights plan in effect.	The Delaware General Corporation Law does not include a statutory provision expressly validating stockholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Dead hand stockholder rights plans are not permitted under Delaware law.

EMJ currently does not have a stockholder rights plan in effect, but under Delaware law the EMJ board of directors could adopt such a plan without stockholder approval.
APPRAISAL RIGHTS FOR EMJ STOCKHOLDERS
      The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement/ prospectus as Annex E and is incorporated into this summary by reference.
      EMJ is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as “dissenters’ rights”) under some circumstances to stockholders of a Delaware corporation that is involved in a merger.
      Record holders of EMJ’s common stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.
      Eligible Stockholders. If the merger agreement is adopted and approved by EMJ’s stockholders and the merger agreement is not abandoned or terminated, stockholders who did not vote in favor of the merger agreement may be entitled to appraisal rights as described in Section 262. Failure to vote against the merger agreement will not constitute a waiver of your appraisal rights. A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A STOCKHOLDER WILL RESULT IN A WAIVER OF THE STOCKHOLDER’S APPRAISAL RIGHTS.
      If a stockholder has a beneficial interest in shares of common stock that are held of record in the name of another person, such as a broker or nominee, and the stockholder desires to perfect whatever appraisal rights they may have, the stockholder must act promptly to cause the holder of record to timely and properly follow the procedures set forth in Section 262 of the Delaware General Corporation Law. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, EMJ stockholders that are considering dissenting from the merger agreement should consult their own legal advisors.
      Exercising Procedures. Holders of EMJ’s common stock that properly perfect their appraisal rights pursuant to Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger agreement, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.
      This proxy statement/ prospectus constitutes notice to holders of EMJ shares concerning the availability of appraisal rights under Section 262 of the Delaware General Corporation Law. Any stockholder who wishes to exercise appraisal rights or wishes to preserve the holder’s right to do so should review the following discussion and Annex E carefully. Failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the Delaware General Corporation Law.
      A stockholder wishing to exercise appraisal rights must deliver to EMJ, before the vote on the approval and adoption of the merger agreement at the special meeting, a written demand for appraisal of the stockholder’s common stock, which must reasonably inform EMJ of the identity of the holder of record, as well as the intention of the holder to demand an appraisal of the fair value of the shares held. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. A PROXY OR VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL.
      To properly perfect appraisal rights, the stockholder must hold of record the shares on the date the written demand for appraisal is made, must continue to hold the shares through the effective time of the merger, and must either vote against or abstain from voting for the approval and adoption of the merger agreement.
      All written demands for appraisal of EMJ’s common stock should be mailed or delivered to EMJ at 10650 Alameda Street, Lynwood, California 90262, Attention: Secretary, so as to be received before the vote on the approval and adoption of the merger agreement at the special meeting. The method of delivery, including any risk of delay or loss of the notice, is borne solely by you. The EMJ shares with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the “dissenting shares.”
      Within ten days after the effective time of the merger, RSAC, as the surviving corporation in the merger, must send a notice of the effective date of the merger to each person that satisfied the appropriate provisions of Section 262. Within 120 days after the effective time of the merger, holders of EMJ shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares. Within 120 days of the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from Reliance a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares.
      Costs. The costs of the appraisal action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.
      Withdrawal; Loss of Appraisal Rights. If any stockholder that demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the Delaware General Corporation Law, the common stock of the stockholder will be converted into the merger consideration in accordance with the merger agreement without interest. A stockholder will fail to perfect, or will effectively lose, the right to appraisal, if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder may withdraw a demand for appraisal by delivering to EMJ a written withdrawal of the demand for appraisal and acceptance of the terms of the merger. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval.
      FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT THE HOLDER OF EMJ COMMON STOCK WILL BE ENTITLED TO RECEIVE ONLY THE CONSIDERATION SET FORTH IN THE MERGER AGREEMENT FOR EACH SHARE OF STOCK OWNED BY THE STOCKHOLDER IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER.

EXPERTS
      The consolidated financial statements of Reliance, appearing in Reliance’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein) and Reliance management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of EMJ appearing in EMJ’s Annual Report (Form 10-K) for the year ended March 31, 2005 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and have been incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
      The validity of the Reliance shares to be issued in the merger will be passed upon by Lord, Bissell & Brook LLP. The material United States federal income tax consequences of the merger described in “Material U.S. Federal Income Tax Consequences” beginning on page 87 will be passed on for Reliance by Lord, Bissell & Brook LLP and for EMJ by Katten Muchin Rosenman LLP.
OTHER MATTERS
      As of the date of this proxy statement/ prospectus, EMJ’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/ prospectus. If any other matters properly come before the special meeting or any postponements or adjournments of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the EMJ shares represented by such proxy as to any of those other matters. The individuals named as proxies intend to vote in accordance with the recommendation of the EMJ board of directors.
EMJ 2006 ANNUAL MEETING STOCKHOLDER PROPOSALS
      EMJ will hold an annual meeting of stockholders in 2006 only if the merger is not completed before the time it is required to hold its 2006 annual meeting under its bylaws. Any stockholder proposal for the annual meeting in 2006 must be sent to the Secretary, EMJ, 10650 Alameda Street, Lynwood, California 90262. The deadline for receipt of a stockholder proposal intended to be included in the proxy statement pursuant to Rule 14a-8(e)(2) under the Exchange Act is March 20, 2006. These proposals must comply with SEC Rule 14a-8 to be included in the proxy statement.
      Notice of director nominations by stockholders and any business a stockholder intends to present at the 2006 annual meeting must be received by EMJ no later than April 23, 2006.
      Stockholders making a director nomination must provide the information about the nominee and proposing stockholder required by EMJ’s bylaws, EMJ’s Stockholder Nominations and Communications Policy and the New York Stock Exchange listing standards regarding director independence.
WHERE YOU CAN FIND MORE INFORMATION
      Reliance and EMJ file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations. Reliance’s and EMJ’s SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents filed by Reliance and EMJ with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.
      Reliance has filed a registration statement on Form S-4 under the Securities Act with the SEC to register the issuance of Reliance shares to EMJ stockholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Reliance and a proxy statement of EMJ for use in connection with the special meeting. This proxy statement/ prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.
      The SEC allows Reliance and EMJ to “incorporate by reference” information into this proxy statement/ prospectus, which means that the companies can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that Reliance and EMJ have previously filed with the SEC. These documents contain important information about the companies.

Reliance SEC Filings (SEC File NO. 001-13122)	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarterly Periods ended March 31, 2005, June 30, 2005 and September 30, 2005

Current Reports on Form 8-K	Filed on May 2, 2005, June 6, 2005, June 22, 2005, July 8, 2005, September 16, 2005, October 7, 2005, January 6, 2005, January 19, 2006 and February 3, 2006 (other than the portions of those documents not deemed to be filed)

The description of Reliance common stock set forth in Reliance’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description	Filed with the SEC on January 2, 1994

EMJ SEC Filings (SEC File NO. 001-07537)	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended March 31, 2005

Quarterly Reports on Form 10-Q	Quarterly Periods ended June 30, 2005 and September 28, 2005

Current Reports on Form 8-K	Filed on April 15, 2005, April 21, 2005, May 6, 2005 and January 19, 2006 (other than the portions of those documents not deemed to be filed)

The description of EMJ common stock set forth in EMJ’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description	Filed with the SEC on March 22, 2005
      Reliance and EMJ also incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/ prospectus and before the date of the special meeting. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      Reliance has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Reliance, and EMJ has supplied all such information relating to EMJ.
      You may obtain any of the documents incorporated by reference through Reliance or EMJ, as the case may be, or the SEC or its Internet Website, as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/ prospectus. You may obtain documents incorporated by reference into this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses, or by visiting the following Websites:

Reliance Steel & Aluminum Co.	Earle M. Jorgensen Company
350 South Grand Avenue, Suite 5100	10650 Alameda Street
Los Angeles, California 90071	Lynwood, California 90262
Attention: Investor Relations	Attention: Investor Relations
Telephone: (213) 687-7700	Telephone: (323) 567-1122
www.rsac.com	www.emjmetals.com
      Information contained on Reliance’s and EMJ’s Websites is not incorporated by reference into this proxy statement/prospectus.
      EMJ stockholders requesting documents should do so by                    , 2006 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Reliance or EMJ, EMJ will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.
      Neither Reliance nor EMJ has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that have been incorporated in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/ prospectus or the solicitation of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained in this proxy statement/ prospectus speaks only as of the date of this proxy statement/ prospectus unless the information specifically indicates that another date applies.

ANNEX A
AGREEMENT AND PLAN OF MERGER
Dated as of January 17, 2006
Among
RELIANCE STEEL & ALUMINUM CO.,
RSAC ACQUISITION CORP.
And
EARLE M. JORGENSEN COMPANY

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER is dated as of January 17, 2006, by and among Reliance Steel & Aluminum Co., a California corporation (“Parent”), RSAC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Earle M. Jorgensen Company, a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings assigned thereto in Section 1.01.
      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have (i) approved, and declared it advisable and in the best interests of their respective stockholders to consummate, the merger (the “Merger”) of the Company with and into Sub on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) not owned by Parent, Sub or the Company shall be canceled and converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)(ii)) and (ii) adopted this Agreement, and Parent, as the sole stockholder of Sub, has approved this Agreement;
      WHEREAS, Parent and certain stockholders of the Company (the ”Principal Company Stockholders”) have concurrently entered into a voting agreement (the “Voting Agreement”) pursuant to which the Principal Company Stockholders have agreed to take specified actions in furtherance of the Merger;
      WHEREAS, Parent and the Principal Company Stockholders have concurrently entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Parent has agreed to provide registration rights and marketing assistance with respect to the shares of Parent Common Stock (as defined below) that the Principal Company Stockholders will receive in the Merger;
      WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Sub and the Company is a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect to the Merger; and
      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
Definitions; The Merger
      Section 1.01.     Definitions; Interpretations.
      (a) Definitions. As used in this Agreement, the following terms have their respective meanings specified or referred to in this Section 1.01 and shall be equally applicable to both singular and plural forms. Any agreement or statute referred to below shall mean such agreement or statute as amended, supplemented or modified from time to time or as of a specified date, as applicable. Any capitalized terms that are not otherwise defined in this Section 1.01 shall have their respective meanings as set forth in this Agreement.
      “Additional Employer Contribution” has the meaning specified in the Company RSP.
      An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
      “Antitrust Laws” means the HSR Act and other antitrust, competition or premerger notification, trade regulation Law or Judgment (including, without limitation, those Laws giving rise to the need to submit the Regulatory Filings).
      “business day” means any day, other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California.
      “CGCL” means the California General Corporation Law as in effect from time to time.
      “Certificate” means a certificate representing any share or shares of Company Common Stock.
      “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
      “Company Board” means the Board of Directors of the Company.
      “Company Bylaws” means the bylaws of the Company, as amended to, and in effect as of, the date of this Agreement.
      “Company Charter” means the certification of incorporation of the Company, as amended to, and in effect as of, the date of this Agreement.
      “Company Common Stock” means common stock, par value $0.001 per share, of the Company.
      “Company Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 3, 1993, amended and restated as of March 24, 1998, further amended and restated as of April 12, 2002, and further amended and restated as of March 3, 2005, by and among Holding, the Company, each of those financial institutions listed from time to time on Schedule I thereto, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), acting as agent.
      “Company Financial Statements” means (i) the audited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders’ Equity of the Company, and the related notes thereto, as of and for each of the fiscal years ended March 31, 2005, 2004 and 2003, and (ii) the unaudited Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders’ Equity of the Company, and the related notes thereto, as of and for the six-month period ended September 28, 2005, each of which is included in the Company SEC Documents.
      “Company Property” means Owned Property and Leased Property of the Company or any Company Subsidiary.
      “Company RSP” means the Earle M. Jorgensen Retirement Savings Plan effective as of August 1, 2005.
      “Company Senior Debt Agreements” means (i) the Company Credit Agreement and (ii) that certain Indenture dated as of May 22, 2002, with The Bank of New York, a New York banking corporation, with respect to the Company’s 9 3/4% Senior Secured Notes due 2012.
      “Company Stockholder Approval” means an approval of the Merger and the other Transactions (as defined in Section 1.02) by the majority of the voting power of the holders of the outstanding Company Common Stock.
      “Company Stockholders’ Meeting” means a meeting of the stockholders of the Company to approve the Merger and the other Transactions.
      “Company Subsidiaries” means the subsidiaries (including any predecessor entities) of the Company existing on the date of this Agreement.
      “Company Takeover Proposal” means (i) a transaction pursuant to which any person (or group (as defined under Section 13(d) of the Securities Act) of persons) (other than Parent, any of the Parent Subsidiaries or any affiliates of Parent), directly or indirectly, acquires or would acquire more than nineteen percent (19%) of (A) the outstanding shares of Company Common Stock, (B) the voting power of the outstanding securities of the Company or (C) any new series or new class of preferred stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent, any of the Parent Subsidiaries or any affiliates of Parent) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Company and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any of the Company Subsidiaries representing more than twenty-five percent (25%) of the fair market value of all of the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries, other than the Transactions, as a result of which (A) the holders of shares of the Company immediately prior to such transactions do not, in the aggregate, own at least eighty-one percent (81%) of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior the consummation thereof or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the consummation of such transaction.
      “Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 5, 2005, by and between the Company and Parent.
      “Consent” means any consent, approval, license, order or authorization.
      “Constituent Corporations” means the Company and the Sub.
      “Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
      “Credit Suisse” means Credit Suisse Securities (USA) LLC.
      “DGCL” means the Delaware General Corporation Law as in effect from time to time.
      “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the failure to comply with any Environmental Law.
      “Environmental Laws” means all applicable Federal, state, local and foreign Laws, Judgments or Environmental Permits or any legally binding agency requirement issued, promulgated or entered into by or with any Governmental Entity, relating to (i) pollution, natural resources or protection or restoration of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (iii) noise, odor, indoor air, employee exposure, wetlands, contamination or any injury or threat of injury to persons or property as a result of any Hazardous Material.
      “Environmental Permits” means all Permits and Consents pursuant to Environmental Law.
      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      “Excluded Persons” means (i) Parent and the Parent Subsidiaries and (ii) the Principal Company Stockholders and their respective affiliates.
      “FTC” means the Federal Trade Commission.
      “GAAP” means generally accepted accounting principles in the United States.
      “Governmental Entity” means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational.
      “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.
      “Holding” means Earle M. Jorgensen Holding Company, Inc., a Delaware corporation that formerly was the parent company of the Company.
      “Holding Option Plan” means the Earle M. Jorgensen Holding Company, Inc. Option Plan, effective as of January 30, 1997, as amended, as assumed by the Company effective as of April 20, 2005, and as may be further amended prior to the Closing to ensure compliance with Section 409A of the Code.
      “Holding Stock Options” means each option to acquire shares of Company Common Stock that was originally granted pursuant to the Holding Option Plan and is outstanding at the date of this Agreement, as may be further amended prior to the Closing to ensure compliance with Section 409A of the Code.
      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
      “Intellectual Property Rights” means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names, trade secrets, know-how and other proprietary intellectual property rights and computer programs, including any applications or registrations related to any of these items.
      “Judgment” means any judgment, order or decree.
      “knowledge” means, (i) with respect to the Company, the actual knowledge of the Company’s executive officers and directors and E. Gilbert Leon and (ii) with respect to Parent, the actual knowledge of Parent’s executive officers and directors.
      “Law” means any statute, law (including common law), ordinance, rule or regulation.

      “Leased Property” means all real property and interests in real property leased by (i) the Company or any Company Subsidiary or (ii) Parent or any Parent Subsidiary, as applicable.
      “Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
      “Material Adverse Effect” on a person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under this Agreement or (iii) the ability of such person to consummate the Merger and the other Transactions to be consummated by such person, but excluding any state of facts, event, change, effect, development, condition or occurrence relating to (A) the economy or financial markets in general, (B) the metal service center industry in general, (C) national or international political or social conditions, including the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any territory, possession or diplomatic or consular offices thereof, or upon any military installation thereof, (D) with respect to the Company and Parent, the entering into by the Company of this Agreement with Parent as opposed to any other third party, (E) with respect to the Company and Parent, any acts or omissions by the other Party or its respective subsidiaries or affiliates, (F) any material change in applicable Law, (G) any change in the NYSE trading price or volume of Company Common Stock or Parent Common Stock, as applicable, or (H) adverse weather conditions or natural disasters.
      “NYSE” means the New York Stock Exchange and any successor (including, The NYSE Group, Inc. as currently contemplated by the pending merger between the New York Stock Exchange and Archipelago Holdings, Inc.).
      “Owned Property” means all real property and interests in real property owned in fee by (i) the Company or any Company Subsidiary or (ii) Parent or any Parent Subsidiary, as applicable.
      “Parent Board” means the Board of Directors of Parent.
      “Parent Bylaws” means the bylaws of Parent, as amended to, and in effect as of, the date of this Agreement.
      “Parent Charter” means the articles of incorporation of Parent, as amended to, and in effect as of, the date of this Agreement.
      “Parent Financial Statements” means (i) the audited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders’ Equity of Parent, and the related notes thereto, as of and for each of the fiscal years ended December 31, 2004, 2003 and 2002, and (ii) the unaudited Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders’ Equity of Parent, and the related notes thereto, as of and for the nine-month period ended September 30, 2005, each of which is included in the Parent SEC Documents.

      “Parent Property” means all Owned Property and Leased Property of Parent and the Parent Subsidiaries.
      “Parent Subsidiaries” means the subsidiaries of Parent existing on the date of this Agreement and Sub.
      “Participant” means any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary who receives or has received material benefits under the Company Benefit Plans (as defined in Section 3.10).
      “Parties” means Parent, Sub and the Company.
      “Permits” means permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of, and filings, declarations and registrations with, all Governmental Entities.
      A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
      A “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
      “Representatives” means any officer, director, manager or employee of, or any investment banker, attorney, accountant or other advisor or representative retained by, a person.
      “Returns” means Federal, state, local and foreign returns, information statements and reports relating to Taxes.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
      “S/ OX” means the Sarbanes-Oxley Act of 2002.
      A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.
      “Superior Company Proposal” means any bona fide, unsolicited Company Takeover Proposal (provided that for purposes of this definition of Superior Company Proposal, the percentages in clauses (i), (iii) and (iv) of the definition of Company Takeover Proposal shall be replaced with “fifty percent (50%)”) made by a third party that is not subject to a financing condition (other than on terms substantially similar to the provisions in Sections 4.20 and

6.04(b)) and is on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Company Common Stock, from a financial point of view, than the Merger; provided that the Company Board shall not so determine that any such proposal is a Superior Company Proposal prior to the time that is two (2) business days after the time at which the Company has complied in all material respects with Section 5.02(c) with respect to such proposal.
      “Supplemental SBP” means the Earle M. Jorgensen Supplemental SBP, effective as of March 31, 2006.
      “Taxes” means all Federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and real property taxes and unclaimed property liability, together with all interest, penalties and additions imposed with respect to such amounts.
      “Tax Agreement” means any Contract to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another person under such Contract in respect of Taxes payable by such other person to any taxing authority or other person.
      “Transfer Taxes” means all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes).
      “UBS” means UBS Securities LLC.
      “Voting Company Debt” means bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.
      “Voting Parent Debt” means bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote.
      (b) Interpretations. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
      Section 1.02.     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.04). At the Effective Time, the separate corporate existence of the Company shall cease and Sub shall (a) continue as the surviving corporation (the “Surviving Corporation”), (b) succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL and (c) continue its corporate existence under the laws of the State of Delaware. The principal executive office of the Surviving Corporation will be the address of the Company’s executive offices. The Merger, the payment of cash in connection with the Merger, the issuance by Parent of shares of common stock, no par value per share, of Parent (“Parent Common Stock”) in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement and the Voting Agreement shall be referred to herein as the “Transactions”.
      Section 1.03.     Closing. Subject to Section 6.01(f), the closing (the “Closing”) of the Merger and the Transactions shall take place at the offices of Katten Muchin Rosenman LLP (Los Angeles office) at 9:00 a.m., Pacific Standard Time, on the second business day following the satisfaction (or, to the extent permitted by Law, waiver) by all Parties of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
      Section 1.04.     Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date the Surviving Corporation shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
      Section 1.05.     Effects. The Merger shall have the effects set forth in Section 259 of the DGCL. In accordance with the DGCL, all of the rights, privileges, property, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 1.06.     Certificate of Incorporation and Bylaws.
      (a) At the Effective Time, the certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL. The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form of Exhibit A attached hereto.
      (b) At the Effective Time, the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL. The bylaws of the Surviving Corporation shall be amended at the Effective Time so that each reference therein to Sub as the Surviving Corporation’s name is changed to be the Company’s name.

      Section 1.07.     Directors. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.08.     Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time and certain officers of Parent identified by Parent prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
      Section 1.09.     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of any Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of any Constituent Corporation to take any and all such action.
ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
      Section 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Sub:
      (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Sub immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent or of a wholly owned subsidiary of Parent. Each stock certificate of Sub evidencing ownership of any shares of common stock of Sub shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.
      (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock owned by the Company, Parent or Sub or any subsidiary of the Company or Parent immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
      (c) Conversion of Company Common Stock. Subject to adjustment as provided in Section 2.01(c)(iv) and other than Dissenter Shares (as defined in Section 2.04) and fractional shares subject to Section 2.02(e), each issued and outstanding share of Company Common Stock held by stockholders of the Company (other than shares cancelled pursuant to Section 2.01(b)) shall be converted into the right to receive:

(i) a fraction of a share (rounded to four (4) decimal places) of validly issued, fully paid and nonassessable Parent Common Stock at an exchange ratio (the “Exchange Ratio”) as determined in accordance with this Section 2.01(c) (the “Stock Consideration”); and

(ii) an amount in cash equal to $6.50 (the “Cash Consideration” and, together with the Stock Consideration and any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.02(e), the “Merger Consideration”).

(iii) The Exchange Ratio shall be calculated as follows:

(A) If the Average Parent Stock Price (as defined below in Section 2.01(c)(iii)(D)) is equal to or more than $72.86 (the “Upper Limit”), then the Exchange Ratio shall be 0.0892 shares of Parent Common Stock for each share of Company Common Stock.

(B) If the Average Parent Stock Price is less than the Upper Limit but more than $53.86 (the “Lower Limit”), then the Exchange Ratio shall be equal to a fraction of a share of Parent Common Stock for each share of Company Common Stock determined by dividing $6.50 by the Average Parent Stock Price.

(C) If the Average Parent Stock Price is equal to or less than the Lower Limit, then the Exchange Ratio shall be 0.1207 shares of Parent Common Stock for each share of Company Common Stock.

(D) For purposes of this Agreement, “Average Parent Stock Price” means an amount equal to the average of the daily closing sale prices for the Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Northeastern edition, for each of the twenty (20) consecutive trading days ending with and including the second (2nd) complete trading day prior to the Effective Time (as adjusted for any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment of, or a stock dividend on, the Parent Common Stock as provided in Section 2.01(c)(iv)).

(iv) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio and the Option Exchange Ratio (as defined in Section 2.03(e)) shall be correspondingly adjusted.

(v) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (excluding any shares of Company Common Stock canceled pursuant to Section 2.01(b) and any Dissenter Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate (or, in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit or bond, as applicable, pursuant to Section 2.02(k)) in accordance with Section 2.02, and any Dissenter Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such Certificate in accordance with Section 2.04, without interest.
      Section 2.02.     Exchange Procedures.
      (a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three (3) days prior to dissemination of the Company Proxy Statement (as defined in Section 6.01(a)) to the stockholders of the Company, Parent shall select and enter into an exchange agreement with a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for payment of Merger Consideration upon surrender of Certificates (or, in the case of lost, stolen or destroyed Certificate, upon delivery of an affidavit or bond, as applicable, pursuant to Section 2.02(k)). At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01(c) out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, as promptly as practicable, the amount of cash and the number of whole shares of Parent Common Stock that the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
      (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid (and issued) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid (and issued) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time; provided that the Company has deposited the funds to pay such dividend or distribution with its transfer agent prior to the Closing, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
      (e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three (3) decimal places.

(ii) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) the Average Parent Stock Price.
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration and any applicable dividends or distributions with respect to any Parent Common Stock constituting Merger Consideration as provided in Section 2.02(c).
      (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that all such investments shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation or (iii) certificates of deposit of commercial banks with capital exceeding $1,000,000,000. Any interest and other income resulting from such investments shall be paid to Parent.

      (i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing authority.
      (j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Treasury Regulations promulgated under the Code.
      (k) Lost Stock Certificates. If any Certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, pursuant to this Article II.
      (l) Transfer Taxes on Surrendered Certificates. If any cash is to be remitted to a person (other than the person in whose name any Certificate representing Company Common Stock surrendered in exchange therefor is registered), it shall be a condition of such exchange that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.
      (m) Affiliates. Notwithstanding anything herein to the contrary, any Certificate representing Company Common Stock surrendered for exchange by any “affiliate” (as determined pursuant to Section 6.10) of the Company shall not be exchanged until Parent has received a written agreement from such person as provided in Section 6.10.
      Section 2.03.     Company Stock Options; Holding Stock Options.
      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each option to purchase shares of Company Common Stock (other than the Holding Stock Options) that (A) was granted pursuant to the Earle M. Jorgensen Company 2004 Stock Incentive Plan (the “Company Option Plan”) and (B) is outstanding at the Effective Time (the “Company Stock Options”) shall (1) cease to represent a right to acquire shares of Company Common Stock, and (2) shall be converted automatically into options to purchase, on the same terms and conditions mutatis mutandis as were applicable to such options prior to the

Effective Time, shares of Parent Common Stock (each such option an “Adjusted Option”), and (ii) Parent shall assume all of the obligations of the Company under the Company Option Plan, with respect to each outstanding Adjusted Option and the agreements evidencing the grants thereof; provided, however, that from and after the Effective Time, (x) the number of shares of Parent Common Stock purchasable upon exercise of such Adjusted Option shall be equal to the number of shares of Company Common Stock that were purchasable under the applicable Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (y) the per share exercise price under each such Adjusted Option shall be equal to the price obtained by dividing the per share exercise price of each such Company Stock Option by the Option Exchange Ratio; provided, however, that, in the case of any Company Stock Option, the exercise price and the number of shares of Parent Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Adjusted Option shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.
      (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the Company Option Plan and indicating that the agreements evidencing the grants of such Adjusted Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.03 after giving effect to the Merger). Parent shall comply with the terms of the Company Option Plan and ensure, to the extent required by, and subject to the provisions of, the Company Option Plan, that the Company Stock Options, which qualify as “incentive stock options” at the Effective Time, continue to qualify as “incentive stock options” after the Effective Time.
      (c) Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under Section 2.03(a). Promptly after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 or such other appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued or issuable pursuant to Section 2.03(a), shall file with the NYSE an amendment to its listing application covering the issuance and shall use its best efforts to maintain the current status of the prospectus contained, or incorporated by reference, in such registration statement, as well as comply with any applicable listing requirements of the NYSE and state securities or “blue sky” laws, for so long as such options remain outstanding.
      (d) At the Effective Time, each outstanding Holding Stock Option shall be exchanged for the right to receive an amount, if any, equal to (i) the difference between (x) $13.00 and (y) the applicable per share exercise price, multiplied by (ii) the number of shares of Company Common Stock subject to such Holding Stock Option, and subject to any applicable withholding of Taxes.

      (e) For purposes of this Agreement, the “Option Exchange Ratio” shall mean the Exchange Ratio multiplied by two (2).
      Section 2.04.     Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenter Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenter Rights”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any written notice of intent to demand payment, or any written demand for payment, received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
ARTICLE III
Representations and Warranties of the Company
      Except as (i) expressly set forth in the corresponding section of that certain letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”), it being understood that disclosure of any matters under any section of the Company Disclosure Letter shall be deemed to be disclosure of any other section of the Company Disclosure Letter to which the matter may reasonably apply, notwithstanding the omission of an appropriate cross reference to such other section, (ii) disclosed in any Company SEC Document (as defined in Section 3.06) or (iii) expressly contemplated or permitted under this Agreement and any agreement contemplated hereby or in connection with the consummation of the Transactions, the Company represents and warrants to Parent and Sub that:
      Section 3.01.     Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to conduct its businesses as presently conducted. Each of the Company and its Company Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of the Company Charter, the Company Bylaws and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

      Section 3.02.     Company Subsidiaries; Equity Interests.
      (a) Section 3.02(a) of the Company Disclosure Letter lists each of the Company Subsidiaries and the number of authorized and outstanding shares of capital stock or membership interests, as the case may be, for each Company Subsidiary. All of the outstanding equity interests of the Company Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all Liens.
      (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
      Section 3.03.     Capital Structure.
      (a) The authorized capital stock of the Company consists of Eighty Million (80,000,000) shares of Company Common Stock and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. At the close of business on January 16, 2006, (i) 50,237,094 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 808,000 shares of Company Common Stock were subject to outstanding Company Stock Options and 3,053,668 shares of Company Common Stock were subject to outstanding Holding Stock Options. The Company has reserved (A) 1,617,856 additional shares of Company Common Stock for issuance under the Company Option Plan, (B) no additional shares of Company Common Stock for issuance in connection with the Holding Option Plan, and (C) 727,984 additional shares of Company Common Stock for issuance to the Company RSP pursuant to the terms of the Company RSP, and the Company is obligated to contribute 723,109 additional shares of Company Common Stock to the Company RSP pursuant to the terms of the Company RSP. As of the date hereof, except as set forth above, at the close of business on January 16, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and since July 8, 2005, no shares of capital stock or other voting securities of the Company have been issued by the Company. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. There is not any Voting Company Debt. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
      (b) Section 3.03(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Stock Options and Holding Stock Options, the number of shares of Company Common Stock subject to each such Company Stock Option and each such Holding Stock Option, the grant dates, the exercise prices, expiration dates and vesting schedules of such Company Stock Options and such Holding Stock Options and the names of the holders of each Company Stock Option and each Holding Stock Option. All outstanding Company Stock Options and Holding Stock Options are evidenced by the option agreements in the forms set forth in Section 3.03(b) of the Company Disclosure Letter. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.
      (c) Listings. The Company Common Stock is listed for trading on the NYSE. Except as set forth in the preceding sentence, the Company’s securities are not listed or quoted, for trading on any U.S. domestic or foreign securities exchange.
      Section 3.04.     Authority; Execution and Delivery; Enforceability.
      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
      (b) The Company Board, at a meeting duly called and held, by a unanimous vote of the directors,] duly adopted resolutions (i) adopting this Agreement and approving the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement are fair to and in the best interests of the Company and its stockholders, (iii)

directing that this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) recommending that the Company’s stockholders approve this Agreement.
      (c) The only vote of holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger is the approval of this Agreement by the Company Stockholder Approval. The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by the Company in accordance with the terms of this Agreement other than the Merger.
      Section 3.05.     No Conflicts; Consents.
      (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter and organizational documents of each Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
      (b) No Consent of, or Permit from, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, other than (i) compliance with and filings under the HSR Act and any other Antitrust Law and, if applicable, any state takeover statute, (ii) the filing with the SEC of (A) the Company Proxy Statement and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) such filings required by the Companies Act 1981, the Insurance Act 1978 and the Exchange Control Act 1972, each as amended, and any other applicable Bermuda Law, (vii) compliance with and such filings as may be required by the Investment Canada Act, the Competition Act and any other applicable Canadian Law and (viii) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Regulatory Filings”).
      Section 3.06.     Company SEC Documents; Company Financial Statements; Undisclosed Liabilities.
      (a) The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC since March 31, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”). No Company Subsidiary is required to file any report, schedule, form, statement or other document with the SEC.
      (b) As of the date that it was filed with the SEC, (i) each Company SEC Document complied in all material respects with the requirements of the Exchange Act applicable to such Company SEC Document, (ii) each registration statement and prospectus included therein (the “Company Registration Documents”) that was filed by the Company since March 31, 2003 complied in all material respects with the requirements of the Securities Act applicable to such Company Registration Document and (iii) none of the foregoing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (c) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC and disclosed to Parent) during the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that were not material in amount). There has been no change in the Company’s accounting policies except as disclosed in the Company SEC Documents.
      (d) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company as of March 31, 2005 included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2005, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Document filed with the SEC after the filing date of such Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and prior to the date hereof, (iii) for liabilities and obligations incurred since September 29, 2005 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other Transaction or any other agreement contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect, and no significant Company Subsidiary (determined in accordance with Regulation S-X promulgated under the Securities Act) has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which, individually or in the aggregate, would not have a Material Adverse Effect on that Company Subsidiary individually. Section 3.06(d) of the Company Disclosure Letter sets forth all liabilities and obligations incurred in connection with the Merger and the other agreements contemplated by this Agreement and the other Transactions.
      Section 3.07.     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Company Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.
      Section 3.08.     Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement, the Transactions and the other agreements contemplated hereby, from the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(d) (i) any granting by the Company or any Company Subsidiary to any Participant of any loan or any increase in compensation, benefits, perquisites or any bonus or award, except in the ordinary course of business consistent with prior practice or (ii) any granting by the Company or any Company Subsidiary to any such Participant of any increase in severance, change in control or termination pay or benefits, in each case, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents;

(e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect;

(f) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;

(g) any sale, lease, transfer or assignment by the Company or any Company Subsidiary of any material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property;

(h) any acceleration of the collection of accounts receivable or deferring payment of liabilities that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(i) a binding commitment by the Company or any Company Subsidiaries relating to any of the foregoing.
      Section 3.09.     Taxes.
      (a) The Company and each of the Company Subsidiaries (including, for purposes of this representation, Holding) has timely filed all Returns required by applicable Tax law to be filed by the Company and each of the Company Subsidiaries. All Taxes owed by the Company or any of the Company Subsidiaries (including, for the purposes of this representation, Holding) to a taxing authority, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of the Company Subsidiaries determined in accordance with GAAP through the date of the Company Financial Statements.
      (b) The Company and each of the Company Subsidiaries have withheld with respect to its employees all Federal and state income taxes and all other Taxes required to be withheld (including, without limitation, under Sections 1441, 1442, 3101, 3111 and 3402 of the Code or similar provisions under all applicable Laws).

      (c) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of the Company Subsidiaries for which accruals have not been made on the Company Financial Statements. Neither the Company nor any of the Company Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Federal or material state Tax that is still in effect.
      (d) No Tax audit or other examination of the Company or any of the Company Subsidiaries is presently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such Tax audit or other examination.
      (e) Neither the Company nor any of the Company Subsidiaries is a party to (i) any agreement with a party other than the Company or any of the Company Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Company Subsidiary or (ii) any Tax Agreement other than any Tax Agreement described in the foregoing clause (i).
      (f) Except for the group of which the Company and the Company Subsidiaries are now presently members, neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.
      (g) The Company is not, and has not at any time been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
      (h) The Company has not been a “distributing corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two (2) years.
      (i) No material claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax returns that it is or may be subject to taxation by that jurisdiction, and neither the Company nor any of the Company Subsidiaries has received any notice of any such material claim from any such authority.
      Section 3.10.     Absence of Changes in Benefit Plans. From March 31, 2005 to the date of this Agreement, neither the Company nor any Company Subsidiary (a) has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing material benefits to any Participant (collectively, “Company Benefit Plans”) or (b) has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan (as defined in Section 3.11(a)), or any change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which the Company or any Company Subsidiary is a party; provided, however, that the representation contained in clauses (a) and (b) of this Section 3.10 shall only apply to items which the Company reasonably believes would result in a Company Material Adverse Effect. Since March 31, 2005, the Company has not adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any Company Benefit Plan so as to accelerate the vesting of any Company Stock Option or Holding Stock Option or materially change the terms or conditions thereof.
      Section 3.11.     ERISA Compliance; Excess Parachute Payments.
      (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans. Each Company Benefit Plan (other than Company Multiemployer Pension Plans (as defined in Section 3.11(c)), has been administered in material compliance with its terms, applicable Law and the terms of any applicable collective bargaining agreements. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, written descriptions thereof), (ii) the most recent annual report required to be filed, or such similar report, statement, information returns or material correspondence filed with or delivered to any Governmental Entity during the past year, with respect to each Company Benefit Plan (other than Company Multiemployer Pension Plans) including reports filed on Form 5500 with accompanying schedules and attachments, (iii) the most recent summary plan description prepared for each Company Benefit Plan (other than Company Multiemployer Pension Plans), (iv) each currently effective trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan (other than Company Multiemployer Pension Plans), (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan (other than Company Multiemployer Pension Plans) intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination letter, if applicable, and (vi) the most recent actuarial valuation for each Company Benefit Plan (other than Company Multiemployer Pension Plans) subject to Title IV of ERISA. All Participant data necessary to administer each Company Benefit Plan, other than any Company Benefit Plan that is a Company Multiemployer Pension Plan, is in the possession of the Company or its service providers and is in a form that is sufficient for the proper administration of such Company Benefit Plans in accordance with their terms and all applicable Laws and such data is true, complete and correct in all material respects. For purposes of this Agreement, the term “Company Pension Plan” shall mean any Company Benefit Plan which is subject to Title IV of ERISA.
      (b) All Company Benefit Plans (other than Company Multiemployer Pension Plans) which are intended to be qualified under Section 401(a) of the Code have been the subject of a determination letter from the Internal Revenue Service to the effect that the form of each such Company Benefit Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and satisfy the requirements for statutory changes required by the legislation commonly known as “GUST” and each Company Benefit Plan has been amended to comply with statutory changes required by the legislation commonly known as “EGTRRA,” and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.
      (c) During the past three (3) years (i) neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), (ii) there have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is subject to ERISA or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA or to any other liability for breach of fiduciary duty under ERISA or any other applicable Law, (iii) no Company Pension Plan or related trust has been terminated and (iv) (A) neither the Company nor any Company Subsidiary has incurred any liability that remains unsatisfied with respect to a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan, (B) no such liability has been asserted, (C) there are no events or circumstances known by the Company that would result in any such complete withdrawal or partial withdrawal and (D) neither the Company nor any Commonly Controlled Entity of the Company is bound by any Contract or has any liabilities described in ERISA Section 4204; provided, however, that the representation contained in clauses (i) through (iv) of this Section 3.11(c) shall only apply to items which the Company reasonably believes would result in a Company Material Adverse Effect.
      (d) With respect to any Company Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code or any similar applicable state statute, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar applicable state statute and (iv) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time (except for expenses related to termination of any such plan and paying any final claims related thereto). No Company Benefit Plan that is a welfare plan is self-insured.

      (e) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Participant who is a “disqualified individual” (as such term is defined in final Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) under any Company Benefit Plan, will cause the excise tax required by Section 4999(a) of the Code to be imposed on such Disqualified Individual. Section 3.11(e) of the Company Disclosure Letter lists all amounts that may be required to be paid by the Company to any of its employees as a result of the consummation of the Transactions in respect of severance payments for termination of employment or payments that may become due under any change of control or retention agreement.
      (f) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event), (i) entitle any Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Company Benefit Plan.
      (g) Except as could not reasonably be expected to have a Company Material Adverse Effect, since March 31, 2005, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan (other than a Company Benefit Plan which is a Company Multiemployer Pension Plan), or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan (other than a Company Benefit Plan which is a Company Multiemployer Benefit Plan). Except as could not reasonably be expected to have a Company Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for in all material respects.
      (h) Neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.
      (i) The Company has no legally binding plan or commitment to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by applicable Law. To the extent that any such plan or commitment exists, whether or not expected to result in material liability to the Company, the Company has provided a copy of such plan or commitment to Parent.

      (j) No employee, director or consultant is or will become entitled to death or medical post-employment benefits by reason of service to the Company or the Company Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would have a Company Material Adverse Effect.
      Section 3.12.     Litigation. The Company SEC Documents accurately disclose as of the date hereof all suits, claims, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that are required to be disclosed therein by the Securities Act and the Exchange Act. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would have a Company Material Adverse Effect.
      Section 3.13.     Compliance with Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no employee or agent of the Company or any Company Subsidiary has been engaged in any activities that are prohibited or are cause for criminal or civil penalties, including, but not limited to, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to any Governmental Entity, governmental official or any relative of such official, to obtain or retain business or to receive favorable treatment with regard to the Company’s business or operations. Neither the Company nor any Company Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. The Company and the Company Subsidiaries have in effect all Permits necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no event, other than the Merger and the other Transactions, which, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, this Section 3.13 does not relate to matters with respect to Taxes (which are the subject of Section 3.09), ERISA (which are the subject of Section 3.11), labor Laws (which are the subject of Section 3.16) or Environmental Laws (which are the subject of Section 3.18).
      Section 3.14.     Assets Other than Real Property Interests. The Company and the Company Subsidiaries have good and valid title to all of their respective properties and assets, in each case free and clear of all Liens, except (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested by the Company or a Company Subsidiary and for which the Company or a Company Subsidiary has established adequate reserves, (b) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (c) Liens that secure debt obligations that are reflected as liabilities on the consolidated balance sheet of the Company as of March 31, 2005 contained in the Company SEC Documents and the existence of which is referred to in the notes to such balance sheet, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) leases, subleases and similar agreements set forth in Section 3.14 of the Company Disclosure Letter or (f) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.19.
      Section 3.15.     Real Property. Section 3.15 of the Company Disclosure Letter sets forth a complete list of all Company Property, including any prime or underlying leases relating thereto, which is necessary to conduct the business and operations of the Company and the Company Subsidiaries as they are presently conducted. The Company or a Company Subsidiary has good, valid and marketable fee title to all Owned Property and good and valid leasehold title to all Leased Property, in each case subject only to (a) Liens described in clause (a), (b), (c) or (f) of Section 3.14 or Liens imposed or promulgated under applicable Law or by any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (b) leases, subleases and similar agreements set forth in Section 3.15 of the Company Disclosure Letter, (c) easements, covenants, rights-of-way and other similar restrictions of record (other than options or rights of first refusal or offer to purchase) or (d) any conditions that would be shown by a current, accurate survey or physical inspection of any Company Property made on the date of this Agreement. Any material reciprocal easement or operating agreements with respect to Company Property are set forth in Section 3.15 of the Company Disclosure Letter. With respect to the Company Leased Property, (i) the Company or one of the Company Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease relating thereto, (ii) each lease for the Company Leased Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and the Company Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) to the knowledge of the Company, there is no, nor has the Company or any of the Company Subsidiaries received written notice of any, default under any lease for the Company Leased Property (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) and (iv) neither the Company nor any of the Company Subsidiaries has assigned its interest under any lease for the Company Leased Property or sublet any part of the premises covered thereby or exercised any option or right thereunder.
      Section 3.16.     Labor Matters. Section 3.16 of the Company Disclosure Letter contains a list of each collective bargaining agreement between the Company or any Company

Subsidiary and any labor union. Since March 31, 2005, neither the Company nor any Company Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements, and, to the knowledge of the Company and the Company Subsidiaries, there is currently no such action threatened against or affecting the Company or any Company Subsidiary that would reasonably be expected to result in a material liability to the Company. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company or any Company Subsidiary, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that would reasonably be expected to result in material liability to the Company. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in material liability to the Company.
      Section 3.17.     Contracts. (a) Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of the following types of Contracts to which the Company or any Company Subsidiary is a party (such Contracts being “Material Contracts”):

(i) Contracts (including any so-called take-or-pay or keepwell agreements) under which (A) any person including the Company or a Company Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary in excess of $3,000,000 or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company or another Company Subsidiary, in excess of $3,000,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(ii) Contracts under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person in excess of $3,000,000 (other than the Company or a Company Subsidiary and other than extensions of trade credit in the ordinary course of business);

(iii) Contracts granting a Lien upon any Company Property or any other asset of the Company or any Company Subsidiary securing indebtedness or other obligations, in each case in excess of $3,000,000;

(iv) Contracts providing for indemnification of any person in excess of $3,000,000 with respect to material liabilities relating to such person’s current or former services as officer, director, consultant and agent to the Company, any Company Subsidiary or any predecessor person;

(v) a Contract not made in the ordinary course of business in which the amount involved exceeds $1,000,000;

(vi) (A) a Contract with a Governmental Entity in which the amount involved exceeds $3,000,000 or (B) a material license or permit by or from any Governmental Entity;

(vii) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(viii) a Contract for any joint venture, partnership or similar arrangement;

(ix) a lease, sublease or similar agreement with respect to Company Property in which the amount involved exceeds $3,000,000 per annum;

(x) a Contract under which the Company or a Company Subsidiary has agreed to purchase or lease any real property or any interest in real property for a purchase price in excess of $3,000,000 or an annual rental in excess of $3,000,000 or to construct any improvements on real property or a leasehold interest in real property for a contract sum in excess of $3,000,000;

(xi) a Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(xii) a Contract that materially limits or otherwise materially restricts the right of the Company or any of the Company Subsidiaries to engage or compete in any line of business in any geographic area;

(xiii) a Contract that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC; or

(xiv) a Contract other than as set forth above to which the Company or a Company Subsidiary is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company and the Company Subsidiaries or the use or operation of their assets and in which the amount involved exceeds $10,000,000.
      (b) All Material Contracts required to be listed in Section 3.17 of the Company Disclosure Letter are valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with their respective terms and, to the knowledge of the Company, are in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Neither of the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate any Material Contract, and no party has, to the knowledge of the Company, any such intention. True, complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been previously delivered or made available to Parent.
      Section 3.18.     Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the knowledge of the Company:

(a) the Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) (i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither the Company nor any of the Company Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d) there have been no Releases by the Company or any of the Company Subsidiaries or their predecessors of any Hazardous Material or other contamination of any property currently or formerly owned, leased or operated by the Company or any of the Company Subsidiaries (including soils, groundwater or surface water) that would reasonably be expected to form the basis of any Environmental Claim or grounds for remediation against the Company or any of the Company Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(e) (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(f) neither the Company nor any of the Company Subsidiaries has arranged for the treatment or disposal of any Hazardous Material on any third person property undergoing cleanup pursuant to any Environmental Law.
      Section 3.19.     Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights that are necessary for the Company to conduct its business and operations and the business and operations of the Company Subsidiaries, other than such Intellectual Property Rights the absence of which have not had or would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right.
      Section 3.20.     Controls and Procedures.
      (a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of S/ OX with respect to Company SEC Documents, and the Company has delivered or made available to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since March 31, 2005 referred to in such certifications. For purposes of this Section 3.20(a), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in S/ OX.
      (b) The Company has (i) designed, implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports it files with or furnishes to the SEC under the Exchange Act is communicated to its management by others within the Company and the Company Subsidiaries as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to materially affect its ability to record, process, summarize and report financial data and (iii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. The Company will provide to Parent true, complete and correct copies of any such disclosure that is made after the date of this Agreement.
      (c) The Company has designed and implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a Material Adverse Effect on the Company Financial Statements.
      (d) No personal loan or other extension of credit by the Company or any Company Subsidiary to any of the Company’s executive officers or directors has been made or modified

(other than as permitted by Section 13 of the Exchange Act and Section 402 of S/ OX) since March 31, 2005.
      (e) Since March 31, 2004, (i) neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any Representative of the Company or any of the Company Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including, without limitation, any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of U.S. Federal or state securities Laws, a material breach of fiduciary duty or similar material violation by Parent, any of the Company Subsidiaries or any of their respective Representatives, the Company Board or any member or committee of the Company Board.
      (f) The Company has adopted one or more codes of conduct or codes of ethics applicable to the officers and directors of the Company and has provided the form(s) of such code(s) and copies of any such code(s).
      Section 3.21.     Broker’s Fees; Finder’s Fees. Except for Credit Suisse and Duff & Phelps, LLC whose fees will be paid by the Company on or before the Closing Date, no broker, finder, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.
      Section 3.22.     Opinion of Financial Advisor. The Company has received the written opinion of each of Credit Suisse and Duff & Phelps, LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock, other than the Excluded Persons, is fair to such holders from a financial point of view, a signed copy of which opinion has been (or will be promptly following the date of this Agreement) delivered to Parent.
      Section 3.23.     Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions should not be obtained on a timely basis.
      Section 3.24.     Insurance. All insurance policies carried by or covering the Company and the Company Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been received by the Company or any of the Company Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due. The insurance coverage provided by such insurance policies (including as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.
      Section 3.25.     State Takeover Statutes. The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the provisions of §203 of the DGCL inapplicable to the Merger, this Agreement and the Transactions. To the knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the Transactions.
ARTICLE IV
Representations and Warranties of Parent and Sub
      Except as (i) expressly set forth in the corresponding section of that certain letter, dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”), it being understood that disclosure of any matters under any section of the Parent Disclosure Letter shall be deemed to be disclosure of any other section of the Parent Disclosure Letter to which the matter may reasonably apply, notwithstanding the omission of an appropriate cross reference to such other section, (ii) disclosed in any Parent SEC Document (as defined in Section 4.06) or (iii) expressly contemplated or permitted under this Agreement and any agreement contemplated hereby or in connection with the consummation of the Transactions, Parent and Sub, jointly and severally, represent and warrant to Company that:
      Section 4.01.     Organization, Standing and Power. Each of Parent and the Parent Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to own, lease and operate its properties and to conduct its businesses as presently conducted. Each of Parent and the Parent Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, complete and correct copies of the Parent Charter and Parent Bylaws.
      Section 4.02.     Sub; Parent Subsidiaries.
      (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
      (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
      Section 4.03.     Capital Structure. The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Parent Common Stock, no par value, and Five Million (5,000,000) shares of preferred stock, no par value. At the close of business on January 16, 2006, (a) 33,108,999 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Common Stock were held by Parent in its treasury, (c) 1,582,500 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock granted under any stock option plan of Parent (a “Parent Employee Stock Option”), (d) 3,242,500 additional shares of Parent Common Stock were reserved for issuance pursuant to stock option plans of Parent and (e) 81,516 shares of Parent Common Stock are currently reserved for issuance as restricted stock under Parent’s Key Man Incentive Plan. Except as set forth above, at the close of business on January 16, 2006, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since January 16, 2006, no shares of capital stock or other voting securities of Parent were issued by Parent, except for shares of Parent Common Stock issued upon the exercise of Parent Employee Stock Options outstanding as of January 16, 2006. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There is no Voting Parent Debt. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.
      Section 4.04.     Authority; Execution and Delivery; Enforceability.
      (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
      (b) The Parent Board, at a meeting duly called and held, by a unanimous vote of the directors, duly adopted resolutions approving this Agreement, the Merger, the Share Issuance and the other Transactions. No approval of this Agreement, the Merger, the Share Issuance or any of the other Transactions is required from Parent’s stockholders.
      Section 4.05.     No Conflicts; Consents.
      (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the Merger and the other Transactions and compliance by Parent and Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Parent Charter, the Parent Bylaws or the charter or organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
      (b) Other than the Regulatory Filings, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
      Section 4.06.     Parent SEC Documents; Parent Financial Statements; Undisclosed Liabilities.
      (a) Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC since December 31, 2002 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”). No Parent Subsidiary is required to file any report, schedule, form, statement or other document with the SEC.
      (b) As of the date that it was filed with the SEC, (i) each Parent SEC Document complied in all material respects with the requirements of the Exchange Act applicable to such Parent SEC Document, (ii) each registration statement and prospectus included therein (the “Parent Registration Documents”) that was filed by Parent since December 31, 2002 complied in all material respects with the requirements of the Securities Act applicable to such Parent Registration Documents and (iii) none of the foregoing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (c) The consolidated financial statements of Parent (including any notes and schedules thereto) included in the Parent SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC and disclosed to the Company) during the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that were not material in amount). There has been no change in Parent’s accounting policies except as disclosed in the Parent SEC Documents.
      (d) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of Parent as of December 31, 2004 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of Parent included in any other Parent SEC Document filed with the SEC after the filing date of such Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and prior to the date hereof, (iii) for liabilities and obligations incurred since September 30, 2005 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other Transaction or any other agreement contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which, individually or in the aggregate, would not have a Parent Material Adverse Effect. Section 4.06(d) of the Parent Disclosure Letter sets forth all liabilities and obligations incurred in connection with the Merger and the other agreements contemplated by this Agreement and the other Transactions.
      Section 4.07.     Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Company Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion therein or incorporation by reference therein. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference therein.
      Section 4.08.     Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement, the Transactions and the other agreements contemplated hereby, from December 31, 2004 to the date of this Agreement, (a) Parent has conducted its business only in the ordinary course and (b) there has not been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
      Section 4.09.     Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that has had or would reasonably be expected to have a Parent Material Adverse Effect.
      Section 4.10.     Compliance with Applicable Laws. Parent and the Parent Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no employee or agent of Parent or any Parent Subsidiary has been engaged in any activities that are prohibited or are cause for criminal or civil penalties, including, but not limited to, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to any Governmental Entity, governmental official or any relative of such official, to obtain or retain business or to receive favorable treatment with regard to Parent’s business or operations. Neither Parent nor any Parent Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law. Parent and the Parent Subsidiaries have in effect all Permits necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. There is no event which, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

      Section 4.11.     Controls and Procedures.
      (a) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and former principal financial officer of Parent, as applicable) has made all certifications required under Sections 302 and 906 of S/ OX with respect to Parent SEC Documents, and Parent has delivered or made available to the Company a summary of any disclosure made by management to Parent’s auditors and audit committee since December 31, 2002 referred to in such certifications. For purposes of this Section 4.11(a), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in S/ OX.
      (b) Parent has (i) designed, implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by Parent in the reports it files with or furnishes to the SEC under the Exchange Act is communicated to its management by others within Parent and the Parent Subsidiaries as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to materially affect its ability to record, process, summarize and report financial data and (iii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Parent will provide to the Company true, complete and correct copies of any such disclosure that is made after the date of this Agreement.
      (c) Parent has designed and implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a Material Adverse Effect on the Parent Financial Statements. Parent’s management, with the participation of Parent’s principal executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2004, and such assessment concluded that such internal controls were effective using the framework specified in Parent’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2004.
      (d) No personal loan or other extension of credit by Parent or any Parent Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of S/ OX) since December 31, 2002.

      (e) Since December 31, 2002, (i) neither Parent nor any of the Parent Subsidiaries nor, to Parent’s knowledge, any Representative of Parent or any of the Parent Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries, or their respective internal accounting controls, including, without limitation, any material complaint, allegation, assertion or claim, that Parent or any of the Parent Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of U.S. Federal or state securities Laws, a material breach of fiduciary duty or similar material violation by Parent, any of the Parent Subsidiaries or any of their respective Representatives, Parent Board or any member or committee of Parent Board.
      (f) Parent has adopted one or more codes of conduct or codes of ethics applicable to the officers and directors of Parent and has provided the form(s) of such code(s).
      Section 4.12.     Environmental Matters. Except as set forth in the Parent SEC Documents or for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, to the knowledge of Parent:

(a) Parent and each of the Parent Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither Parent nor any of the Parent Subsidiaries has received any (i) communication that alleges that Parent or any of the Parent Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) (i) Parent and each of the Parent Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither Parent nor any of the Parent Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c) there are no Environmental Claims pending or, to the knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries;

(d) there have been no Releases by Parent or any of the Parent Subsidiaries or their predecessors of any Hazardous Material or other contamination of any property currently or formerly owned, leased or operated by Parent or any of the Parent Subsidiaries (including soils, groundwater or surface water) that would reasonably be expected to form the basis of any Environmental Claim or grounds for remediation against Parent or any of the Parent Subsidiaries or against any person whose liabilities for such Environmental Claims Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(e)(i) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries, and (ii) to the knowledge of Parent, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(f) Neither Parent nor any of the Parent Subsidiaries has arranged for the treatment or disposal of any Hazardous Material on any third person property undergoing cleanup pursuant to any Environmental Law.
      Section 4.13.     ERISA Compliance; Excess Parachute Payments.
      (a) Each collective bargaining agreement of Parent and each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding of Parent, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiary or any other Commonly Controlled Entity, whether or not providing material benefits to any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (each, a “Parent Plan Participant”) (collectively, “Parent Benefit Plans”), other than Parent Multiemployer Pension Plans (as defined in Section 4.13(c), and, to the knowledge of Parent, each Parent Multiemployer Pension Plan has been administered in material compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements.
      (b) All Parent Benefit Plans (other than Parent Multiemployer Pension Plans) which are intended to be qualified under Section 401(a) of the Code, have been the subject of a determination letter from the Internal Revenue Service to the effect that the form of each such Parent Benefit Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and satisfy the requirements for statutory changes required by the legislation commonly known as “GUST” and each Parent Benefit Plan has been amended to comply with statutory changes by the legislation commonly known as “EGTRRA,” and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.
      (c) Except as previously disclosed to the Company, during the past three (3) years (i) neither Parent nor any Commonly Controlled Entity of Parent has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Parent Benefit Plan that is subject to Title IV of ERISA, other than any Parent Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Pension Plan”), (ii) there have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan that is subject to ERISA or any other breach of fiduciary responsibility that could reasonably be expected to subject Parent, any Parent Subsidiary or any officer of Parent or any Parent Subsidiary or any of the Parent Benefit Plans which are subject to ERISA, or, to the knowledge of Parent, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA or to any other material liability for breach of fiduciary duty under ERISA or any other applicable Law, (iii) no Parent Benefit Plan which is subject to Title IV of ERISA, or any trust related thereto, has been terminated, or (iv) (A) neither Parent nor any Parent Subsidiary has incurred any liability that remains unsatisfied with respect to a ‘complete withdrawal‘ or a ‘partial withdrawal‘ (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan, (B) no such liability has been asserted, (C) there are no events or circumstances known by Parent that would result in any such complete withdrawal or partial withdrawal and (D) neither Parent nor any Commonly Controlled Entity of Parent is bound by any Contract or has any liabilities described in ERISA Section 4204; provided, however, that the representation contained in clause (i) through (iv) of this Section 4.13(c) shall only apply to items which Parent reasonably believes would result in a Parent Material Adverse Effect.
      (d) With respect to any Parent Benefit Plan that is a “welfare plan” (as such term is defined in Section 3(1) of ERISA), whether or not subject to ERISA, (i) no such Parent Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Parent Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code or any similar state statute, (iii) no such Parent Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute, (iv) each such Parent Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Parent and the Parent Subsidiaries (except for expenses related to termination of any such plan and paying any final claims related thereto) on or at any time after the Effective Time and (v) Parent has disclosed to the Company in the Parent Disclosure Letter whether each welfare plan is self-insured or insured through third party coverage.
      (e) Except as could not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2004, neither Parent nor any Parent Subsidiary has received notice of, and, to the knowledge of Parent, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Parent Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Parent Benefit Plan (other than a Parent Benefit Plan which is a Parent Multiemployer Pension Plan), or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Parent Benefit Plan (other than a Parent Benefit Plan which is a Parent Multiemployer Benefit Plan). Except as could not reasonably be expected to have a Parent Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with the Parent Benefit Plans that are required to have been made by Parent or any Parent Subsidiary have been timely made, accrued or reserved for in all material respects.

      (f) Neither Parent nor any Parent Subsidiary has any material liability or obligations, including under or on account of a Parent Benefit Plan, arising out of the hiring of persons to provide services to Parent or any Parent Subsidiary and treating such persons as consultants or independent contractors and not as employees of Parent or any Parent Subsidiary.
      (g) Parent has no legally binding plan or commitment to create any additional Parent Benefit Plan or modify or change any existing Parent Benefit Plan that would be reasonably expected to result in material liabilities to Parent, except as may be required by applicable Law. To the extent that any such plan or commitment exists, whether or not expected to result in material liability to Parent, Parent has provided a copy of such plan or commitment to the Company.
      (h) No employee, director or consultant is or will become entitled to death or medical post-employment benefits by reason of service to Parent or the Parent Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would have a Parent Material Adverse Effect.
      Section 4.14.     Intellectual Property. Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights that are necessary for Parent to conduct its business and operations and the business and operations of the Parent Subsidiaries, other than such Intellectual Property Rights the absence of which have not had or would not reasonably be expected to have a Parent Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened that Parent or any Parent Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Parent, no person is infringing the rights of Parent or any Parent Subsidiary with respect to any Intellectual Property Right.
      Section 4.15.     Real Property. Parent or a Parent Subsidiary has good and marketable fee title to all Parent Property that is Owned Property and good and valid leasehold title to all Parent Property that is Leased Property, in each case subject only to (a) Liens described in Section 3.14(a), (b) easements, covenants, rights-of-way and other similar restrictions of record (other than options or rights of first refusal or offer to purchase) or (c) any conditions that would be shown by a current, accurate survey or physical inspection of any Parent Property made on the date of this Agreement.
      Section 4.16.     Labor Matters. Since December 31, 2002, neither Parent nor any Parent Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements, and, to the knowledge of Parent and the Parent Subsidiaries, there is currently no such action threatened against or affecting Parent or any Parent Subsidiary that would reasonably be expected to result in a material liability to Parent. Parent and the Parent Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending or, to the knowledge of Parent or any Parent

Subsidiary, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that would reasonably be expected to result in material liability to Parent. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of Parent or any Parent Subsidiary, threatened against Parent or any Parent Subsidiary that would reasonably be expected to result in material liability to Parent.
      Section 4.17.     Taxes.
      (a) Parent and each of the Parent Subsidiaries has timely filed all Returns required by applicable Tax law to be filed by Parent and each of the Parent Subsidiaries. All Taxes owed by Parent or any of the Parent Subsidiaries to a taxing authority, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. Parent has made accruals for Taxes on Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of the Parent Subsidiaries determined in accordance with GAAP through the date of Parent Financial Statements.
      (b) Parent and each of the Parent Subsidiaries have withheld with respect to its employees all Federal and state income Taxes and all other Taxes required to be withheld (including, without limitation, Sections 1441, 1442, 3101, 3111 and 3402 of Code or similar provisions under all applicable Laws).
      (c) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Federal or material state Tax that is still in effect.
      (d) No Tax audit or other examination of Parent or any of the Parent Subsidiaries is presently in progress, nor has Parent or any of the Parent Subsidiaries been notified in writing of any request for such Tax audit or other examination.
      (e) Neither Parent nor any of the Parent Subsidiaries is a party to (i) any agreement with a party other than Parent or any of Parent Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any Parent Subsidiary or (ii) any Tax Agreement other than any Tax Agreement described in the foregoing clause (i).
      (f) Neither Parent nor any of the Parent Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law filing (other than a group the common parent of which is Parent) (A) since December 31, 2000 or (B) where such membership would give rise to any liability that could be reasonably expected to have a Parent Material Adverse Effect or (ii) has any liability for the Taxes of any person (other than the Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
      (g) Parent is not, and has not at any time been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

      (h) Neither Parent nor any of the Parent Subsidiaries have been a “distributing corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two (2) years.
      (i) No material claim has ever been made by any Governmental Entity in a jurisdiction where Parent or any of the Parent Subsidiaries does not file Tax returns that it is or may be subject to taxation by that jurisdiction, and neither Parent nor any of the Parent Subsidiaries has received any notice of any such material claim from any such authority.
      Section 4.18.     Broker’s Fees; Finder’s Fees. Except for UBS whose fees will be paid by Parent on or before the Closing Date, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.
      Section 4.19.     Reorganization; Approvals. As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for consummation of the Transactions should not be obtained on a timely basis.
      Section 4.20.     Aggregate Cash Consideration. As of the date hereof, subject to obtaining any consents or waivers required from Parent’s lenders, Parent has available to it sufficient funds to deliver, and as of the date of the mailing of the Company Proxy Statement and immediately prior to the Effective Time, Parent will have available to it sufficient funds to deliver, (i) the aggregate Cash Consideration to be paid pursuant to this Agreement and (ii) the aggregate cash payments to be made in respect of the Holding Stock Options. In furtherance of the foregoing, as of the date hereof, subject to obtaining any consents or waivers required from Parent’s lenders, the Liens with respect to the assets of the Company and the Company Subsidiaries contemplated herein are, and as of the date of the mailing of the Company Proxy Statement and immediately prior to the Effective Time, such Liens will be, permitted by Parent’s lenders.
      Section 4.21.     Insurance. All insurance policies carried by or covering Parent and the Parent Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been received by Parent or any of the Parent Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due. The insurance coverage provided by such insurance policies (including as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.
ARTICLE V
Covenants Relating to Conduct of Business
      Section 5.01.     Conduct of Business.
      (a) Conduct of Business by Company and Company Subsidiaries. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and the Company Subsidiaries to the following (except as (i) expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by any applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent approved in writing by Parent prior to, or contemporaneously with, this Agreement or (vi) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(A) Ordinary Course. The Company and the Company Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and the Company Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.

(B) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of the Company Subsidiaries to (1) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly owned Company Subsidiaries to the Company), (2) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction or (y) issuances of shares of Company Common Stock upon the conversion or exercise of any outstanding stock options in accordance with their terms, or (3) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(C) Issuance of Securities. The Company shall not, and shall not permit any of the Company Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any Voting Company Debt, any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Voting Company Debt, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and the Holding Stock Options outstanding on the date of this Agreement and in accordance with their terms.

(D) Governing Documents. The Company shall not amend its Company Charter or its Company Bylaws.

(E) No Acquisitions. The Company shall not, and shall not permit any of the Company Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than transactions that are in the ordinary course of business which ordinary course of business may not include a prior pattern of acquiring the business or assets of other entities.

(F) No Dispositions. The Company shall not, and shall not permit any of the Company Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of the Company Subsidiaries), businesses or divisions other than transactions that (1) are in the ordinary course of business which ordinary course of business may not include a prior pattern of disposing of business or divisions or (2) do not have a fair value, individually, in excess of $3,000,000 or, in the aggregate, in excess of $10,000,000.

(G) No Liens. The Company shall not, and shall not permit any of the Company Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (1) pursuant to the Company Senior Debt Agreements or (2) incurred in the ordinary course of business consistent with past practice, including with respect to expenses related to the Transactions.

(H) Compensation; Severance. Except (1) as required by applicable Law, (2) to satisfy contractual obligations based on a change in control of the Company pursuant to the Contracts specified in Section 5.01(a) of the Company Disclosure Letter or (3) in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of the Company Subsidiaries to, (I) pay or commit to pay any material severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of a Company Benefit Plan existing as of the date of this Agreement, (II) enter into any material employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement other than amendments necessary or appropriate to bring such agreements into compliance with Section 409A of the Code) with any director or officer or key employee of the Company or any of the Company Subsidiaries, (III) increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee of the Company or any of the Company Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Company Benefit Plan or applicable Law and other than increases in connection with annual merit and/or cost of living increases that are consistent with past practice in the timing, amount and procedures for implementation), (IV) adopt or make any commitment to adopt any additional employee benefit plan, (V) make any material contribution to any Company Benefit Plan, other than (x) regularly scheduled contributions and (y) contributions required pursuant to the terms thereof or applicable Law, agreement, order or plan, or (VI) amend or extend or make any commitments to amend or extend any Company Benefit Plan in any material respect, except for amendments required by applicable Law.

(I) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of the Company Subsidiaries to, (1) change in any material respect its methods of accounting or accounting practice as in effect at March 31, 2005, except for any such change as required by reason of a change in SEC guidelines or

GAAP, (2) change its fiscal year, (3) prepare or file any material Tax return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods or (4) settle or compromise any material claim relating to Taxes.

(J) Certain Agreements. The Company shall not, and shall not permit any of the Company Subsidiaries to, enter into any Material Contract that limits or restricts the right of the Company or any of the Company Subsidiaries or any of their respective affiliates or successors, or that would, after the Effective Time, limit or restrict the right of the Parent, the Surviving Corporation or any of their respective affiliates or successors, to engage or compete in any business or in any geographic area or location.

(K) Corporate Structure. The Company shall not, and shall not permit any of the Company Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure of the Company or any of the Company Subsidiaries.

(L) Capital Expenditures. The Company shall not, and shall not permit any of the Company Subsidiaries to, make any capital expenditures, capital additions or capital improvements except in the ordinary course of business or in accordance with the Company’s capital expenditures budgets for its 2006 and 2007 fiscal years, and in any event shall not make aggregate capital expenditures, other than as provided for in such budgets, in excess of $5,000,000 between the date of this Agreement and the Closing Date.

(M) Prohibited Activities. The Company shall not, and shall not permit any of the Company Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (A) through (L) of this Section 5.01(a), except as otherwise permitted by this Agreement.
      (b) Conduct of Business of Parent and Parent Subsidiaries. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and the Parent Subsidiaries that (except as (i) expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.01 of the Parent Disclosure Letter, (iii) as required by any applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent approved in writing by the Company prior to, or contemporaneously with, this Agreement or (vi) to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(A) Ordinary Course. Parent and the Parent Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, Parent and the Parent Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Parent Material Adverse Effect at the Effective Time.

(B) Changes in Share Capital. Parent shall not repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(C) Issuance of Securities. Parent shall not, and shall not permit any of the Parent Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any Voting Parent debt, any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Voting Parent Debt, other than (1) the issuance of shares of Parent Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with the terms of Parent’s stock option plans in effect as of the date of this Agreement, (2) the issuance of restricted shares pursuant to the terms of Parent’s Key Man Incentive Plan, (3) the grant of stock options or the issuance of shares of Parent Common Stock upon the exercise of such stock options in accordance with the terms of Parent’s stock option plans in effect as of the date of this Agreement or (4) issuances by a wholly owned Parent Subsidiary of capital stock to such Subsidiary’s parent or another wholly owned Parent Subsidiary.

(D) Governing Documents. Parent shall not amend the Parent Charter or Parent Bylaws and shall cause Sub not to amend its certificate of incorporation or its bylaws.

(E) Corporate Structure. Parent shall not alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of Parent or any of the Parent Subsidiaries where such change in the corporate structure is reasonably likely to result in a Parent Material Adverse Effect or would adversely effect the value of the Parent Common Stock.

(F) Prohibited Activities. Parent shall not, and shall not permit any of the Parent Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (A) through (E) of this Section 5.01(b), except as otherwise permitted by this Agreement.
      (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such Party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.
      (d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such Party.
      Section 5.02.     No Solicitation.
      (a) From the date of this Agreement to the Effective Time, unless this Agreement is terminated earlier pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of, the Company or any Company Subsidiary to, and the Company shall cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, negotiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, or afford access to properties, books or records of the Company or the Company Subsidiaries to, any Person that made a Company Takeover Proposal or to any Person that has disclosed to the Company that it is contemplating making a Company Takeover Proposal; provided, however, that, prior to the consummation of the Merger, in addition to Section 5.02(b), the Company may, in response to an unsolicited bona fide Company Takeover Proposal which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, is, or may reasonably be expected to lead to, a Superior Company Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (which shall have terms and conditions no less favorable than those in the Confidentiality Agreement), (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal and (z) take, and disclose to the Company’s stockholders, a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (provided that the Company Board shall not recommend that the Company’s stockholders tender their shares of capital stock in the Company in connection with such tender offer or exchange unless the Company has complied with Section 5.02(b)).
      (b) If, prior to the consummation of the Merger:

(i) (A) the Company Board has received a Superior Company Proposal or (B) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to withdraw or modify the Company Recommendation may be reasonably expected to violate the fiduciary duties of the Company Board under applicable Law,

(ii) the Company has notified Parent in writing of the determination described in clause (i) above,

(iii) at least four (4) business days following receipt by Parent of the notice received in clause (ii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (ii) above, the Company Board determines that such Superior Company Proposal remains a Superior Company Proposal, and

(iv) the Company is in compliance with this Section 5.02,
then the Company Board may withdraw or modify the Company Recommendation (as defined in Section 6.01(f)).
      (c) The Company promptly, but in any event within five (5) business days after receipt thereof, shall advise Parent in writing of any Company Takeover Proposal, including the material terms and conditions thereof, or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal. The Company shall promptly, but in any event no later than two (2) business days before providing information or entering into discussions with such third party, provide written notice to Parent of the Company’s intent to furnish information or enter into discussions with such third party. The Company shall promptly provide Parent a copy of the Company’s response to a Company Takeover Proposal and copies of any amendments or modifications to the Company Takeover Proposal.
ARTICLE VI
Additional Agreements
      Section 6.01.     Preparation of the Form S-4 and the Company Proxy Statement; Company Stockholders’ Meetings.
      (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a Company proxy statement (the “Company Proxy Statement”) in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Company Proxy Statement and a Parent prospectus relating to the Share Issuance will be included, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, but, in any event, no more than three (3) business days after the SEC notifies Parent that the SEC will consider a written request for the acceleration of the effective date of the Form S-4 and shall use reasonable efforts to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. Absent any restraint under applicable Law, the Company will use its commercially reasonable efforts to cause the Company Proxy Statement to be mailed to its stockholders as promptly as practicable (but no more than five (5) business days) after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Transactions and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement, the Form S-4 or the Merger.
      (b) The Form S-4 shall comply in all material respects with all applicable Laws respecting securities, including rules and regulations promulgated by the SEC.
      (c) No filing of, or amendment or supplement to, the Form S-4, and no correspondence with the SEC with respect thereto, will be made by Parent or the Company without the prior consent of the other Party (including providing the other Party a reasonable opportunity to review and comment on such amendment or supplement). Parent will advise the Company, promptly after it receives notice thereof, of the time when any of the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock that comprises the Stock Consideration issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Closing Date, any information relating to Parent or the Company, any of their respective subsidiaries or affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Form S-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
      (d) Each of Parent and the Company shall use commercially reasonable efforts to cause to be delivered to each other a letter of its independent auditors, dated (i) a date within two (2) business days prior to the date on which the Form S-4 shall become effective and (ii) the Closing Date, and addressed to such other Party and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 and reasonably acceptable to the recipient Party.
      (e) Subject to Section 5.02 and other than pursuant to Rule 14a-12 of the Exchange Act with respect to public announcements made in compliance with Section 6.08, no amendment or supplement to the Company Proxy Statement, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of such other Party, which approval shall not be unreasonably withheld or delayed.
      (f) The Company shall, as soon as practicable following the date of this Agreement, and in any event, subject to Section 6.01(g) and any applicable Law or Judgment, within forty-five (45) days following the mailing of the Company Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval; provided, however, that the Company may delay calling, giving notice of, convening or holding the Company Stockholders’ Meeting for a reasonable period to address and resolve any restraint affecting this Agreement or the Transactions arising from an applicable Law or Judgment (including, without limitation, addressing and resolving any comments from the SEC); provided, further, that, when scheduling the Stockholders’ Meeting, the Company will consider the Parent’s desire that the Closing, if practicable, occur on the first (1st) business day of a calendar month. Subject to Section 5.02(b), the Company Proxy Statement shall include the recommendation of the Company Board that the adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair, from a financial point of view, to and in the best interests of the Company’s stockholders (the “Company Recommendation”).
      (g) Notwithstanding anything to the contrary in the preceding paragraph, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.02, the Company may adjourn or postpone the Company Stockholders’ Meeting in response to a Company Takeover Proposal for such time as the Company Board determines is appropriate to investigate and consider such Company Takeover Proposal, if the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Company Takeover Proposal may reasonably be expected to lead to a Superior Company Proposal and that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. The Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before the Company Stockholders’ Meeting is held.
      (h) Each of the Company and Parent agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in (i) the Form S-4, or any amendment or supplement thereto, to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Company Proxy Statement) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company in this Section 6.01(h) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Form S-4 (including the Company Proxy Statement), and no representation or warranty is made by Parent or Sub in this Section 6.01(h) with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 (including the Company Proxy Statement).
      Section 6.02.     HSR Act Filing. As promptly as possible after the date of this Agreement, if required by any Law, each of Parent and the Company shall file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a

pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Law (including, without limitation, the Regulatory Filings). Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Entity any additional information requested by them pursuant to the HSR Act or any other antitrust notification in connection with such filings. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses, including, subject to applicable Law and privileges, including the attorney-client privilege, (a) providing copies of all of such documents to the other Party and its Representatives prior to filing or responding and (b) timely furnishing to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
      Section 6.03.     Access to Information; Confidentiality. Upon reasonable notice, each of the Company and Parent shall, and shall cause each of its respective significant subsidiaries (determined in accordance with Regulation S-X promulgated under the Securities Act) to, afford to the other Party and to the officers, employees, accountants, legal counsel, financial advisors and other representatives of such other Party, reasonable access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective significant subsidiaries to, furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other Party may reasonably request; provided that each of the Company and Parent shall have the right to access the properties, books, contracts, commitments, personnel and records of any non-significant subsidiary of the other Party to extent that the operations or business of any such subsidiary would reasonably be expected to have a Material Adverse Effect upon such other Party. Without limiting the foregoing, Parent and its representatives shall be allowed to conduct a Phase I environmental investigation of the Company, the Company Subsidiaries and their properties, but shall not be allowed, absent the prior written approval of the Company, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation, which approval shall not be unreasonably withheld or delayed; provided, however, that the Parties acknowledge and agree that the conduct and completion of any such environmental investigation shall not be a condition to the closing of the Transactions. The Company and the Company Subsidiaries shall reasonably cooperate with Parent and its representatives in connection with any such environmental investigation, including making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, the Company Subsidiaries and their properties and making available relevant documents related to such matters. Neither Parent nor Sub shall, and Parent and Sub shall cause each of its representatives not to, use any information acquired pursuant to this Section 6.03 for any purpose unrelated to the consummation of the Transactions. All information exchanged, made available or acquired pursuant to this Section 6.03 shall be subject to the Confidentiality Agreement.

      Section 6.04.     Reasonable Efforts; Notification.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other Party on, all of the information relating to itself and its subsidiaries that appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the Transactions.
      (b) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with its Representatives in doing, all things necessary, proper or advisable to obtain, prior to the mailing of the Company Proxy Statement, all waivers and consents required from Parent’s lenders to consummate the Transactions, including, without limitation, to provide Parent with sufficient funds to deliver the Cash Consideration and other cash payments due hereunder and to permit the existence of the Liens of the Company and the Company Subsidiaries contemplated herein.
      (c) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
      (d) Nothing in Section 6.04(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.04(a)shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating solely to the Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating solely to Antitrust Laws.
      Section 6.05.     Company Stock Options; Company RSP; Other Employee Benefits.
      (a) At the Effective Time, the Surviving Corporation shall assume all obligations of the Company with respect to the Company RSP and the Supplemental SBP. Parent shall guarantee performance of the Surviving Corporation’s obligation to make an Additional Employer Contribution to the Company RSP and the Supplemental SBP. Parent agrees to register and list any shares of Parent Common Stock issuable to the Company RSP as the Additional Employer Contribution. At the Effective Time the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) amend the definition of “Company Stock” in the Company RSP and Supplemental SBP to mean shares of Parent Common Stock, (ii) amend the “Additional Employer Contribution” required by Appendix 3.3 of the Company RSP to be made for the “Plan Year” ended March 31, 2006, to state that such Additional Employer Contribution will be made in a number of shares of Parent Common Stock at least equal to the number of shares of Company Common Stock that would have been contributed for such Plan Year had the Merger not occurred, multiplied by the Option Exchange Ratio and (iii) amend Section 6.5 of the Company RSP to delete restrictions on trading Company Common Stock contained in subsections 6.5(b) and 6.5(c)(5) therein (but not the diversification rules in Section 6.5(c)(2) and (3)). Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 6.05(a). The Form S-4 and the NYSE listing application shall include the shares of Parent Common Stock issuable to the Company RSP (and the Supplemental SBP) as Merger Consideration and as the Additional Employer Contribution.
      (b) Promptly after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 or such other appropriate form with respect to the shares of Parent Common Stock to be issued or issuable pursuant to the Company RSP and shall use its best efforts to maintain the current status of the prospectus contained, or incorporated by reference, in such registration statement, as well as comply with any applicable listing requirements of the NYSE and state securities or “blue sky” laws, for so long as the Company RSP has an investment option including Parent Common Stock, which investment option shall be continued for not less than one (1) year after the Effective Time.

      (c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for not less than one (1) year after the Effective Time the Company Benefit Plans as in effect on the date of this Agreement as set forth on the Company Disclosure Letter (other than the Company Option Plan) or to provide coverage and benefits, including, without limitation, with respect to the Company RSP, to make annual contributions pursuant to Section 3.3 of the Company RSP consistent with past practice, to each employee of the Company and the Company Subsidiaries as of the Effective Time (the “Covered Employees”) that are at least as favorable in the aggregate to such employees as those in effect on the date of this Agreement, except as may be required pursuant to any applicable collective bargaining agreement.
      (d) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all of the Company’s employment, change of control, severance and termination agreements, plans and policies (including, without limitation, bonuses, incentives or deferred compensation) with its employees disclosed in the Company Disclosure Letter. Parent shall, and shall cause the Surviving Corporation to, timely amend any and all plans and arrangements (and any and all related documents) adopted or maintained by the Company prior to the Effective Time that provide for the deferral of compensation subject to Section 409A of the Code to the extent necessary to avoid liability under such Section 409A.
      (e) For a period of one (1) year from the Closing Date, Parent and the Surviving Corporation shall provide the Covered Employees, who, immediately prior to the Effective Time, were employees of the Company and its Subsidiaries and had not entered into an employment, change of control, severance or termination agreement with the Company, with annual rates of base salary or hourly wages, as applicable, and annual incentive opportunities that are at least as favorable in the aggregate to such employees as those in effect immediately prior to the Effective Time. For the avoidance of doubt, the Parties agree that the Company’s Management Incentive Cash Bonus Plan for fiscal year ending March 31, 2007 will be paid on a twelve-month fiscal year basis consistent with the general approach of the same plan for the fiscal year ending March 31, 2006, and the Company’s Management Incentive Cash Bonus Plan may change to a calendar year basis for the nine-month period ending December 31, 2007.
      (f) With respect to any employee benefit plan, program or arrangement maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes of determining eligibility to participate and vesting and, except under any defined benefit pension plans, for purposes of benefit accrual, service by a Company employee with the Company or any Company Subsidiary shall be treated as service with Parent or any Parent Subsidiary; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
      (g) From and after the Effective Time, those certain transfer restriction letter agreements between the Company and each of its executive officers and district managers shall terminate and be of no further force and effect.

      Section 6.06.     Indemnification; Insurance.
      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which an individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company or any of the Company Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the Transactions, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. Parent shall, to the fullest extent permitted by Law, and shall cause the Surviving Corporation to (i) maintain and preserve, for a period of six (6) years after the Effective Time, the rights to exculpation, indemnification and advancement of expenses of all Indemnified Parties as provided in the Company Charter, the Company Bylaws and the comparable charter and organization documents of each Company Subsidiary as in effect on the date hereof and (ii) honor all of the Company’s obligations to indemnify (including any obligations to advance funds for expenses) all Indemnified Parties, for and in connection with acts or omissions by such persons occurring prior to the Effective Time to the extent that such obligations of the Company or any Company Subsidiary exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, the comparable charter and organizational documents of each Company Subsidiary, individual indemnity agreements or otherwise, as the case may be, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, each Company Subsidiary’s charter and organizational documents and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any Claims against such persons arising out of such acts or omissions.
      (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary, while serving in such capacity, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions).
      (c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time and with a total insured coverage of $50,000,000 of directors’ and officers’ liability insurance and $5,000,000 of fiduciary liability insurance for such six (6) year period; provided, however, that Parent shall not be obligated to make aggregate premium payments for the entire six (6) year run-off period for such insurance policies to the extent such premiums exceed $2,200,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium after giving effect to any credit obtainable from the premiums paid for the directors’ and officers’ liability insurance and the fiduciary liability insurance for the current year, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Premium.
      (d) The obligations under this Section 6.06 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.06 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 6.06 applies and their respective heirs, successors and assigns shall be express third party beneficiaries of this Section 6.06). In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.06 for the benefit of the Indemnified Parties.
      (e) This Section 6.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their successors and assigns.
      Section 6.07.     Fees and Expenses.
      (a) Except as provided below, all fees and expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants) incurred in connection with the Merger shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing of (i) the Company Proxy Statement and the Form S-4 shall be the sole responsibility of Parent and Sub and (ii) the HSR filings shall be shared equally between Parent and Sub, on the one hand, and the Company, on the other hand.
      (b) If (x) (i) after the date of this Agreement, any person makes a Company Takeover Proposal, and (ii) this Agreement is terminated by Parent pursuant to Section 8.01(c), or (y) after the date of this Agreement, the Company or Parent terminates this Agreement pursuant to Section 8.01(d), then the Company shall pay to Parent by wire transfer of same day funds a fee amount equal to $20,476,157, which fee shall be payable and shall be paid five (5) business days after the date of the termination of this Agreement as provided in the foregoing clause (x) or (y).
      Section 6.08.     Public Announcements. The initial press release with respect to the Merger and the Transactions shall be a joint press release. Thereafter, except for any press release concerning a Company Takeover Proposal or a withdrawal or modification of the Company Recommendation, Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall use reasonable efforts to not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE.
      Section 6.09.     Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be paid by Parent, Sub or the Surviving Corporation, and the Company shall cooperate with the Surviving Corporation and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
      Section 6.10.     Affiliates. Promptly following the date of execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent on or prior to the date of mailing of the Company Proxy Statement a written affiliate agreement substantially in the form attached as Exhibit B.
      Section 6.11.     Stock Exchange Listing and Delisting. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Parent shall cause all shares of the Company Common Stock that are to be exchanged for and converted into Parent Common Stock pursuant to Section 2.01(c) to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable after the Effective Time.
      Section 6.12.     Tax Treatment. The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      Section 6.13.     Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or any other Transaction; provided, however, that no settlement of any such obligation shall be agreed to without Parent’s consent.
      Section 6.14.     Section 16(b). The Boards of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions (including, if appropriate, amending the terms of the Company Option Plan and the related option and stock appreciation rights agreements, the Company RSP and other compensation plans and arrangements and all other actions necessary to give effect to the transactions contemplated by Section 2.03) as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) promulgated under the

Exchange Act to exempt (i) the conversion of Company Common Stock into cash or Parent Common Stock, and (ii) the acquisition of Parent Common Stock and the right to receive Parent Common Stock (including any Adjusted Options) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.
      Section 6.15.     Notice of Certain Events. Each of the Company and Parent shall promptly notify the other Party of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions if the failure of the Company or Parent, as the case may be, to obtain such consent would be material to the Company or Parent as applicable;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the consummation of the Transactions; or

(d) any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.
      Section 6.16.     Payment of Fees. On or prior to the Effective Time, the Company shall have paid to Credit Suisse by wire transfer of immediately available funds the fees and expense reimbursement to which it is entitled under that certain letter agreement between the Company and Credit Suisse dated October 10, 2005.
ARTICLE VII
Conditions Precedent
      Section 7.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) NYSE Listing. The shares of Parent Company Stock issuable to the Company’s stockholders and optionholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Consents, Approvals and Authorizations. All consents, approvals, permits, orders or authorizations from, and all declarations, filings and registrations with, any Governmental

Entity of competent jurisdiction (including, without limitation, the Regulatory Filings), required to consummate the Merger and the other Transactions shall have been obtained or made without the imposition of any material conditions, other than those that the failure to make or obtain or which would not render the Merger illegal, and the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no Law enacted, issued, promulgated or enforced by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.04, each of the Parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other’ order that may be entered.

(e) Form S-4; Blue Sky. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have made all of the Regulatory Filings and received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock pursuant to this Agreement and to consummate the Merger and the other Transactions.

(f) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit in any material way the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.
      Section 7.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company shall be true and correct, in each case as of the Effective Time as though such representations and warranties were made on and as of such time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Tax Opinion. Parent shall have received a written opinion, dated as of the Closing Date, from Lord, Bissell and Brook LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a Party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such tax counsel may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached hereto as Exhibit C and representations from the Company substantially similar to the representations in the Company Tax Certificate attached hereto as Exhibit D.

(e) Company Officer’s Certificates. Parent shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.
      Section 7.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub shall be true and correct, in each case as of the Effective Time as though such representations and warranties were made on and as of such time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all agreements, covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Absence of Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement, there shall not have any Parent Material Adverse Effect.

(d) Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from Katten Muchin Rosenman LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such tax counsel may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and other, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached hereto as Exhibit C and representations from the Company substantially similar to the representation in the Company Tax Certificate attached hereto as Exhibit D.

(e) Parent Officer’s Certificates. The Company shall have received certificates signed on behalf of Parent by an executive officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.
      Section 7.04.     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use all reasonable efforts to consummate the Merger and the other Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement as required by and subject to Section 6.04.
ARTICLE VIII
Termination, Amendment and Waiver
      Section 8.01.     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before June 2, 2006 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the Party seeking to terminate this Agreement;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholders’ Meeting, the Company Stockholder Approval is not obtained;

(c) by Parent, if (i) the Company Board shall have withdrawn or adversely modified the Company Recommendation or (ii) the Company Board shall have recommended to the Company’s stockholders that they approve a Company Takeover Proposal other than the Merger;

(d) by the Company, subject to compliance with Section 5.02(b), or by Parent, if the Company Board determines to accept a Superior Company Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Company Proposal);

(e) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.02(a), 7.02(b) or 7.02(c) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach; or

(f) by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a), 7.03(b) or 7.03(c) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach.
      Section 8.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent and abandonment of the Merger as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and no Party (or any of its directors or officers) shall have any liability or obligation to any other Party, other than Section 3.21, Section 4.18, Section 4.20, the last sentence of Section 6.03, Section 6.04(b), Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the breach of Section 4.20 or 6.04(b), fraud by a Party or the willful and material breach by a Party of any other representation, warranty or covenant set forth in this Agreement.
      Section 8.03.     Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
      Section 8.04.     Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the

Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
      Section 8.05.     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company or Parent.
ARTICLE IX
General Provisions
      Section 9.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
      Section 9.02.     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (c) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a Party as shall be specified by like notice) set forth below:

(a) if to Parent or Sub, to

Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
Attention: David H. Hannah, Chief Executive Officer
Kay Rustand, Esq., Vice President and General Counsel
Fax No.: (213) 687-8792

with a copy to:

Lord, Bissell & Brook LLP
300 South Grand Avenue, Suite 800
Los Angeles, California 90071
Attention: David R. Decker, Esq.
Fax No.: (213) 485-1200

(b) if to the Company, to

Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262
Attention: William S. Johnson
Fax No.: (323) 567-1034

with a copy to:

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley, Esq.
Fax No.: (310) 712-8225

and

Kelso & Company, L.P.
320 Park Avenue
New York, New York 10022
Attention: James J. Connors, II, Esq.
Fax No.: (212) 223-2379
      Section 9.03.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
      Section 9.04.     Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the parties will confirm facsimile transmission by signing a duplicate original document.
      Section 9.05.     Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Voting Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as provided in Sections 6.05 and 6.06.

      Section 9.06.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      Section 9.07.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without any required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 9.08.     Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California state court or any Federal court located in the County of Los Angeles in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any California state court or any Federal court located in the County of Los Angeles in the State of California in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than any California state court or any Federal court sitting in the County of Los Angeles in the State of California and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.
      [The remainder of this page has been left blank intentionally. Signature page follows.]

      IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

RELIANCE STEEL & ALUMINUM CO.,
a California corporation

By:	/s/ David H. Hannah

Name: David H. Hannah
Title: Chief Executive Officer

By:	/s/ Karla Lewis

Name: Karla Lewis
Title: Executive Vice President and
Chief Financial Officer

SUB:

RSAC ACQUISITION CORP.,
a Delaware corporation

By:	/s/ David H. Hannah

Name: David H. Hannah
Title: President

COMPANY:

EARLE M. JORGENSEN COMPANY,
a Delaware corporation

By:	/s/ Maurice S. Nelson, Jr.

Name: Maurice S. Nelson, Jr.

Title:	CEO

ANNEX B
VOTING AGREEMENT
      VOTING AGREEMENT, dated as of January 17, 2006 (this “Agreement”), among Reliance Steel & Aluminum Co., a California corporation (“Buyer”), and each of the stockholders of Earle M. Jorgensen Company, a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”) (the Company and the Stockholders are collectively referred to hereafter each as a “Party” and collectively as the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement (as defined below).
RECITALS
      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, RSAC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”), and Merger Sub will be the surviving corporation and a direct or indirect wholly owned subsidiary of Buyer;
      WHEREAS, each Stockholder is the owner of Company Common Stock that will be cancelled in connection with the Merger in exchange for the Merger Consideration; and
      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Buyer has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders hereby agree as follows:
ARTICLE I
Agreements of the Parties
      1.1 Voting of Company Common Stock. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with Section 3.2 below (the “Support Period”), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of capital stock of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, each Stockholder agrees that it will appear at the meeting or otherwise cause all outstanding shares of Company Common Stock, beneficially owned by such Stockholder as of the date of this Agreement, which shares are set forth opposite such Stockholder’s name on Schedule I to this Agreement, together with any other shares of Company Common Stock acquired by such Stockholder during the Support Period (such shares of Company Common Stock, collectively, the “Shares”), to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares (a) in favor of the adoption of the Merger Agreement and the approval of the Merger, the other Transactions and any actions reasonably required in furtherance thereof and (b) except as otherwise agreed to in writing in advance by Buyer in its sole discretion, against the following actions (other than the Merger and the other Transactions): (i) any Company Takeover Proposal; (ii) any amendment of the Company Charter or the Company Bylaws; (iii) any other action which is designed to or would impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement or the Merger Agreement; or (iv) any change in any form or manner of the voting rights of any class of capital stock of the Company. During the Support Period, each Stockholder agrees that it will not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.1.
      1.2 Restrictions on Transfer. During the Support Period, each Stockholder agrees that it will not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of, any or all of the Shares or any interest therein except as provided in Section 1.1 or the Merger Agreement; provided, however, that each Stockholder shall be permitted to distribute Shares to its general partners or limited partners if and only if such general partners or limited partners agree in writing to be bound by the restrictions set forth in this Agreement with respect to such Shares. Without limiting the generality or effect of the foregoing, during the Support Period and except as contemplated by this Agreement, each Stockholder agrees that it will not (a) grant any proxies or powers of attorney, deposit its Shares into a voting trust or enter into a voting agreement with respect to its Shares or (b) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect.
      1.3 Company Takeover Proposals.
      (a) During the Support Period, each Stockholder agrees that it shall not, and shall not authorize any of its respective directors, officers, employees, counsel, advisors, agents, partners or other representatives (“Representatives”) to, directly or indirectly, take any action to (i) solicit, initiate, negotiate, encourage or provide any confidential information to facilitate the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.
      (b) During the Support Period, each Stockholder shall immediately cease and cause to be terminated any discussions or negotiations between such Stockholder and any Person (other than Buyer or Merger Sub) that may be ongoing with respect to any Company Takeover Proposal (other than the Merger).
      (c) Notwithstanding anything to the contrary in this Agreement, (i) each Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company), and the actions of any Representative on behalf of each Stockholder shall be restricted only in connection with such Stockholder’s capacity as a stockholder of the Company shall be restricted, and (ii) nothing in this Agreement will be deemed to (A) require any Stockholder or Representative who is also a member of the Company Board to take any action or refrain from taking any action in his or her capacity as a member of the Company Board to the extent such action is permitted by the Merger Agreement or required by applicable Law or (B) restrict any Stockholder or Representative in his or her exercise of his or her fiduciary duties as a director of the Company.
      (d) Notwithstanding anything to the contrary in Section 1.1 or this Section 1.3, if the Company Board has entered into discussions or negotiations with, or provided non-public information to, any person in response to a Company Takeover Proposal by such person in compliance with the provisions of Section 5.02 of the Merger Agreement, each Stockholder may provide information and engage in discussions or negotiations with such person as and to the extent that the Company is permitted to do so pursuant to the terms of the Merger Agreement.

      1.4 Disclosure. Each Stockholder hereby agrees to permit the Company and Buyer to publish and disclose in the Company Proxy Statement, the Form S-4 and any press release (including if required to file with the SEC on Form 8-K) which Buyer or the Company, in compliance with Section 6.08 of the Merger Agreement, determines to be necessary or desirable in connection with the Merger and the other Transactions, such Stockholder’s identity and ownership of Company Common Stock, as applicable, and the nature of its representations, warranties and covenants set forth in this Agreement. Buyer and the Company will provide each Stockholder with a copy of any proposed disclosure and provide each Stockholder with a reasonable opportunity to comment thereon. Except as required by law and except for disclosure to its Representatives, each Stockholder hereby agrees not to issue or cause to be issued, published or disclosed any press release, announcement or other information regarding this Agreement or the transactions contemplated hereby without the prior approval of Buyer.
ARTICLE II
Representations and Warranties
      2.1 Representations and Warranties of Stockholders. As of the date of this Agreement, each Stockholder, severally and not jointly, hereby represents and warrants to Buyer as follows as to itself:

(a) Ownership of Shares. Such Stockholder is the sole record owner and the direct beneficial owner of the number of outstanding shares of Company Common Stock listed on Schedule I opposite such Stockholder’s name, as Schedule I shall be updated from time to time to reflect any acquisitions of Company Common Stock by such Stockholder after the date of this Agreement.

(b) Authority; No Violation. The execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby are within its legal power and have been duly and validly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(c) No Conflicts. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the limited partnership agreement or other organizational documents of such Stockholder, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien upon any of the properties or assets of such Stockholder) under any of the provisions of any note, bond, lease, mortgage, indenture or any license, franchise, permit, agreement or other instrument or obligation, including, without limitation, any voting agreement, stockholders’ agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of its properties or assets is bound or (iii) violate any Laws applicable to such Stockholder or its properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement in a full and timely manner. Except for (A) any Permits required under the Exchange Act, including, without limitation, an amendment to Schedule 13D, and (B) such Permits of which, individually or in the aggregate, the failure to obtain would not reasonably be expected to have a material adverse effect on such Stockholder’s ability to perform its obligations hereunder in a full and timely manner, no Permit is required in connection with the execution, delivery and performance by such Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

(d) No Liens. The Shares are, and at all times during the Support Period will be, beneficially owned by such Stockholder, free and clear of all Liens, proxies and voting trusts, agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder.
      2.2     Representations and Warranties of Buyer. Buyer hereby represents and warrants to each Stockholder as follows:

(a) Authority; No Violation. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herby are within its corporate power and have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Stockholder) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(b) No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the Parent Charter or the Parent Bylaws, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture or any license, franchise, permit, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound or (iii) violate any Laws applicable to Buyer or its properties or assets, except whether the occurrence of any of the foregoing described in clauses (ii) or (iii) above would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement in a full and timely manner. Except for (A) any Permits required under the Exchange Act and (B) such Permits of which, individually or in the aggregate, the failure to obtain would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder in a full and timely manner, no Permit is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE III
Other Agreements
      3.1     Stop Transfer.
      (a) Each Stockholder agrees with, and covenants to, Buyer that such Stockholder will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.
      (b) In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, (i) the terms “Company Common Stock” and “Shares” will be deemed to refer to and include the shares of Company Common Stock, as the case may be, issued or received in respect of such shares as a result of any such stock dividend or distribution and any shares into which or for which any or all of the Shares may be changed or exchanged and (ii) appropriate adjustments will be made to the terms and provisions of this Agreement to reflect the foregoing.

      3.2     Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with Article VIII thereof, (c) the Company Board withdrawing or adversely modifying the Company Recommendation in accordance with Section 5.02(b) of the Merger Agreement and (d) at each Stockholder’s option (but only with respect to such Stockholder), upon notice by such Stockholder to Buyer from and after any amendment or modification of the Merger Agreement that (i) extends the Outside Date or (ii) otherwise materially and adversely affects such Stockholder, including, without limitation, by changing the form of, or decreasing the amount of, the Merger Consideration.
ARTICLE IV
General Provisions
      4.1     Modification or Amendment. Subject to the provisions of applicable Law, during the Support Period, this Agreement may be amended, modified or supplemented (a) with respect to any individual Stockholder, only with the written consent of Buyer and each such Stockholder and (b) with respect to all of the Parties, only with the written consent of Buyer and all of the Stockholders.
      4.2     Waiver of Conditions. The conditions to each of the Parties’ obligations to perform the agreements herein are for the sole benefit of each such Party and may be waived in writing solely by such Party, in whole or in part, to the extent permitted by applicable Law.
      4.3     Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne and paid by the Party incurring such expense; provided, however, that all reasonable fees and expenses of the Stockholders’ joint counsel, Debevoise & Plimpton LLP, that are incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.
      4.4     Notices. All notices, requests, claims, demands, consents, approvals, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (c) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a Party as shall be specified by like notice) set forth on the signature pages hereto (or at such other address for a Party as specified in writing by such requesting Party to the other Parties).
      4.5     Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.
      4.6     Interpretation.
      (a) The Parties and their respective legal counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties with the advice and participation of legal counsel and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      (b) For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term deemed herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any Party or any party to any other agreement or document shall include such Party’s or party’s successors and permitted assigns and (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
      (c) Notwithstanding, anything to the contrary in this Agreement, Buyer acknowledges and agrees that the obligations of each Stockholder under this Agreement are several obligations and not joint obligations.
      4.7     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      4.8     Entire Agreement. This Agreement and the Merger Agreement (including the documents and the instruments referred to in this Agreement and the Merger Agreement and any schedules or exhibits attached hereto or thereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.
      4.9     Governing Law; Injunctive Relief; Consent to Jurisdiction; Waiver of Jury Trial.
      (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
      (a) THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SEEK AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE. THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (iii) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE.

      4.10     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      4.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the Stockholders, in the case of Buyer, or Buyer, in the case of the Stockholders, except that this Agreement may be assigned by Buyer to a wholly owned subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any third party other than the Parties any rights or remedies under this Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of such Shares will pass, whether by operation of law or otherwise, including without limitation such Stockholder’s legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest.
      4.12 Merger Agreement. Buyer acknowledges that the Stockholders have been induced to enter into this Agreement based on the terms and conditions of the Merger Agreement.
[The remainder of this page has been left blank intentionally. Signature pages follow.]

      IN WITNESS WHEREOF, Buyer and the Stockholders have caused this Voting Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ David H. Hannah

Name: David H. Hannah

Title:	Chief Executive Officer

By:	/s/ Karla Lewis

Name: Karla Lewis

Title:	Executive Vice President and

Chief Financial Officer

Address for Notice:
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071

Attention:	David H. Hannah, Chief Executive Officer Kay Rustand, Esq. Vice President and General Counsel

Fax: (213) 687-8792

STOCKHOLDERS:

KELSO INVESTMENT ASSOCIATES, L.P.

By:	Kelso Partners I, L.P., General Partner

By:	/s/ Frank T. Nickell

Name: Frank T. Nickell

Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

KELSO EQUITY PARTNERS II, L.P.

By:	/s/ Frank T. Nickell

Name: Frank T. Nickell

Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

KIA III-EARLE M. JORGENSEN, L.P.

By: Kelso Partners III, L.P., General Partner

By:	/s/ Frank T. Nickell

Name: Frank T. Nickell

Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

KELSO INVESTMENT ASSOCIATES IV, L.P.

By: Kelso Partners IV, L.P., General Partner

By:	/s/ Frank T. Nickell

Name: Frank T. Nickell

Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

Schedule I
Ownership of Shares

Number of Shares of Company Common Stock
Beneficially Owned and Subject to this Agreement

KELSO INVESTMENT ASSOCIATES, L.P.	1,012,468

KELSO EQUITY PARTNERS II, L.P.	11,616

KIA III-EARLE M. JORGENSEN, L.P.	1,704,740

KELSO INVESTMENT ASSOCIATES IV, L.P.	22,442,810

ANNEX C
January 17, 2006
Board of Directors
Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, CA 90262
Members of the Board:
      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of Earle M. Jorgensen Company (the “Company”), other than Reliance Steel & Aluminum Co. (the “Acquiror”) and its subsidiaries, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA III-Earle M. Jorgensen, L.P., Kelso Investment Associates IV, L.P., and their respective affiliates (collectively, the “Excluded Persons”), of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of January 17, 2006 (the “Merger Agreement”), among the Company, the Acquiror and RSAC Acquisition Corp., a wholly owned subsidiary of the Acquiror (the “Sub”). The Merger Agreement provides for, among other things, the merger of the Company with and into the Sub (the “Merger”) pursuant to which the Sub will be the surviving entity and each outstanding share of Company Common Stock will be converted into the right to receive (i) $6.50 in cash (the “Cash Consideration”) and (ii) a fraction of a share (“Exchange Ratio”) of common stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), no par value (“Acquiror Common Stock”), of the Acquiror determined by dividing the Cash Consideration by the average of the daily closing sale prices (the “Average Price”) for Acquiror Common Stock on the New York Stock Exchange for each of the 20 consecutive trading days ending with and including the second trading day prior to the closing of the Merger; provided that if the Average Price is greater than or equal to $72.86, then the Exchange Ratio shall be 0.0892 shares of Acquiror Common Stock for each share Company Common Stock and if the Average Price is less than or equal to $53.86, then the Exchange Ratio shall be 0.1207 shares of Acquiror Common Stock for each share of Company Common Stock.
      In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the

Company and the Acquiror that we have reviewed, the managements of the Company and the Acquiror have advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. We have assumed, with your consent, that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than Excluded Persons, of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.
      We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Company, the Acquiror, the private investment firms whose affiliates are stockholders of the Company, and their respective affiliates, unrelated to the proposed Merger, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies. In addition, funds managed or advised by us or one or more of our affiliates have investments in funds managed or advised by affiliates of certain stockholders of the Company, including Kelso Investment Associates IV, L.P.
      It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Persons.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Credit Suisse Securities (USA) LLC

Managing Director

ANNEX D
January 17, 2006
Board of Directors
Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262
Gentlemen:
The Board of Directors of Earle M. Jorgensen Company (“EMJ”) has engaged Duff & Phelps Securities, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) in connection with a proposed transaction (“Proposed Transaction”), which is described below. Specifically, Duff & Phelps has been asked to provide its opinion as to the fairness of the Proposed Transaction to the shareholders of EMJ, other than Reliance Steel & Aluminum Co. and its subsidiaries, Kelso Investment Associates, L.P., Kelso Equity Partners, L.P., KIA III-Earle M. Jorgensen, L.P., Kelso Investment Associates IV, L.P., and their respective affiliates (collectively, the “Excluded Persons”), from a financial point of view (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).
Description of the Proposed Transaction
Based on our review of the draft Agreement and Plan of Merger (“Merger Agreement”), dated January 16, 2006, it is Duff & Phelps’ understanding that the Proposed Transaction entails the merger of EMJ with and into a wholly owned subsidiary (“Merger Sub”) of Reliance Steel and Aluminum Co. (“Reliance”) on the following terms:

•	At the effective time of the Proposed Transaction (the “Effective Time”), the separate corporate existence of the EMJ will cease and the Merger Sub will continue as the surviving entity, and succeed to and assume all of the rights and obligations of EMJ.

•	Each outstanding share of EMJ common stock will be cancelled and converted into the right to receive a combination of $6.50 in cash and a fraction of a share of Reliance common stock (the “Stock Consideration”).

Board of Directors
Earle M. Jorgensen Company
January 17, 2006

•	With respect to the Stock Consideration, the merger exchange ratio will depend upon the average of the daily closing price for Reliance common stock for each of the 20 consecutive trading days ending with and including the second trading day prior to the Effective Time (the “Average Parent Stock Price”). The merger exchange ratio will be calculated as follows:

•	If the Average Parent Stock Price is less than $72.86 (the “Upper Limit”), but greater than $53.86 (the “Lower Limit”), then the merger exchange ratio will be calculated by dividing $6.50 by the Average Parent Stock Price.

•	If the Average Parent Stock Price is equal to or greater than the Upper Limit, then the merger exchange ratio will be calculated by dividing $6.50 by the Upper Limit.

•	If the Average Parent Stock Price is equal to or less than the Lower Limit, then the merger exchange ratio will be calculated by dividing $6.50 by the Lower Limit.

•	Each outstanding EMJ stock option granted pursuant to the Earle M. Jorgensen Company 2004 Stock Incentive Plan will be converted into an option to purchase common stock of Reliance, subject to adjustments in exercise price and number of shares.

•	Each outstanding EMJ stock option granted pursuant to the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan will be converted into the right to receive a cash payment equal to: (1) the difference between $13.00 and the exercise price of such option, multiplied by (2) the number of shares of EMJ common stock subject to such option.

•	With respect to EMJ’s outstanding obligation to contribute 723,109 shares of its common stock to its retirement savings plan, Reliance will guarantee such obligation, but will substitute its own common stock for EMJ’s in fulfilling the obligation, subject to adjustment in the number of shares contributed to reflect the merger exchange ratio.
Scope of Analysis
      In connection with this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

•	Attended a due diligence meeting with individuals from:

•	EMJ and Reliance management

•	Katten Muchin Rosenman LLP, legal counsel to EMJ

•	Credit Suisse First Boston (“CSFB”), financial advisor to EMJ

•	UBS, financial advisor to Reliance

Board of Directors
Earle M. Jorgensen Company
January 17, 2006

•	Held additional discussions with management of EMJ.

•	Reviewed the draft Agreement and Plan of Merger, dated January 16, 2006.

•	Reviewed the Voting Agreement, dated January 13, 2006.

•	Reviewed EMJ’s financial statements and projections, including:

•	Annual reports on Form 10-K for the fiscal years ended March 31, 2002 through 2005

•	Quarterly reports on Form 10-Q for the six-month periods ended September 29, 2004 and September 28, 2005

•	Internal financial reports for the eight months ended November 30, 2005

•	Financial projections prepared by EMJ management the fiscal years ended March 31, 2006 through 2011

•	Reviewed Reliance’s financial statements and projections, including:

•	Annual reports on Form 10-K for the fiscal years ended December 31, 2002 through 2004

•	Quarterly reports on Form 10-Q for the nine-month periods ended September 30, 2004 and 2005

•	Financial projections prepared by Reliance management for the fiscal years ended December 31, 2005 through 2008

•	Reviewed other financial and operating data for EMJ and Reliance.

•	Reviewed and analyzed market trading prices and indicated valuation metrics for EMJ and Reliance.

•	Reviewed and analyzed market trading prices and indicated valuation metrics for comparable public companies.

•	Reviewed and analyzed valuation metrics and premiums paid in comparable merger transactions.

•	Reviewed other operating, financial and legal information regarding EMJ and Reliance.

•	Reviewed pertinent economic and industry information.

•	Reviewed and prepared other studies, analyses and investigations as we deemed appropriate.
Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and

Board of Directors
Earle M. Jorgensen Company
January 17, 2006

with respect to merger and acquisition transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of EMJ’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a credit rating, solvency opinion, an analysis of EMJ’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including EMJ and Reliance management, and did not attempt to independently verify such information, (2) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (3) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ Opinion further assumes that information supplied and representations made by EMJ and Reliance management are substantially accurate regarding EMJ, Reliance and the Proposed Transaction. Neither EMJ’s management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.
In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement that was provided for our review.
The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors of EMJ, and may not translate to any other purposes.
To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.
Duff & Phelps has prepared this Opinion effective as of January 17, 2006. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise

Board of Directors
Earle M. Jorgensen Company
January 17, 2006

any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
This letter should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.
It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without Duff & Phelps’ prior written consent, except as noted in the following paragraph. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. Notwithstanding the foregoing, Duff & Phelps expressly acknowledges that the members of EMJ’s Board of Directors may rely upon this Opinion as one of the factors they considered in evaluating the Proposed Transaction.
This Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of EMJ in connection with the Proposed Transaction or required by law or regulation to be filed with the SEC, and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Opinion may not be quoted or referred to, in whole or in part, in any written document.
Conclusion
Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of the date of this letter, the Proposed Transaction is fair to the Company’s shareholders, other than the Excluded Persons, from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).
Respectfully submitted,

ANNEX E
DELAWARE GENERAL CORPORATION LAW
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
§ 262 Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

A. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

B. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

C. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs A. and B. of this paragraph; or

D. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs A., B. and C. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
      In Article IV of the Restated Articles of Incorporation of the Registrant, the Registrant has eliminated to the fullest extent permitted under California law the liability of directors of the Registrant for monetary damages. Additionally, the Registrant is authorized to indemnify its agents as defined in Section 317 of the California General Corporation Law for breaches of their duties to the Registrant and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted under Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. Section 5.11 of the Registrant’s Bylaws provides that the Registrant shall indemnify each of its agents against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by such person by reason of such person having been made or having been threatened to be made a party to a proceeding to the fullest extent permissible by the provisions of Section 317 of the California General Corporation Law, as amended from time to time, and that the Registrant shall advance the expenses reasonably expected to be incurred in defending any such proceeding, upon receipt of the undertaking required by Section 317(f).
      Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors and (vii) for improper distributions and stock dividends, loans and guaranties. The provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.
      Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (i) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (ii) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.
      Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its articles of incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.
      In addition to the provisions of the Restated Articles of Incorporation and Bylaws of the Registrant, the Registrant has entered into indemnification agreements with all of its present and former directors and officers, to indemnify these persons against liabilities arising from third party proceedings, or from proceedings by or in the right of the Registrant, to the fullest extent permitted by law. Additionally, the Registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.
      At present, there is no pending litigation or proceeding involving a director, officer or employee of Registrant pursuant to which indemnification is sought, nor is Registrant aware of any threatened litigation that may result in claims for indemnification. Section 317 of the California General Corporation Law and the Registrant’s Bylaws provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
      (a) Exhibits. The following exhibits are filed with this Registration Statement or incorporated by reference herein:

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of January 17, 2006, among Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Earle M. Jorgensen Company (attached to this proxy statement/prospectus as Annex A and incorporated herein by reference)

3.1	Restated Articles of Incorporation of Reliance Steel & Aluminum Co.(1)

3.2	Restated and Amended Bylaws of Reliance Steel & Aluminum Co.(1)

4.1	Registration Rights Agreement, dated as of January 17, 2006, among Reliance Steel & Aluminum Co. and each of the stockholders of Earle M. Jorgensen Company named therein (incorporated by reference to the Form 8-K filed by Reliance Steel & Aluminum Co. on January 19, 2006 (included as Exhibit 2.3 therein))

5.1	Opinion of Lord, Bissell & Brook LLP regarding the validity of the securities being registered in this registration statement

8.1	Form of Opinion of Lord, Bissell & Brook LLP concerning tax matters (including consent)

8.2	Form of Opinion of Katten Muchin Rosenman LLP concerning tax matters (including consent)

10.1	Voting Agreement, dated as of January 17, 2006, among Reliance Steel & Aluminum Co. and each of the stockholders of Earle M. Jorgensen Company named therein (attached to this proxy statement/prospectus as Annex B and incorporated herein by reference)

21.1	Subsidiaries of Reliance Steel and Aluminum Co.

Exhibit	Description

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Reliance Steel & Aluminum Co.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Earle M. Jorgensen Company

23.3	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.1)

23.4	Consent of Lord, Bissell & Brook LLP (included in Exhibit 8.1)*

23.5	Consent of Katten Muchin Rosenman LLP (included in Exhibit 8.2)*

24.1	Power of Attorney (included on signature page of this proxy statement/prospectus)

99.1	Form of Earle M. Jorgensen Company Proxy Card

99.2	Form of Earle M. Jorgensen Company Proxy Voting Instruction Card for Common Stock Held in the Earle M. Jorgensen Retirement Savings Plan

99.3	Consent of Credit Suisse Securities (USA) LLC

99.4	Consent of Duff & Phelps Securities, LLP (included in Annex D to this proxy statement/ prospectus and incorporated herein by reference)

(1)	Incorporated by reference from Exhibits 3.1 and 3.2 to Reliance Steel & Aluminum Co.’s Registration Statement on Form S-1, as amended, originally filed on May 25, 1994 as Commission File No. 33-79318.

*	To be filed by amendment.

Item 22.	UNDERTAKINGS
      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information continued in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on February 6, 2006.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ David H. Hannah

David H. Hannah
Chief Executive Officer
POWER OF ATTORNEY
      The officers and directors of Reliance Steel & Aluminum Co. whose signatures appear below hereby constitute and appoint David H. Hannah and Karla Lewis, or either of them, to act severally as attorneys-in-fact and agents, with power of substitution and resubstitution, for each of them in any and all capacities, to sign any amendments to this report and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David H. Hannah David H. Hannah	Chief Executive Officer (Principal Executive Officer); Director	February 6, 2006

/s/ Gregg J. Mollins Gregg J. Mollins	President and Chief Operating Officer; Director	February 6, 2006

/s/ Karla Lewis Karla Lewis	Executive Vice President and Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	February 6, 2006

/s/ Joe D. Crider Joe D. Crider	Chairman of the Board; Director	February 6, 2006

/s/ Thomas W. Gimbel Thomas W. Gimbel	Director	February 6, 2006

/s/ Douglas M. Hayes Douglas M. Hayes	Director	February 6, 2006

/s/ Franklin R. Johnson Franklin R. Johnson	Director	February 6, 2006

Signatures	Title	Date

/s/ Mark V. Kaminski Mark V. Kaminski	Director	February 6, 2006

/s/ Richard J. Slater Richard J. Slater	Director	February 6, 2006

/s/ Leslie A. Waite Leslie A. Waite	Director	February 6, 2006